Filed Pursuant to Rule 424(b)(4)
Registration No. 333-223722
Registration No. 333-224245

11,000,000 Shares

Class A Common Stock

This is the initial public offering of shares of Class A common stock of Zuora, Inc.

We are offering 11,000,000 shares of our Class A common stock.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 98.8% of the voting power of our outstanding capital stock immediately following the completion of this offering, with our directors, executive officers, and 5% stockholders, and their respective affiliates, holding approximately 57.8%, assuming in each case no exercise of the underwriters’ option to purchase additional shares.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price per share is $14.00. We have been approved to list our Class A common stock on the New York Stock Exchange under the symbol “ZUO.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

See the section titled “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$14.00	$154,000,000
Underwriting discounts(1)	$0.98	$10,780,000
Proceeds, before expenses, to Zuora	$13.02	$143,220,000

(1)	See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

To the extent that the underwriters sell more than 11,000,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 1,650,000 shares from us at the initial public offering price, less the underwriting discounts and commissions.

Certain entities affiliated with Azim Premji, an affiliate of an existing stockholder, have indicated an interest in purchasing an aggregate of up to $12.0 million in shares of our Class A common stock in this offering at the initial public offering price per share. Because these indications of interest are not binding agreements or commitments to purchase, such entities may determine to purchase more, less, or no shares in this offering, or the underwriters may determine to sell more, less, or no shares to such entities. The underwriters will receive the same discount from any shares of Class A common stock sold to such entities as they will from any other shares of Class A common stock sold to the public in this offering. Any shares purchased by such entities will be subject to lock-up restrictions described in the section titled “Shares Eligible for Future Sale.”

The underwriters expect to deliver the shares against payment in New York, New York on April 16, 2018.

Goldman Sachs & Co. LLC	Morgan Stanley	Allen & Company LLC	Jefferies

Canaccord Genuity	Needham & Company

Prospectus dated April 11, 2018.

WELCOME TO THE SUBSCRIPTION ECONOMY zuora

THIS IS THE 21ST CENTURY. WE’RE ALL IN THE RELATIONSHIP BUSINESS. zuora

Through and including May 6, 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before deciding to invest in shares of our Class A common stock, you should read this summary together with the more detailed information, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Special Note Regarding Forward-Looking Statements,” and our consolidated financial statements and the accompanying notes, provided elsewhere in this prospectus. Unless the context indicates otherwise, the terms “Zuora,” “the Company,” “we,” “us,” and “our” refer to Zuora, Inc., together with its consolidated subsidiaries, unless otherwise noted. See the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2016, 2017, and 2018 are referred to herein as fiscal 2016, fiscal 2017, and fiscal 2018, respectively.

ZUORA, INC.

Zuora’s Vision and Mission

We provide cloud-based software on a subscription basis that enables any company in any industry to successfully launch, manage, and transform into a subscription business.

Our vision is simple. We call it “The World Subscribed,” and it’s the idea that one day every company will be a part of the Subscription Economy.

Our mission is to enable all companies to be successful in the Subscription Economy.

Overview

For at least the last hundred years, companies have operated primarily under a product-centric business model, where the goal was to make, ship, and sell more units—more cars, more clothes, more computers.

Today, consumers and businesses are realizing that they no longer have to always buy products. Why buy a DVD, CD, movie, or song when you can subscribe to streaming video and music services? Why buy software or hardware when you can subscribe to software-as-a-service or cloud computing services? Why buy a car when you can subscribe to ride-sharing services?

Ten years ago, we coined the term “Subscription Economy” to describe this new world. We foresaw a new business landscape in which traditional product or service companies shift toward subscription business models. Our vision redefines subscriptions in a broader context than a simple monthly fee. Our vision reflects the wide range of business models in the Subscription Economy, where products and services can be priced based on usage, consumption, and outcomes, and the value of a company’s relationships with its customers is critical. Forrester Research has defined this as “The Age of the Customer,” a 20-year business cycle in which the most successful enterprises will reinvent themselves to systematically understand and serve increasingly powerful customers. This shift started with software, but it is spreading to many other industries that affect our lives, including media and entertainment, transportation, publishing, industrial goods, and retail.

This shift in business models is creating a unique opportunity to disrupt the current enterprise software landscape. Traditional enterprise resource planning, or ERP, systems were built in the 1970s for product-based businesses, and these product-centric architectures do not adequately support the new requirements that companies face in the Subscription Economy. This new Subscription Economy requires different systems for managing the dynamic nature of ongoing relationships with subscribers.

We believe we are well-positioned to capitalize on this shift in business models and have spent the last ten years building and selling a leading and differentiated solution, and enhancing our proprietary deployment methodology and business model.

Architected specifically for dynamic, recurring subscription business models, our solution functions as an intelligent subscription management hub that automates and orchestrates the entire subscription order-to-cash process, including billing and revenue recognition. Our cloud-based software solution is the new system of record for subscription businesses.

We currently serve more than 950 customers in over 30 different countries across most industries, including 15 of the Fortune 100 as of January 31, 2018. Unsurprisingly, customers pay for our platform under a subscription-based model, and this model allows us to grow as the Subscription Economy grows. For fiscal 2016, fiscal 2017, and fiscal 2018, our total revenue was $92.2 million, $113.0 million, and $167.9 million, respectively. We have made significant investments to grow our business, including in sales and marketing, infrastructure, operations, and headcount. As a result, we incurred net losses for fiscal 2016, fiscal 2017, and fiscal 2018 of $48.2 million, $39.1 million, and $47.2 million, respectively.

Industry Background

Digital Technologies Have Changed the Consumption Preferences of Both Consumers and Businesses

Today, consumers and businesses function in a digital world, a world of cloud and mobile technologies, internet-enabled commerce, big data, and connected devices comprising the “Internet of Things,” or IoT. This new world has irreversibly changed consumer expectations. They want freedom: freedom to access products and services on their own terms—where, when, and how they want. They increasingly value access over ownership and care more about outcomes and experiences as opposed to simply product specifications or features.

Businesses are Realizing the Benefits of Subscription Business Models

These expectations and the proliferation of new digital services and markets are leading to increased demand in “as-a-service,” or subscription, business models. Businesses can benefit from the many strategic advantages in adopting subscription business models, including:

•	New revenue streams and new growth opportunities;

•	Better data-driven decisions;

•	Improved revenue predictability; and

•	Increased customer lifetime value.

This New Subscription Economy is Transforming Major Industries

In industry after industry, new disruptors are using subscription business models to upend traditional industry dynamics. Established businesses are realizing they need to innovate or risk being disrupted. As incumbents discover new ways of generating revenue from their existing assets and customers, it is becoming increasingly clear that much of their future growth can come from subscriptions.

The Subscription Economy Index, or SEI, our study of long-term Zuora customers, indicates that total amounts invoiced for subscription-based products and services by customers that were invoicing through our platform for at least ten quarters grew at an average annual rate of 17.6% for the period from January 1, 2012 to September 30, 2017. The SEI includes customers that have been invoicing through our Zuora Central Platform for at least ten quarters, except customers that are in the process of importing data from another billing system or migrating off of our platform. As of October 1, 2017, 304 customers had been invoicing through our Zuora Central Platform for at least ten quarters and were not in the process of importing data from another billing system or migrating off of our platform, and 300 of those customers were included in the November 2017 SEI. We excluded four customers that were otherwise eligible for inclusion in the SEI for various reasons including non-standard implementations or due to unusual billing or usage patterns. The SEI does not include Zuora RevPro customers. For a discussion of the methodology used in preparing the SEI, see the section titled “Industry and Market Data.”

The Subscription Economy Represents a Once-in-a-Century Shift in How Businesses Operate

We believe we are still in the early stages of the Subscription Economy, with an inevitable multi-industry and multi-decade global shift toward subscription business models.

To be successful in the Subscription Economy, businesses need to change their mindsets from one-time product sales to earning and maintaining long-term customer relationships. To deliver on the promise of the Subscription Economy, businesses need freedom from old technologies and business models of the product-centric era.

New Requirements and the Limitations of Traditional Approaches

Requirements for Success in the Subscription Economy

Orienting businesses around the subscriber and maintaining an ongoing relationship with subscribers are prerequisites for success with subscription business models. To succeed in this new environment, businesses must:

•	Offer recurring or consumption-based pricing models;

•	Offer seamless customer experiences;

•	Quickly adapt operations;

•	Track subscriber lifecycles; and

•	Access and react to subscription metrics.

Limitations of Traditional ERP Systems and In-House Custom Built Systems

Traditional ERP systems were not specifically designed to meet the needs of successful subscription business models in the digital era. They were built for the product era and designed to support linear, order-based, sequential, and one-time transactions that focus on selling and shipping products to customers and accounting for those transactions.

To meet the needs of the Subscription Economy, ERP systems would need to be completely re-architected. Simply adding customizations to ERP systems does not adequately solve for the growing complexities of the Subscription Economy.

Similarly, in-house custom built systems usually require a significant amount of engineering and IT resources to build and maintain and frequently prove to be inadequate as companies seek to expand their offerings and operations.

Market Opportunity

We believe the global, multi-decade shift across industries toward the Subscription Economy is creating a significant opportunity for subscription management systems.

The market size for our current core cloud-based billing and revenue recognition products was nearly $2.0 billion in 2017 and is expected to be $9.1 billion by 2022, growing at a 35% CAGR, according to MGI Research. Additionally, Gartner estimates that spending on ERP software is expected to reach $40.6 billion by 2021. As ERP systems cannot fully address the needs of companies in the Subscription Economy, we believe we are well-positioned to take a share of this spend as the Subscription Economy continues to grow.

Solution

Our solution functions as an intelligent subscription management hub that automates and orchestrates the entire subscription order-to-cash process. Our cloud-based software solution is the new system of record for subscription businesses. Zuora offers businesses the ability to meet the constantly-evolving needs of their subscribers, capitalize on new revenue opportunities, and accelerate business growth.

We have developed a deployment methodology designed to ensure that our customers can successfully acquire and nurture their subscribers by offering a flexible pricing model and automated billing, streamlined collection, and efficient accounting features.

Benefits

•	Reduce Time to Market. Our solution significantly reduces the time required to go-to-market with new subscription offerings and to iterate on the pricing and packaging of existing offerings, enabling businesses to quickly react without having to re-code or re-engineer back office systems.

•	Increase Operational Efficiencies. In the Subscription Economy, customers regularly make changes to their subscriptions. Zuora automates these processes and reduces the impact of such changes on businesses.

•	Free Up IT and Engineering Resources. Our cloud-based solution reduces both system complexity and costs. With Zuora, engineering and IT departments no longer need to build in-house custom systems or customizations for their ERP systems to keep up with market changes, ongoing customer demands, and new order-to-cash processes.

•	Establish a Single System of Record. Zuora captures financial and operational data, enabling subscription businesses to have a single system of record rather than having to reconcile data from multiple systems.

•	Make Customer Data-Driven Decisions. Because our solution serves as a single source of data and information for subscribers, companies use Zuora to gain insights into customer behavior. This helps them understand their subscribers better, predict upsell opportunities, and increase customer retention.

•	Access Growing Ecosystem of Order-to-Cash Partners. Our solution has over 50 pre-built connectors to various order-to-cash partners, including payment gateways, tax vendors, general ledgers, and customer relationship management, or CRM, systems.

•	Support Rapid International Expansion. With over 26 pre-built payment gateways, over 150 supported currencies, and over 20 supported payment methods, our solution enables companies to quickly expand internationally.

Competitive Strengths

We believe the following competitive advantages enable us to maintain and extend our leadership as the system of record for companies in the Subscription Economy:

•	Proven track record with more than 950 customers as of January 31, 2018 and 99.95% average annual uptime, which includes scheduled downtime, over the last several years;

•	Comprehensive solution built specifically to handle the complexities of subscription business models;

•	Flexible technology with a broad range of customers and use cases;

•	Mission-critical system that is difficult to replace;

•	Accelerated pace of innovation with ten years of development experience;

•	Deep domain expertise across a broad range of subscription business models;

•	Proprietary deployment methodology; and

•	Growing subscription economy ecosystem with 80 applications and a broad network of partners and integrators.

Growth Strategies

Key elements of our growth strategies include:

•	New Customer Acquisition. As the Subscription Economy evolves, we intend to capitalize on our leadership and acquire new customers in current and future markets.

•	Expand Relationships with Existing Customers. Once we acquire a customer, we intend to expand our footprint and drive sustainable growth in multiple ways, such as increasing transaction volume and upsells and cross-sells with additional products.

•	Enter New Vertical Markets. We currently have a strong position in four key markets—technology, media and telecommunications, manufacturing, and industrial and consumer IoT—and intend to expand to additional vertical markets.

•	Expand our Global Footprint. As adoption of the Subscription Economy evolves throughout the world, we intend to expand into new geographies where we see future expansion opportunities.

•	Leverage Global Systems Integrators to Accelerate our Growth. We intend to work with large global systems integrators, or GSIs, and leverage their role in advocating for transformation to subscription business models.

•	Launch New Products and Extend our Technology Lead. As we grow and evolve with our customers, we intend to continue to develop additional products and enhance our current offerings.

•	Optimize Pricing and Packaging. We intend to optimize and enhance pricing and packaging to align the value customers realize from our products with the revenue we receive.

Selected Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary. Some of these risks include:

•	We have a history of net losses and may not achieve or sustain profitability;

•	If the shift by companies to subscription business models develops slower than we expect, our growth may slow or stall, and our operating results could be adversely affected;

•	We have experienced rapid growth in recent periods and we may not be able to sustain or manage any future growth effectively;

•	If our security measures are breached or if our products are perceived as not being secure, customers may reduce the use of or stop using our products, and we may incur significant liabilities;

•	Our success depends in large part on a limited number of products, and our business will suffer if these products fail to gain, or lose, market acceptance;

•	If we are unable to attract new customers and expand sales to existing customers, our revenue growth could be slower than we expect and our business may be adversely affected;

•	Our operating results may fluctuate from quarter to quarter, which makes our future results difficult to predict;

•	A customer’s failure to deploy our solution after it enters into a subscription agreement with us, or the incorrect or improper deployment or use of our solution, could result in customer dissatisfaction and negatively affect our business, operating results, financial condition, and growth prospects;

•	If we are not able to develop and release new products and services, our business could be adversely affected;

•	Our business depends largely on our ability to attract and retain talented employees, including senior management;

•	The market in which we participate is competitive, and if we do not compete effectively our operating results could be harmed; and

•	The dual class structure of our common stock will have the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of this offering, including our directors, executive officers, and 5% stockholders.

Corporate Information

We were incorporated in the State of Delaware in September 2006. Our principal executive offices are located at 3050 South Delaware Street, Suite 301, San Mateo, California 94403 and our telephone number is (800) 425-1281. Our website address is www.zuora.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.

Zuora, the Zuora logo, Subscription Economy, The World Subscribed, Zuora Central Platform, Zuora Billing, Zuora RevPro, Zuora CPQ, Zuora Insights, Zuora Collect, Zuora Connect Marketplace, and other registered or common law trade names, trademarks, or service marks of Zuora appearing in this prospectus are the property of Zuora. This prospectus contains additional trade names, trademarks, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor, to these trademarks and tradenames.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board, or PCAOB, may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements;

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements; and

•	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our Class A common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

The Offering

Class A common stock offered	11,000,000 shares

Option to purchase additional shares of Class A common stock offered	1,650,000 shares

Class A common stock to be outstanding after this offering	11,000,000 shares (12,650,000 shares if the option to purchase additional shares is exercised in full)

Class B common stock to be outstanding after this offering	92,508,222 shares

Total Class A and Class B common stock to be outstanding after this offering	103,508,222 shares (105,158,222 shares if the option to purchase additional shares is exercised in full)

Use of proceeds	We intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes. We also may use a portion of the net proceeds from this offering to make strategic acquisitions or investments. See the section titled “Use of Proceeds” for additional information.

Voting rights

Shares of Class A common stock are entitled to one vote per share. Shares of Class B common stock are entitled to ten votes per share.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our restated certificate of incorporation. Following the completion of this offering, each share of our Class B common stock will be convertible into one share of our Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the outstanding shares of Class B common stock, (ii) ten years from the closing of this offering, and (iii) the date the shares of Class B common stock cease to represent at least 5% of all outstanding shares of our common stock.

The holders of our outstanding Class B common stock will hold 98.8% of the voting power of our outstanding capital stock following this offering, with our directors, executive officers, and 5% stockholders and their respective affiliates holding 57.8% in the aggregate. These holders will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Directed share program	At our request, the underwriters have reserved up to 550,000 shares of our Class A common stock being offered by this prospectus for sale at the initial public offering price per share to certain customers and partners, as well as friends and family members of our executive officers and certain members of senior management. None of our directors, executive officers, or employees will purchase shares in the directed share program. The sales will be made by Morgan Stanley & Co. LLC, an underwriter in this offering, through a directed share program. We do not know if these parties will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Shares sold through the directed share program will not be subject to lock-up restrictions. See the section titled “Underwriting” for additional information.

Proposed purchase by affiliates of current stockholder

Certain entities affiliated with Azim Premji, an affiliate of an existing stockholder, have indicated an interest in purchasing an aggregate of up to $12.0 million in shares of our Class A common stock in this offering at the initial public offering price per share. Because these indications of interest are not binding agreements or commitments to purchase, such entities may determine to purchase more, less, or no shares in this offering, or the underwriters may determine to sell more, less, or no shares to such entities. The underwriters will receive the same discount from any shares of Class A common stock sold to such entities as they will from any other shares of Class A common stock sold to the public in this offering. Any shares purchased by such entities will be subject to lock-up restrictions described in the section titled “Shares Eligible for Future Sale.”

New York Stock Exchange symbol	“ZUO”

The number of shares of our Class A and Class B common stock to be outstanding after this offering is based upon no shares of our Class A common stock outstanding and 92,508,222 shares of our Class B common stock outstanding, in each case, as of January 31, 2018, and does not include:

•	15,401,438 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of January 31, 2018, with a weighted-average exercise price of $3.56 per share;

•	834,091 shares of our Class B common stock issuable upon the vesting of restricted stock units, or RSUs, outstanding as of January 31, 2018;

•	3,549,762 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock granted after January 31, 2018, with an exercise price of $7.94 per share; and

•	7,610,787 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of (i) 60,787 shares of our Class B common stock reserved for future issuance under our 2015 Equity Incentive Plan, or the 2015 Plan, as of January 31, 2018 (which number of shares is prior to the options to purchase shares of our Class B common stock granted after January 31, 2018 and an increase of 6,950,000 shares of our Class B common stock reserved for future issuance under our 2015 Plan after January 31, 2018), (ii) 5,150,000 shares of our Class A common stock reserved for future issuance under our 2018 Equity Incentive Plan, or the 2018 Plan, which became effective on the date immediately prior to the date of this prospectus, and (iii) 2,400,000 shares of our Class A common stock reserved for issuance under our 2018 Employee Stock Purchase Plan, or the 2018 ESPP, which became effective on the date of this prospectus.

On the date immediately prior to the date of this prospectus, the remaining shares available for issuance under our 2015 Plan were added to the shares of our Class A common stock reserved for issuance under our 2018 Plan, and we ceased granting awards under the 2015 Plan. Our 2018 Plan and 2018 ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit Plans” for additional information.

Except as otherwise indicated, all information in this prospectus assumes:

•	the amendment to our restated certificate of incorporation to redesignate our outstanding common stock as Class B common stock and create a new class of Class A common stock to be offered and sold in this offering;

•	the automatic conversion and reclassification of all outstanding shares of our convertible preferred stock as of January 31, 2018 into 61,983,995 shares of our Class B common stock in connection with the completion of this offering;

•	a 2-to-1 reverse stock split of our outstanding capital stock, that was effected in March 2018;

•	the filing and effectiveness of our restated certificate of incorporation and the effectiveness of our restated bylaws, each of which will occur immediately prior to the completion of this offering;

•	no exercise of outstanding stock options or settlement of outstanding RSUs after January 31, 2018; and

•	no exercise by the underwriters of their option to purchase up to an additional 1,650,000 shares of our Class A common stock in this offering.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data. We derived our summary consolidated statements of comprehensive loss for fiscal 2016, fiscal 2017, and fiscal 2018 and our summary consolidated balance sheet data as of January 31, 2018 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. You should read the following summary consolidated financial data in conjunction with the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the accompanying notes, and other financial information included elsewhere in this prospectus. Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2016, 2017, and 2018 are referred to herein as fiscal 2016, fiscal 2017, and fiscal 2018, respectively.

	Fiscal Year Ended January 31,
	2016	2017	2018
	(in thousands, except per share data)
Consolidated Statements of Comprehensive Loss:
Revenue:
Subscription	$68,228	$89,836	$120,373
Professional services	23,956	23,172	47,553

Total revenue	92,184	113,008	167,926

Cost of revenue:
Subscription(1)	17,820	22,840	31,077
Professional services(1)	25,540	25,322	48,829

Total cost of revenue	43,360	48,162	79,906

Gross profit	48,824	64,846	88,020

Operating expenses:
Research and development(1)	20,485	26,355	38,639
Sales and marketing(1)	64,508	62,384	73,087
General and administrative(1)	11,979	15,140	22,572

Total operating expenses	96,972	103,879	134,298

Loss from operations	(48,148)	(39,033)	(46,278)
Interest and other (expense) income, net	(528)	219	252

Loss before income taxes	(48,676)	(38,814)	(46,026)
Income tax benefit (provision)	469	(284)	(1,129)

Net loss	(48,207)	(39,098)	(47,155)

Comprehensive loss:
Foreign currency translation adjustment	(191)	(470)	960

Comprehensive loss	$(48,398)	$(39,568)	$(46,195)

Net loss per share attributable to common stockholders, basic and diluted(2)	$(2.14)	$(1.64)	$(1.78)

Weighted-average shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted(2)	22,497	23,891	26,563

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(2)			$(0.53)

Pro forma weighted-average shares outstanding used in calculating pro forma net loss per share, basic and diluted (unaudited)(2)			88,547

(1)	Includes stock-based compensation expense as follows:

	Fiscal Year Ended January 31,
	2016	2017	2018
	(in thousands)
Cost of revenue:
Subscription	$235	$326	$747
Professional services	566	583	2,121
Research and development	827	1,126	2,292
Sales and marketing	1,536	1,577	2,717
General and administrative	497	771	1,113

Total	$3,661	$4,383	$8,990

(2)	See notes 1 and 14 of the notes to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net loss per share attributable to common stockholders, basic and diluted, and pro forma net loss per share attributable to common stockholders, basic and diluted.

	As of January 31, 2018
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$48,208	$48,208	$187,771
Working capital (deficit)	(7,536)	(7,536)	129,527
Total assets	155,366	155,366	292,429
Deferred revenue, current portion	66,058	66,058	66,058
Total debt	14,969	14,969	14,969
Convertible preferred stock	6	—	—
Total stockholders’ equity	26,666	26,666	165,586

(1)	The pro forma column reflects the automatic conversion of all outstanding shares of our convertible preferred stock as of January 31, 2018 into 61,983,995 shares of our Class B common stock in connection with this offering.
(2)	The pro forma as adjusted column reflects the items described in footnote (1) and (i) the sale by us of 11,000,000 shares of our Class A common stock in this offering at the initial public offering price of $14.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses, net of $0.6 million of offering costs paid as of January 31, 2018, and (ii) the reclassification of $2.5 million of deferred offering costs recorded in prepaid expenses and other current assets on the consolidated balance sheet to additional paid-in capital.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus before deciding whether to invest in shares of our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business. If any of the following risks occur, our business, financial condition, operating results, and future prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We have a history of net losses, anticipate increasing our operating expenses in the future, and may not achieve or sustain profitability.

We have incurred net losses in each fiscal year since inception, including net losses of $48.2 million, $39.1 million, and $47.2 million in fiscal 2016, fiscal 2017, and fiscal 2018, respectively, and we expect to incur net losses for the foreseeable future. As of January 31, 2018, we had an accumulated deficit of $258.7 million. We expect to make significant future expenditures related to the development and expansion of our business, including increasing our overall customer base, expanding relationships with existing customers, entering new vertical markets, expanding our global footprint, leveraging GSIs to accelerate our growth, optimizing pricing and packaging, and expanding our operations and infrastructure, both domestically and internationally, and in connection with legal, accounting, and other administrative expenses related to operating as a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than these increases in our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability.

If the shift by companies to subscription business models, including consumer adoption of products and services that are provided through such models, and, in particular, the market for subscription management software, develops slower than we expect, our growth may slow or stall, and our operating results could be adversely affected.

Our success depends on companies shifting to subscription business models and consumers choosing to consume products and services through such models. Many companies may be unwilling or unable to offer their solutions using a subscription business model, especially if they do not believe that the consumers of their products and services would be receptive to such offerings. Our success will also depend, to a large extent, on the willingness of medium and large businesses that have adopted subscription business models utilizing cloud-based products and services to manage billings and financial accounting relating to their subscriptions. The adoption of these models is still relatively new, and enterprises may not choose to shift their business model or, if they do, they may decide that they do not need a solution that offers the range of functionalities that we offer. Many companies have invested substantial effort and financial resources to develop custom-built applications or integrate traditional enterprise software into their businesses as they shift to subscription or subscription business models and may be reluctant or unwilling to switch to different applications. Accordingly, it is difficult to predict customer adoption rates and demand for our solution, the future growth rate and size of the market for subscription management software, or the entry of competitive solutions. Factors that may affect market acceptance of our solution include:

•	the number of companies shifting to subscription business models;

•	the number of consumers and businesses adopting new, flexible ways to consume products and services;

•	the security capabilities, reliability, and availability of cloud-based services;

•	customer concerns with entrusting a third party to store and manage their data, especially transaction-critical, confidential, or sensitive data;

•	our ability to minimize the time and resources required to deploy our solution;

•	our ability to maintain high levels of customer satisfaction;

•	our ability to deploy upgrades and other changes to our solution without disruption to our customers;

•	the level of customization or configuration we offer; and

•	the price, performance, and availability of competing products and services.

The markets for subscription products and services and for subscription management software may not develop further or may develop slower than we expect. If companies do not shift to subscription business models and subscription management software does not achieve widespread adoption, or if there is a reduction in demand for subscription products and services or subscription management software caused by technological challenges, weakening economic conditions, security or privacy concerns, decreases in corporate spending, a lack of customer acceptance, or otherwise, our business could be materially and adversely affected. In addition, our subscription agreements with our customers generally provide for a minimum subscription platform fee and usage-based fees, which depend on the total dollar amount that is invoiced or managed on our solution. Because a portion of our revenue depends on the volume of transactions that our customers process through our solution, if our customers do not adopt our solution throughout their business, if their businesses decline or fail, or if they are unable to successfully shift to subscription business models, our revenue could decline and our operation results could be adversely impacted.

We have experienced rapid growth and expect to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, then our business, operating results, and financial condition could be adversely affected.

We have experienced rapid growth in recent periods. For example, the number of our employees has grown from 583 as of January 31, 2017 to 933 as of January 31, 2018. In May 2017, we acquired Leeyo Software, Inc., or Leeyo, which had significant operations in the United States and India. The growth and expansion of our business has placed and continues to place a significant strain on our management, operations, financial infrastructure, and corporate culture. In the event of further growth of our operations or in the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations.

To manage growth in our operations and personnel, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in deploying customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, or other operational difficulties, any of which could adversely affect our business performance and operating results.

If our security measures are breached, if unauthorized access to customer data, our data, or our solution is otherwise obtained, or if our solution is perceived as not being secure, customers may reduce the use of or stop using our solution, and we may incur significant liabilities.

Security breaches and other security incidents could result in the loss of information, litigation, indemnity obligations, penalties, and other liability. If our security measures or those of our service providers are breached, or are perceived to have been breached, as a result of third-party action, including cyber-attacks or other intentional misconduct by computer hackers, employee error, malfeasance, or otherwise, and someone obtains unauthorized access to our data or other data we or our service providers maintain, including sensitive customer data, personal information, intellectual property, and other confidential business information, we could face loss of business, regulatory investigations, or orders, and our reputation could be severely damaged. We could be required to expend significant capital and other resources to alleviate the problem, as well as incur significant costs and liabilities, including due to litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, and costs for remediation and other incentives offered to customers or other business partners in an effort to maintain business relationships after a breach or other incident. Moreover, if our solution is perceived as not being secure, regardless of whether our security measures are actually breached, we could suffer harm to our reputation, and our operating results could be negatively impacted.

We cannot assure you that any limitations of liability provisions in our contracts would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matters. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

Cyber-attacks and other malicious Internet-based activities continue to increase generally. Because the techniques used to obtain unauthorized access to or sabotage systems change frequently and generally are not identified until they are launched against a target, we and our service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, third parties may attempt to fraudulently induce employees, contractors, or users to disclose information to gain access to our data or our customers’ data. We could suffer significant damage to our brand and reputation if a cyber-attack or other security incident were to allow unauthorized access to or modification of our customers’ data, other external data, or our own data or our IT systems or if the services we provide to our customers were disrupted, or if our solution is perceived as having security vulnerabilities. Customers could lose confidence in the security and reliability of our solution and perceive them to be not secure. This could lead to fewer customers using our products and services and result in reduced revenue and earnings. The costs we would incur to address and respond to these security incidents, and to prevent them thereafter, would increase our expenses. These types of security incidents could also lead to lawsuits, regulatory investigations and claims, and increased legal liability, including in some cases costs related to notification of the incident and fraud monitoring.

Our success depends in large part on a limited number of products. If these products fail to gain or lose market acceptance, our business will suffer.

We derive substantially all of our revenue and cash flows from sales of subscriptions and associated deployment of our Zuora Central Platform and our Zuora Billing and Zuora RevPro products. As such, the continued growth in market demand for these products is critical to our success. Demand for our solution is affected by a number of factors, many of which are beyond our control, including the growth or contraction of the Subscription Economy, continued market acceptance of our solution by customers for existing and new use cases, the timing of development and release of new products and services, features, and functionality introduced by our competitors, changes in accounting standards, policies, guidelines, interpretations, or principles that would impact the functionality and use of our solution, and technological change. We expect that an increasing transition to disaggregated solutions that focus on addressing specific customer use cases would continue to disrupt the enterprise software space, enabling new competitors to emerge. We cannot assure you that our solutions and future enhancements to our solution will be able to address future advances in technology or the requirements of enterprise customers. If we are unable to meet customer demands in creating a flexible solution designed to address all these needs or otherwise achieve more widespread market acceptance of our solution, our business, operating results, financial condition, and growth prospects would be adversely affected.

If we are unable to attract new customers and expand sales to existing customers our revenue growth could be slower than we expect, and our business may be adversely affected.

Our ability to achieve significant growth in revenue in the future will depend, in large part, upon our ability to attract new customers. This may be particularly challenging where an organization has already invested substantial personnel and financial resources to integrate billings and other business and financial management tools, including custom-built solutions, into its business, as such an organization may be reluctant or unwilling to invest in new products and services. If we fail to attract new customers and fail to maintain and expand new customer relationships, our revenue may grow more slowly than we expect and our business may be adversely affected.

Our future revenue growth also depends upon expanding sales and renewals of subscriptions to our solution with existing customers. If our existing customers do not expand their use of our solution over time or do not renew their subscriptions, our revenue may grow more slowly than expected, may not grow at all, or may decline. Additionally, increasing incremental sales to our current customer base requires increasingly sophisticated and costly sales efforts that are targeted at senior management. During fiscal 2016, fiscal 2017, and fiscal 2018, sales and marketing expenses represented approximately 70%, 55%, and 43% of our total revenue, respectively. We plan to continue expanding our sales efforts, both domestically and internationally, but we may be unable to hire qualified sales personnel, may be unable to successfully train those sales personnel that we are able to hire, and sales personnel may not become fully productive on the timelines that we have projected or at all. Additionally, although we dedicate significant resources to sales and marketing programs, including our Subscribed events, these sales and marketing programs may not have the desired effect and may not expand sales. We cannot assure you that our efforts would result in increased sales to existing customers, and additional revenue. If our efforts to expand sales and renewals to existing customers are not successful, our business and operating results could be adversely affected.

Our customers generally enter into subscription agreements with one- to three-year subscription terms and have no obligation to renew their subscriptions after the expiration of their initial subscription period. Moreover, our customers that do renew their subscriptions may renew for lower subscription or usage amounts or for shorter subscription periods. In addition, in the first year of a subscription, customers often purchase a higher level of professional services (such as training and deployment services) than they do in renewal years. Costs associated with maintaining a professional services department are relatively fixed in the short-term, while professional services revenue is dependent on the amount of billable work actually performed for customers in a period, the combination of which may result in variability in, and have a negative impact on, our gross profit. Customer renewals may decline or fluctuate as a result of a number of factors, including the breadth of early deployment, reductions in our customers’ spending levels, higher volumes of usage purchased upfront relative to actual usage during the subscription term, changes in customers’ business models and use cases, our customers’ satisfaction or dissatisfaction with our solution, our pricing or pricing structure, the pricing or capabilities of products or services offered by our competitors, or the effects of economic conditions. If our customers do not renew their agreements with us, or renew on terms less favorable to us, our revenue may decline.

Our operating results may fluctuate from quarter to quarter, which makes our future results difficult to predict.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results and subjects us to a number of uncertainties, including our ability to plan for and anticipate future growth. As a result, you should not rely upon our past quarterly operating results as indicators of future performance. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving markets, such as the risks and uncertainties described herein. Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including:

•	our ability to maintain and grow our customer base;

•	our ability to retain and increase revenue from existing customers;

•	our ability to introduce new products and services and enhance existing products and services;

•	the transaction volume that our customers processes through our system;

•	our ability to respond to competitive developments, including pricing changes and the introduction of new products and services by our competitors;

•	the productivity of our sales force;

•	changes in the mix of products and services that our customers use;

•	the length and complexity of our sales cycles;

•	cost to develop and upgrade our solution to incorporate new technologies;

•	seasonal purchasing patterns of our customers;

•	impact of outages of our solution and reputational harm;

•	costs related to the acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;

•	failures or breaches of security or privacy, and the costs associated with responding to and addressing any such failures or breaches;

•	foreign exchange fluctuations;

•	changes to financial accounting standards and the interpretation of those standards that may affect the way we recognize and report our financial results, including changes in accounting rules governing recognition of revenue;

•	the impact of changes to financial accounting standards, such as ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASC 606, and the interpretation of those standards on customer adoption and use of our products and services and our ability to service our customers’ needs, including through Zuora RevPro;

•	general economic and political conditions and government regulations in the countries where we currently operate or plan to expand;

•	decisions by us to incur additional expenses, such as increases in sales and marketing or research and development;

•	the timing of stock-based compensation expense; and

•	potential costs to attract, onboard, retain, and motivate qualified personnel.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our Class A common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

A customer’s failure to deploy our solution after it enters into a subscription agreement with us, or the incorrect or improper deployment or use of our solution could result in customer dissatisfaction and negatively affect our business, operating results, financial condition, and growth prospects.

Our solution is deployed in a wide variety of technology environments and into a broad range of complex workflows. We believe our future success will depend in part on our ability to increase both the speed and success of our deployments, by improving our deployment methodology, hiring and training qualified professionals, deepening relationships with deployment partners, and increasing our ability to integrate into large-scale, complex technology environments. We often assist our customers in deploying our solution. In other cases, customers rely on third-party partners to complete the deployment. In some cases, customers initially engage us to deploy our solution, but, for a variety of potential reasons, including strategic decisions not to utilize subscription business models, fail to ultimately deploy our solution. If we or our third-party partners are unable to deploy our solution successfully, or unable to do so in a timely manner and, as a result, customers do not utilize our solution, we would not be able to generate future revenue from such customers based on transaction or revenue volume and the upsell of additional products and services, and our future operating results could be adversely impacted. In addition, customers may also seek refunds of their initial subscription fee. Moreover, customer perceptions of our solution may be impaired, our reputation and brand may suffer, and customers may choose not to renew or expand their use of our solution.

If we are not able to develop and release new products and services, or successful enhancements, new features, and modifications to our existing products and services, our business could be adversely affected.

The market for our solution is characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. Additionally, because we provide billing and finance solutions to help our customers with compliance and financial reporting, changes in law, regulations, and accounting standards could impact the usefulness of our products and services and could necessitate changes or modifications to our products and services to accommodate such changes. Subscription management products and services are inherently complex, and it can take a services depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies and our solution, and overall market acceptance. We cannot be sure that we will succeed in developing, marketing, and delivering on a timely and cost-effective basis enhancements or improvements to our platform or any new products and services that respond to continued changes in subscription management practices or new customer requirements, nor can we be sure that any enhancements or improvements to our platform or any new products and services will achieve market acceptance. Since developing our solution is complex, the timetable for the release of new products and enhancements to existing products is difficult to predict, and we may not offer new products and updates as rapidly as our customers require or expect. Any new products or services that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new products and services, we may experience a decline in revenue of our existing products and services that is not offset by revenue from the new products or services. For example, customers may delay making purchases of new products and services to permit them to make a more thorough evaluation of these products and services or until industry and marketplace reviews become widely available. Some customers may hesitate to migrate to a new product or service due to concerns regarding the complexity of migration or performance of the new product or service. In addition, we may lose existing customers who choose a competitor’s products and services or choose to utilize internally developed applications instead of our products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business.

In addition, because our products and services are designed to interoperate with a variety of other business systems applications, we will need to continuously modify and enhance our products and services to keep pace with changes in application programming interfaces, or APIs, and other software and database technologies. We may not be successful in either developing these new products and services, modifications, and enhancements or in bringing them to market in a timely fashion. Furthermore, modifications to existing platforms or technologies, including any APIs with which we interoperate, will increase our research and development expenses. Any failure of our products and services to operate effectively with future network platforms and technologies could reduce the demand for our products and services, result in customer dissatisfaction, and adversely affect our business.

Our business depends largely on our ability to attract and retain talented employees, including senior management. If we lose the services of Tien Tzuo, our founder, Chairman, and Chief Executive Officer, or other members of our senior management team, we may not be able to execute on our business strategy.

Our future success depends on our continuing ability to attract, train, assimilate, and retain highly skilled personnel, including software engineers, sales personnel, and professional services personnel. We face intense competition for qualified individuals from numerous software and other technology companies. In addition, competition for qualified personnel, particularly software engineers, is particularly intense in the San Francisco Bay Area, where our headquarters are located. We may not be able to retain our current key employees or attract, train, assimilate, or retain other highly skilled personnel in the future. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those areas. If we are unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational, and managerial requirements, on a timely basis or at all, our business may be adversely affected.

Our future success also depends in large part on the continued services of senior management and other key personnel. In particular, we are highly dependent on the services of Tien Tzuo, our founder, Chairman and Chief Executive Officer, who is critical to the development of our technology, platform, future vision, and strategic direction. We rely on our leadership team in the areas of operations, security, marketing, sales, support, and general and administrative functions, and on individual contributors on our research and development team. Our senior management and other key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason, and without notice. We do not currently maintain key-person life insurance policies on any of our officers or employees. If we lose the services of senior management or other key personnel, or if we are unable to attract, train, assimilate, and retain the highly skilled personnel we need, our business, operating results, and financial condition could be adversely affected.

Volatility or lack of appreciation in our stock price may also affect our ability to attract and retain our key employees. Many of our senior personnel and other key employees have become, or will soon become, vested in a substantial amount of stock or stock options. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of our common stock. If we are unable to retain our employees, or if we need to increase our compensation expenses to retain our employees, our business, results of operations, financial condition, and cash flows could be adversely affected.

The market in which we participate is competitive, and if we do not compete effectively our operating results could be harmed.

The market for subscription management products and services is highly competitive, rapidly evolving, and fragmented, and subject to changing technology, shifting customer needs, and frequent introductions of new products and services. Our main competitors fall into the following categories:

•	providers of traditional ERP software, such as Oracle Corporation and SAP AG;

•	traditional order-to-cash solutions that address individual elements of the subscription order-to-cash process such as traditional Configure Price Quote, or CPQ, management, billing, collections, revenue recognition, or e-commerce software;

•	telecommunications billing systems and other niche systems, such as Amdocs Limited; and

•	in-house custom systems.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, distribution or professional services experience, or other resources or greater name recognition than we do. In addition, many of our current and potential competitors supply a wide variety of products to, and have strong and well-established relationships with, current and potential customers. As a result, our current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements or devote greater resources than we can to the development, promotion, and sale of their products and services. In addition, some current and potential competitors may offer products or services that address one or a limited number of functions at lower prices or with greater depth than our solution, or integrate or bundle such products and services with their other product offerings. Potential customers may prefer to purchase from their existing suppliers rather than from a new supplier. Our current and potential competitors may develop and market new technologies with comparable functionality to our solution. In addition, because our products and services are integral to our customers’ ability to accurately maintain books and records and prepare financial statements, our potential customers may prefer to purchase applications that are critical to their business from one of our larger, more established competitors, or leverage the software that they have already purchased from our competitors for their billing and accounting needs, or control such infrastructure internally. We may experience fewer customer orders, reduced gross margins, longer sales cycles, and loss of market share. This could lead us to decrease prices, implement alternative pricing structures, or introduce products and services available for free or a nominal price in order to remain competitive. We may not be able to compete successfully against current and future competitors, and our business, operating results, and financial condition will be adversely impacted if we fail to meet these competitive pressures.

Our ability to compete successfully in our market depends on a number of factors, both within and outside of our control. Some of these factors include: ease of use; subscription-based product features and functionality; ability to support the specific needs of companies with subscription business models; ability to integrate with other technology infrastructures and third-party applications; enterprise-grade performance and features such as system scalability, security, performance, and resiliency; vision for the market and product innovation; relationships with GSIs, management consulting firms, and resellers; total cost of ownership; strength of sales and marketing efforts; brand awareness and reputation; and customer experience, including support and professional services. Any failure by us to compete successfully in any one of these or other areas may reduce the demand for our solution, as well as adversely affect our business, operating results, and financial condition.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future technology partners. By doing so, these competitors may increase their ability to meet the needs of our customers or potential customers. These developments could limit our ability to obtain revenue from existing and new customers. If we are unable to compete successfully against current and future competitors, our business, operating results, and financial condition could be adversely impacted.

Because we recognize subscription revenue over the term of the applicable agreement, a lack of subscription renewals or new subscription agreements may not be reflected immediately in our operating results and may be difficult to discern.

We generally recognize subscription revenue from customers ratably over the terms of their contracts, which typically vary between one and three years. As a result, most of the subscription revenue we report in each quarter is derived from the recognition of unearned revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any particular quarter would likely have a minor impact on our revenue results for that quarter, but would negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our solution, and potential changes in our pricing policies or rate of renewals, may not be fully reflected in our operating results until future periods. Moreover, our subscription model makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

As a substantial portion of our sales efforts are increasingly targeted at large enterprise customers, our sales cycle may become increasingly lengthy and more expensive, we may encounter still greater pricing pressure and deployment and customization challenges, and we may have to delay revenue recognition for more complicated transactions, all of which could adversely impact our business and operating results.

As a substantial portion of our sales efforts are increasingly targeted at large enterprise customers, we face greater costs, longer sales cycles, and less predictability in the completion of some of our sales. In this market segment, the customer’s decision to use our solution may be an enterprise-wide decision, in which case these types of sales frequently require approvals by multiple departments and executive-level personnel and require us to provide greater levels of customer education regarding the uses and benefits of our solution, as well as education regarding security, privacy, and scalability of our solution, especially for those large “business to consumer” customers or those with extensive international operations. These large enterprise transactions might also be part of a customer’s broader business model or business systems transformation project, which are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing, security review, and other delays that could further lengthen the sales cycle. Larger enterprises typically have longer decision-making and deployment cycles, may have greater resources to develop and maintain customized tools and applications, demand more customization, require greater functionality and scalability, expect a broader range of services, demand that vendors take on a larger share of risks, demand higher levels of customer service and support, require acceptance provisions that can lead to a delay in revenue recognition, and expect greater payment flexibility from vendors. We are often required to spend time and resources to better familiarize potential customers with the value proposition of our solution. Additionally, while we currently offer and sell our solution in the cloud, large enterprise customers could require us to provide our solution on-premises to give them more control over data security and software infrastructure. Deploying our solution on-premises would cause us to incur significant additional research and development expense, and, even if we were to make these investments, we may be unsuccessful in implementing a competitive on-premises offering. As a result of these factors, sales opportunities with large enterprises may require us to devote greater sales and administrative support and professional services resources to individual customers, which could increase our costs, lengthen our sales cycle, and divert our own sales and professional services resources to a smaller number of larger customers. We may spend substantial time, effort, and money in our sales efforts without being successful in producing any sales. All these factors can add further risk to business conducted with these customers. In addition, if sales expected from a large customer for a particular quarter are not realized in that quarter or at all, our business, operating results, and financial condition could be materially and adversely affected.

The market for our revenue recognition automation software product, Zuora RevPro, is rapidly evolving as a result of the effectiveness of ASC 606, which makes it difficult to forecast adoption rates and demand for this product, and could have a material adverse effect on our business and operating results.

We began selling Zuora RevPro following our acquisition of Leeyo in May 2017. We have less experience marketing, determining pricing for, and selling Zuora RevPro, and we are still determining how to best market, price, and support adoption of this offering. We have directed, and intend to continue to direct, a significant portion of our financial and operating resources to develop and grow Zuora RevPro. The market for Zuora RevPro is rapidly evolving as a result of the effectiveness of ASC 606, the revenue recognition accounting standard that will take effect for most public companies in January 2018. While we have seen a significant number of Zuora RevPro deployments, particularly in the second half of fiscal 2018, associated with the effectiveness of ASC 606, it is uncertain whether Zuora RevPro will achieve and sustain high levels of demand and market acceptance. Accordingly, our future success depends in part upon growth in this market and the ability of our Zuora RevPro product to meet the demand for revenue recognition automation solutions. We have limited experience with respect to determining the optimal prices for this solution. Companies may choose to purchase our Zuora RevPro product to comply with ASC 606 in the short-term but may develop proprietary solutions in-house or migrate toward other solutions developed by our competitors in the future. Customers may purchase Zuora RevPro as a standalone product and not purchase other core Zuora products. The rapidly evolving nature of this market, as well as other factors that are beyond our control, reduces our ability to accurately evaluate our long-term outlook and forecast annual performance. A reduction or slowdown in demand for revenue recognition automation software, caused by shifts in the marketplace, regulatory requirements, accounting standards, lack of acceptance, technological challenges, and competing solutions, could have a material adverse effect on our business, future growth, operating results, and financial condition.

Our revenue growth and ability to achieve and sustain profitability will depend, in part on being able to expand our direct sales force and increase the productivity of our sales force.

To date, most of our revenue has been attributable to the efforts of our direct sales force. In order to increase our revenue and achieve and sustain profitability, we must increase the size of our direct sales force, both in the United States and internationally, to generate additional revenue from new and existing customers.

We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Because our solution is often sold to large enterprises and involves long sales cycle and complex customer requirements, it is more difficult to find sales personnel with the specific skills and technical knowledge needed to sell our solution and, even if we are able to hire qualified personnel, doing so may be expensive. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of direct sales personnel to support our growth. New sales personnel require significant training and can take a number of months to achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect and if our new sales employees do not become fully productive on the timelines that we have projected or at all, our revenue will not increase at anticipated levels and our ability to achieve long-term projections may be negatively impacted. We may also be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. Furthermore, hiring sales personnel in new countries requires additional set up and upfront costs that we may not recover if the sales personnel fail to achieve full productivity. In addition, as we continue to grow, a larger percentage of our sales force will be new to our company and our solution, which may adversely affect our sales if we cannot train our sales force quickly or effectively. Attrition rates may increase, and we may face integration challenges as we continue to seek to expand our sales force. If we are unable to hire and train sufficient numbers of effective sales personnel, or if the sales personnel are not successful in obtaining new customers or increasing sales to our existing customer base, our business will be adversely affected.

We periodically change and make adjustments to our sales organization in response to market opportunities, competitive threats, management changes, product and service introductions or enhancements, acquisitions, sales performance, increases in sales headcount, cost levels, and other internal and external considerations. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect our rate of growth. In addition, any significant change to the way we structure our compensation of our sales organization may be disruptive and may affect our revenue growth.

If we are unable to grow our sales channels and our relationships with strategic partners, such as GSIs, management consulting firms, and resellers, sales of our products and services may suffer and our growth could be slower than we project.

In addition to our direct sales force, we use strategic partners, such as GSIs, management consulting firms, and resellers, to market and sell our solution. Historically, we have used these strategic partners to a limited degree, but we anticipate that these partners will become an increasingly important aspect of our business, particularly with regard to enterprise and international sales where these partners may have more expertise and established business relationships than we do. Our relationships with these strategic partners are at an early stage of development. We have generated limited revenue through these relationships to date, and we cannot assure you that these partners will be successful in marketing and selling our solution. Identifying these partners, negotiating and supporting relationships with them, and maintaining these relationships requires significant commitment of time and resources that may not yield a significant return on our investment in these relationships. Our future growth in revenue and ability to achieve and sustain profitability depends in part on our ability to identify, establish, and retain successful strategic partner relationships in the United States and internationally, which will take significant time and resources and involve significant risk. If we are unable to establish and maintain our relationships with these partners, or otherwise develop and expand our indirect distribution channel, our business, operating results, financial condition, or cash flows could be adversely affected.

We also cannot be certain that we will be able to maintain successful relationships with any strategic partners and, to the extent that our strategic partners are unsuccessful in marketing our solution, our ability to sell our solution and our business, operating results, and financial condition could be adversely affected. Our strategic partners may market our customers the products and services of several different companies, including products and services that compete with our solution. Because our strategic partners do not have an exclusive relationship with us, we cannot be certain that they will prioritize or provide adequate resources to marketing our solution. Moreover, divergence in strategy by any of these partners may materially adversely affect our ability to develop, market, sell, or support our solution. We cannot assure you that our strategic partners will continue to cooperate with us. In addition, actions taken or omitted to be taken by such parties may adversely affect us. We are unable to control the quantity or quality of resources that our systems integrator partners commit to deploying our products and services, or the quality or timeliness of such deployment. If our partners do not commit sufficient or qualified resources to these activities, our customers will be less satisfied, be less supportive with references, or may require the investment of our resources at discounted rates. These, and other failures by our partners to successfully deploy our products and services, may have an adverse effect on our business and our operating results.

Our long-term success depends, in part, on our ability to expand the sales of our solution to customers located outside of the United States and our current, and any further, expansion of our international operations exposes us to risks that could have a material adverse effect on our business, operating results, and financial condition.

We have been recognizing increased revenue from international sales, and we conduct our business activities in various foreign countries. We currently have operations in North America, Europe, Asia (including India), and Australia. In fiscal 2016, fiscal 2017, and fiscal 2018, we derived approximately 27%, 26%, and 25% of our total revenue, respectively, from customers located outside the United States. Our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple cultures, customs, legal systems, regulatory systems, and commercial infrastructures. International expansion will require us to invest significant funds and other resources. Our operations in international markets may not develop at a rate that supports our level of investment. Expanding internationally may subject us to new risks that we have not faced before or increase risks that we currently face, including risks associated with:

•	recruiting and retaining talented and capable employees in foreign countries;

•	providing our solution to customers from different cultures, which may require us to adapt to sales practices, modify our solution, and provide features necessary to effectively serve the local market;

•	the burden of complying with a wide variety of laws, including those relating to labor matters, consumer protection, privacy, data protection, information security, and encryption;

•	compliance with privacy, data protection and information security laws, such as the European Union Data Protection Directive and the General Data Protection Regulation, or GDPR (which will supersede the Data Protection Directive in May 2018), and the Cybersecurity Law of the People’s Republic of China;

•	longer sales cycles in some countries;

•	increased third-party costs relating to data centers outside of the United States;

•	generally longer payment cycles and greater difficulty in collecting accounts receivable;

•	credit risk and higher levels of payment fraud;

•	weaker intellectual property protection in some countries;

•	compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act 2010, or UK Bribery Act;

•	currency exchange rate fluctuations;

•	tariffs, export and import restrictions, restrictions on foreign investments, sanctions, and other trade barriers or protection measures;

•	foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

•	economic or political instability in countries where we may operate;

•	corporate espionage;

•	compliance with the laws of numerous taxing jurisdictions, both foreign and domestic, in which we conduct business, potential double taxation of our international earnings, and potentially adverse tax consequences due to changes in applicable U.S. and foreign tax laws;

•	increased costs to establish and maintain effective controls at foreign locations; and

•	overall higher costs of doing business internationally.

If we fail to offer high-quality customer support, our business and reputation will suffer.

Once our solution is deployed to our customers, our customers rely on our support services to resolve any related issues. High-quality customer education and customer support is important for the successful marketing and sale of our products and for the renewal of existing customers. The importance of high-quality customer support will increase as we expand our business and pursue new enterprises. If we do not help our customers quickly resolve post-deployment issues and provide effective ongoing customer support, our ability to upsell additional products to existing customers could suffer and our reputation with existing or potential customers could be harmed.

Any disruption of service at our third-party data centers or Amazon Web Services could interrupt or delay our ability to deliver our services to our customers.

We currently host our solution, serve our customers, and support our operations in the United States primarily from a third-party Las Vegas-based data center and using Amazon Web Services, or AWS, a provider of cloud infrastructure services. As part of our current disaster recovery arrangements, our customer data in the Las Vegas-based data center production environment is replicated to a third-party data center located in the San Francisco Bay Area. Additionally, in Europe, we host our solution using AWS. We are also in the process of transitioning the hosting of a portion of our U.S. solution infrastructure to AWS, which may be more expensive than our current data center providers. Despite precautions, we may also experience planned and unplanned costs, interruptions, delays, and outages in service or other performance problems in connection with such transition. We also do not have control over the operations of the facilities of our data center providers or AWS. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our solution. In particular, the California-based data facilities are located in an area known for seismic activity, increasing our susceptibility to the risk that an earthquake could significantly harm the operations of these facilities. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Our solution’s continuing and uninterrupted performance is critical to our success. Because our products and services are used by our customers for billing and financial accounting purposes, it is critical that our solution be accessible without interruption or degradation of performance, and we typically provide our customers with service level commitments with respect to annual uptime. Customers may become dissatisfied by any system failure that interrupts our ability to provide our solution to them. Outages could lead to the triggering of our service level agreements and the issuance of credits to our customers, in which case, we may not be fully indemnified for such losses pursuant to our agreement with AWS. We may not be able to easily switch our AWS operations to another cloud provider if there are disruptions or interference with our use of AWS. Sustained or repeated system failures would reduce the attractiveness of our solution to customers and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our solution. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service.

Neither our third-party data center providers nor AWS have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data center providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If these providers were to increase the cost of their services, we may have to increase the price of our solution, and our operating results may be adversely impacted.

Errors, defects, or disruptions in our solution could diminish demand, harm our financial results, and subject us to liability.

Our customers use our products for important aspects of their businesses, and any errors, defects, or disruptions to our solution, or other performance problems with our solution could harm our brand and reputation and may damage our customers’ businesses. We are also reliant on third-party software and infrastructure, including the infrastructure of the Internet, to provide our products and services. Any failure of or disruption to this software and infrastructure could also make our solution unavailable to our customers. Our solution is constantly changing with new software releases, which may contain undetected errors when first introduced or released. Any errors, defects, disruptions in service, or other performance problems with our solution could result in negative publicity, loss of or delay in market acceptance of our products, loss of competitive position, delay of payment to us, lower renewal rates, or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. Accordingly, any errors, defects, or disruptions to our solution could adversely impact our brand and reputation, revenue, and operating results.

We typically provide service level commitments under our customer contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts related to unused subscription services or face contract terminations, which could adversely affect our operating results.

Our customer contracts typically provide for service level commitments, which relate to annual uptime, response times, and escalation procedures. If we are unable to meet the stated service level commitments or suffer extended periods of unavailability for our solution, we may be contractually obligated to provide these customers with service credits, refunds for prepaid amounts related to unused subscription services, or other remedies, or we could face contract terminations. In addition, we could face legal claims for breach of contract, product liability, tort, or breach of warranty. Although we have contractual protections, such as warranty disclaimers and limitation of liability provisions, in our customer agreements, they may not fully or effectively protect us from claims by customers, commercial relationships, or other third parties. We may not be fully indemnified by our vendors for service interruptions beyond our control, and any insurance coverage we may have may not adequately cover all claims asserted against us, or cover only a portion of such claims. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources. Thus, our revenue could be harmed if we fail to meet our service level commitments under our agreements with our customers, including, but not limited to, maintenance response times and service outages. Typically, we have not been required to provide customers with service credits that have been material to our operating results, but we cannot assure you that we will not incur material costs associated with providing service credits to our customers in the future.

Additionally, any failure to meet our service level commitments could adversely impact our reputation, business, operating results, and financial condition.

Our customers and third-party partners often need training in the proper use of our solution to maximize its potential. If our solution is not deployed or used correctly or as intended, inadequate performance may result.

Because our customers rely on our solution to manage a wide range of subscription management operations, the incorrect or improper deployment or use of our solution, our failure to train customers on how to efficiently and effectively use our solution, or our failure to provide adequate support to our customers, may result in customers not renewing their subscriptions, customers reducing their use of our solution, negative publicity, or legal claims against us. Also, as we continue to expand our customer base, any failure by us to properly provide these services will likely result in lost opportunities for additional subscriptions to our solution. Future changes in market conditions or customer demand could require changes to our prices or pricing model, which could adversely affect our business, operating results, and financial condition.

We generally charge our customers a flat fee for their use of our platform and a variable fee based on the amount of transaction volume they process through our system. If our customers do not increase their transaction volume, or an economic downturn reduces their transaction volume, our revenue may be adversely impacted by customers reducing their contracted transaction volume. We have limited experience with respect to determining the optimal prices for our platform, and, as a result, we have in the past needed to and expect in the future to need to change our pricing model from time to time. As the market for our platform matures, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing models as we have used historically. We may experience pressure to change our pricing model to defer fees until our customers have fully deployed our solution. Moreover, larger organizations, which comprise a large and growing component of our direct sales efforts, may demand substantial price concessions. As a result, in the future we may be required to reduce our prices or change our pricing model, which could adversely affect our revenue, gross margin, profitability, financial position, and cash flow.

If we fail to integrate our solution with a variety of operating systems, software applications, and hardware platforms that are developed by others, our solution may become less marketable, less competitive, or obsolete, and our operating results may be adversely affected.

Our solution must integrate with a variety of network, hardware, and software platforms, and we need to continuously modify and enhance our solution to adapt to changes in cloud-enabled hardware,

software, networking, browser, and database technologies. We have developed our solution to be able to integrate with third-party software-as-a-service, or SaaS, applications, including the applications of software providers that compete with us, through the use of APIs. For example, Zuora CPQ integrates with certain capabilities of Salesforce using publicly available APIs. In general, we rely on the fact that the providers of such software systems, including Salesforce, continue to allow us access to their APIs to enable these integrations. To date, we have not relied on a long-term written contract to govern our integration relationship with Salesforce. Instead, we are subject to the standard terms and conditions for application developers of Salesforce, which govern the distribution, operation, and fees of applications on the Salesforce platform, and which are subject to change by Salesforce from time to time. We also integrate certain aspects of our solution with other platform providers. Any deterioration in our relationship with any platform provider may adversely impact our business and operating results.

Our business may be adversely impacted if any platform provider:

•	discontinues or limits access to its APIs by us;

•	terminates or does not allow us to renew or replace our contractual relationship;

•	modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or changes how customer information is accessed by us or our customers;

•	establishes more favorable relationships with one or more of our competitors, or acquires one or more of our competitors and offers competing services to us; or

•	otherwise develops its own competitive offerings.

In addition, we have benefited from these platform providers’ brand recognition, reputations, and customer bases. Any losses or shifts in the market position of these platform providers in general, in relation to one another or to new competitors or new technologies could lead to losses in our relationships or customers, or to our need to identify or transition to alternative channels for marketing our solutions. Such changes could consume substantial resources and may not be effective. If we are unable to respond to changes in a cost-effective manner, our solution may become less marketable, less competitive, or obsolete and our operating results may be negatively impacted.

If we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.

We believe that developing, maintaining, and enhancing awareness and integrity of our brand and reputation in a cost-effective manner are important to achieving widespread acceptance of our solution and are important elements in attracting new customers and maintaining existing customers. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand and the Subscription Economy concept will depend on the effectiveness of our marketing efforts, our ability to provide a reliable and useful solution at competitive prices, the perceived value of our solution, and our ability to provide quality customer support. In addition, the promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new markets, and as more sales are generated through our strategic partners. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. We also rely on our customer base and community of end-users in a variety of ways, including to give us feedback on our solution and to provide user-based support to our other customers. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners or retain our existing customers and partners and our business and financial condition may be adversely affected. Any negative publicity relating to our employees, partners, or others associated with these parties, may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our solution and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.

Failure to protect our intellectual property could adversely affect our business.

Our success depends in large part on our proprietary technology. We rely on various intellectual property rights, including patents, copyrights, trademarks, and trade secrets, as well as confidentiality provisions and contractual arrangements, to protect our proprietary rights. If we do not protect and enforce our intellectual property rights successfully, our competitive position may suffer, which could adversely impact our operating results.

Our pending patent or trademark applications may not be allowed, or competitors may challenge the validity, enforceability or scope of our patents, copyrights, trademarks or the trade secret status of our proprietary information. There can be no assurance that additional patents will be issued or that any patents that are issued will provide significant protection for our intellectual property. In addition, our patents, copyrights, trademarks, trade secrets, and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the particular forms of intellectual property protection that we seek, including business decisions about when to file patents and when to maintain trade secrets, will be adequate to protect our business.

Moreover, recent amendments to U.S. patent law, developing jurisprudence regarding U.S. patent law, and possible future changes to U.S. or foreign patent laws and regulations may affect our ability to protect and enforce our intellectual property rights. In addition, the laws of some countries do not provide the same level of protection of our intellectual property as do the laws of the United States. As we expand our international activities, our exposure to unauthorized copying and use of our solution and proprietary information will likely increase. Despite our precautions, our intellectual property is vulnerable to unauthorized access through employee error or actions, theft, and cybersecurity incidents, and other security breaches. It may be possible for third parties to infringe upon or misappropriate our intellectual property, to copy our solution, and to use information that we regard as proprietary to create products and services that compete with ours. Effective intellectual property protection may not be available to us in every country in which our solution is available. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. We may need to expend additional resources to defend our intellectual property rights domestically or internationally, which could impair our business or adversely affect our domestic or international expansion. Moreover, we may not pursue or file patent applications or apply for registration of copyrights or trademarks in the United States and foreign jurisdictions in which we operate with respect to our potentially patentable inventions, works of authorship, marks and logos for a variety of reasons, including the cost of procuring such rights and the uncertainty involved in obtaining adequate protection from such applications and registrations. If we cannot adequately protect and defend our intellectual property, we may not remain competitive, and our business, operating results, and financial condition may be adversely affected.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other parties. We cannot assure you that these agreements will be effective in controlling access to, use of, and distribution of our proprietary information or in effectively securing exclusive ownership of intellectual property developed by our current or former employees and consultants. Further, these agreements may not prevent other parties from independently developing technologies that are substantially equivalent or superior to our solution.

We may need to spend significant resources securing and monitoring our intellectual property rights, and we may or may not be able to detect infringement by third parties. Our competitive position may be harmed if we cannot detect infringement and enforce our intellectual property rights quickly or at all. In some circumstances, we may choose to not pursue enforcement because an infringer has a dominant intellectual property position or for other business reasons. In addition, competitors might avoid infringement by designing around our intellectual property rights or by developing non-infringing competing technologies. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims attacking the scope, validity, and enforceability of our intellectual property rights, or with counterclaims and countersuits asserting infringement by our products and services of third-party intellectual property rights. Our failure to secure, protect, and enforce our intellectual property rights could seriously adversely affect our brand and our business.

Additionally, the United States Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions in order to complete the patent application process and to maintain issued patents. There are situations in which noncompliance or non-payment can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, it could have a material adverse effect on our business operations and financial condition.

We are vulnerable to intellectual property infringement claims brought against us by others.

There has been considerable activity in our industry to develop and enforce intellectual property rights. Successful intellectual property infringement claims against us or our resellers or customers could result in monetary liability or a material disruption in the conduct of our business. We cannot be certain that our products and services, content, and brand names do not or will not infringe valid patents, trademarks, copyrights, or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to cease selling or using solutions that incorporate the intellectual property that we allegedly infringe, make substantial payments for legal fees, settlement payments, or other costs or damages, obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology, or redesign the allegedly infringing solutions to avoid infringement, which could be costly, time-consuming, or impossible. Any claims or litigation, regardless of merit, could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products and services, or require that we comply with other unfavorable terms. We do not have a significant patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. We may also be obligated to indemnify our customers or strategic partners in connection with such infringement claims, or to obtain licenses from third parties or modify our solution, and each such obligation could further exhaust our resources. Some of our IP infringement indemnification obligations are contractually capped at a very high amount or not capped at all.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results. We expect that the occurrence of infringement claims is likely to grow as the market for subscription management products and services grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit our ability to operate our business.

We have in the past and may in the future become involved in private actions, collective actions, investigations, and various other legal proceedings by clients, employees, suppliers, competitors, government agencies, or others. The results of any such litigation, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, financial condition, and operating results.

We employ third-party licensed software for use in or with our software, and the inability to maintain these licenses or errors in the software we license could result in increased costs or reduced service levels, which could adversely affect our business.

Our software incorporates certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and development tools from third parties in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, including open source software, this may not always be the case, or it may be difficult or costly to migrate to other third-party software. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties. In addition, integration of our software with new third-party software may require significant work and require substantial investment of our time and resources. Also, any undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our solution, result in a failure of our solution, and injure our reputation.

Our solution contains open source software components, and failure to comply with the terms of the underlying licenses could restrict our ability to sell our solution.

Our solution incorporates certain open source software. An open source license typically permits the use, modification, and distribution of software in source code form subject to certain conditions. Some open source licenses contain conditions that any person who distributes a modification or derivative work of software that was subject to an open source license make the modified version subject to the same open source license. Distributing software that is subject to this kind of open source license can lead to a requirement that certain aspects of our solution be distributed or made available in source code form. Although we do not believe that we have used open source software in a manner that might condition its use on our distribution of any portion of our solution in source code form, the interpretation of open source licenses is legally complex and, despite our efforts, it is possible that we may be liable for copyright infringement, breach of contract, or other claims if our use of open source software is adjudged to not comply with the applicable open source licenses.

Moreover, we cannot assure you that our processes for controlling our use of open source software in our solution will be effective. If we have not complied with the terms of an applicable open source software license, we may need to seek licenses from third parties to continue offering our solution on terms that are not economically feasible, to re-engineer our solution to remove or replace the open source software, to discontinue the sale of our solution if re-engineering could not be accomplished on a timely basis, to pay monetary damages, or to make available the source code for aspects of our proprietary technology, any of which could adversely affect our business, operating results, and financial condition.

In addition to risks related to license requirements, use of open source software can involve greater risks than those associated with use of third-party commercial software, as open source licensors generally do not provide warranties, assurances of title, performance, non-infringement, or controls on the origin of the software. There is typically no support available for open source software, and we cannot assure you that the authors of such open source software will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. We have established processes to help alleviate these risks, including a review process for screening requests from our development organizations for the use of open source software, but we cannot be sure that all open source software is identified or submitted for approval prior to use in our solution.

Our customers may fail to pay us in accordance with the terms of their agreements, necessitating action by us to compel payment.

We typically enter into non-cancelable agreements with a term of one to three years with our customers. If customers fail to pay us under the terms of our agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. The risk of such negative effects increases with the term length of our customer arrangements. Furthermore, some of our customers may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our operating results, financial position, and cash flow.

We may be unable to integrate acquired businesses and technologies successfully or to achieve the expected benefits of such acquisitions. We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to sustain our business.

Our business strategy may, from time to time, include acquiring other complementary products, technologies, or businesses. In May 2015, we acquired Frontleaf, Inc., and in May 2017, we acquired Leeyo. We are still in the process of integrating Leeyo’s operations into our business. An acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies, including Leeyo, particularly if the key personnel of the acquired companies choose not to work for us, if an acquired company’s software is not easily adapted to work with ours, or if we have difficulty retaining the customers of any acquired business due to changes in management or otherwise. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities.

We may in the future seek to acquire or invest in additional businesses, products, technologies, or other assets. We also may enter into relationships with other businesses to expand our products and services or our ability to provide our products and services in foreign jurisdictions, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing, or investments in other companies. Negotiating these transactions can be time consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

Any of these risks could adversely impact our business and operating results.

If we are not able to satisfy data protection, security, privacy, and other government- and industry-specific requirements, our growth could be harmed.

There are a number of data protection, security, privacy, and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises experienced by us or our service providers may lead to public disclosures, which could harm our reputation, erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, or cause existing customers to elect not to renew their subscriptions with us. In addition, some of the industries we serve have industry-specific requirements relating to compliance with certain security and regulatory standards, such as those required by the Health Insurance Portability and Accountability Act, or HIPAA. We also maintain compliance with the Payment Card Industry Data Security Standard, or PCI DSS, which is critical to the financial services and insurance industries. As we expand into new verticals and regions, we will likely need to comply with these and other requirements to compete effectively. If we cannot comply or if we incur a violation in one or more of these requirements, our growth could be adversely impacted, and we could incur significant liability.

Privacy concerns and laws, or other domestic or foreign regulations, may reduce the effectiveness of our solution and adversely affect our business.

Our customers can use our solution to collect, use, and store personal or identifying information regarding their customers. National and local governments and agencies in the countries in which we operate and in which our customers operate have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information obtained from consumers and other individuals, which could impact our ability to offer our products and services in certain jurisdictions or our customers’ ability to deploy our solution globally. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. We also may be bound by contractual obligations and other obligations relating to privacy, data protection, and information security that are more stringent than applicable laws and regulations. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, our failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of our solution, reduce overall demand for our solution, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or any of our employees or contractors fail or are believed to fail to adhere to appropriate practices regarding our customers’ data, it may damage our reputation and brand.

Additionally, we expect that existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for us and our customers. The European Union and United States agreed in 2016 to a framework for data transferred from the European Union to the United States, called the Privacy Shield, but this framework has been challenged by private parties and may face additional challenges by national regulators or additional private parties. Additionally, the European Union adopted the GDPR in 2016, and it will become effective in May 2018. The GDPR establishes new requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to the greater of €20 million or 4% of worldwide revenue. The costs of compliance with, and other burdens imposed by, the GDPR may limit the use and adoption of our products and services and could have an adverse impact on our business.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of our customers may adversely affect our customers’ ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information, of their customers using our solution, which could limit the use, effectiveness, and adoption of our solution and reduce overall demand. In addition, the other bases on which we and our customers rely for the transfer of personal data across national borders, such as the Standard Contractual Clauses promulgated by the EU Commission Decision 2010/87/EU, commonly referred to as the Model Clauses, continue to be subjected to regulatory and judicial scrutiny. If we or our customers are unable to transfer data between and among countries and regions in which we operate, it could decrease demand for our solution, require us to modify or restrict our solution, products, services, or operations, and impair our ability to maintain and grow our customer base and increase our revenue. With respect to any changes we consider necessary or appropriate to make to our solution, products, services, or practices in an effort to comply, or allow our customers to comply, with laws, regulations, or other obligations relating to privacy, data protection, or information security, we may be unable to make those changes in a commercially reasonable manner, in a timely fashion, or at all. Even the perception of privacy concerns, whether or not valid, may inhibit the adoption, effectiveness, or use of our solution.

In addition to government activity, privacy advocacy groups, the technology industry, and other industries have established or may establish various new, additional, or different self-regulatory standards that may place additional burdens on us. Our customers may expect us to meet voluntary certifications or adhere to other standards established by them or third parties, and we may be required or otherwise find it advisable to obtain these certifications or adhere to these standards. If we are unable to maintain these certifications or meet these standards, it could reduce demand for our solution and adversely affect our business.

Failure to comply with anticorruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. In addition, we use various third parties to sell our solution and conduct our business abroad. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We have implemented an anti-corruption compliance program but cannot assure you that all of our employees and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

We are required to comply with governmental export control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business and operating results.

Our solution is subject to governmental, including United States and European Union, export control laws and regulations, and as a U.S. company we are covered by the U.S. sanctions regulations. U.S. export control and economic sanctions laws and regulations prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments, and persons, and complying with export control and sanctions regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. While we take precautions to prevent our solution from being exported in violation of these laws or engaging in any other activities that are subject to these regulations, if we were to fail to comply with U.S. export laws, U.S. Customs regulations and import regulations, U.S. economic sanctions, and other countries’ import and export laws, we could be subject to substantial civil and criminal penalties, including fines for the company, incarceration for responsible employees and managers, and the possible loss of export or import privileges as well as incur reputational harm.

We incorporate encryption technology into certain of our products and certain encryption products may be exported outside of the United States only by a license or a license exception. In addition, various countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to deploy our products in those countries. Although we take precautions to prevent our products from being provided in violation of such laws, we cannot assure you that inadvertent violations of such laws have not occurred or will not occur in connection with the distribution of our products despite the precautions we take. Governmental regulation of encryption technology and regulation of imports or exports, or our failure to obtain required import or export approval for our products, could harm our international sales and adversely affect our operating results.

Further, if our partners fail to obtain required import, export, or re-export licenses or permits, we may also be harmed, become the subject of government investigations or penalties, and incur reputational harm. Changes in our solution or changes in export and import regulations may create delays in the introduction of our solution in international markets, prevent our customers with international operations from deploying our solution globally or, in some cases, prevent the export or import of our solution to certain countries, governments, or persons altogether. Any change in export or import laws or regulations, economic sanctions, or related legislation, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations, could result in decreased use of our solution by, or in our decreased ability to export or sell our solution to, existing or potential customers with international operations. Any decreased use of our solution or limitation on our ability to export or sell our solution would likely harm our business, financial condition, and operating results.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.

We may be limited in the portion of net operating loss, or NOL, carryforwards that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. As of January 31, 2018, we had U.S. federal NOL carryforwards of approximately $235.4 million and state NOL carryforwards of approximately $181.2 million, which if not utilized will begin to expire for federal and state tax purposes beginning in 2027 and 2028, respectively.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” under Section 382 of the Code is subject to limitations on its ability to utilize its NOLs to offset future taxable income. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. We have not commissioned a Section 382 study, and therefore, if we earn net taxable income, our ability to use our current NOLs, and any NOLs of companies we have acquired, may be subject to limitations, thereby increasing our overall tax liability. In addition, future changes in our stock ownership, including as a result of this or future offerings of our capital stock, as well as other changes that may be outside of our control, could result in additional ownership changes under Section 382 of the Code. Our NOLs may also be impaired under similar provisions of state law. We have recorded a full valuation allowance related to our NOLs and other net deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets. Our NOLs may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

Furthermore, under the Tax Cuts and Jobs Act of 2017, or Tax Reform Act, although the treatment of tax losses generated in taxable years ending before December 31, 2017 has generally not changed, tax losses generated in taxable years beginning after December 31, 2017 may be utilized to offset no more than 80% of taxable income annually. This change may require us to pay federal income taxes in future years despite generating a loss for federal income tax purposes in prior years.

The applicability of sales, use and other tax laws or regulations on our business is uncertain. Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could subject us to additional tax liability and related interest and penalties, increase the costs of our services and adversely impact our business.

The application of federal, state, local, and international tax laws to services provided electronically is evolving. New income, sales, use, value-added, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the Internet or could otherwise materially affect our financial position and results of operations. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could impact our tax obligations.

In addition, state, local, and foreign tax jurisdictions have differing rules and regulations governing sales, use, value-added, and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect), which could require us or our customers to pay additional tax amounts on prior sales and going forward, as well as require us or our customers to pay fines or penalties and interest for past amounts. Although our customer contracts typically provide that our customers must pay all applicable sales and similar taxes, our customers may be reluctant to pay back taxes and associated interest or penalties, or we may determine that it would not be commercially feasible to seek reimbursement. If we are required to collect and pay back taxes and associated interest and penalties, or we are unsuccessful in collecting such amounts from our customers, we could incur potentially substantial unplanned expenses, thereby adversely impacting our operating results and cash flows. Imposition of such taxes on our services going forward could also adversely affect our sales activity and have a negative impact on our operating results and cash flows.

Our results of operations and financial condition could be materially affected by the enactment of legislation implementing changes in the U.S. or foreign taxation of international business activities or the adoption of other tax reform policies.

On December 22, 2017, the Tax Reform Act was enacted, which contains significant changes to U.S. tax law, including, but not limited to, a reduction in the corporate tax rate and a transition to a new territorial system of taxation. The primary impact of the new legislation on our provision for income taxes was a reduction of the future tax benefits of our deferred tax assets as a result of the reduction in the corporate tax rate. However, since we have recorded a full valuation allowance against our deferred tax assets, we do not currently anticipate that these changes will have a material impact on our consolidated financial statements. The impact of the Tax Reform Act will likely be subject to ongoing technical guidance and accounting interpretation, which we will continue to monitor and assess. Provisional accounting impacts may change in future reporting periods until the accounting analysis is finalized, which will occur no later than one year from the date the Tax Reform Act was enacted. As we expand the scale of our international business activities, any changes in the U.S. or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, results of operations, and financial condition.

Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business and operating results.

In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our solution, which could delay and lengthen sales cycles. Furthermore, during uncertain economic times our customers may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our results could be negatively impacted.

Furthermore, we have customers in a variety of different industries. A significant downturn in the economic activity attributable to any particular industry, including, but not limited to, the retail and financial industries, may cause organizations to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on information technology. In addition, our customers may delay or cancel information technology projects or seek to lower their costs by renegotiating vendor contracts. To the extent purchases of our solution are perceived by customers and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Also, customers may choose to develop in-house software or modify their legacy business software as an alternative to using our solution. Moreover, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and operating results could be materially adversely affected.

If currency exchange rates fluctuate substantially in the future, the results of our operations, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Although we expect an increasing number of sales contracts to be denominated in currencies other than the U.S. dollar in the future, the majority of our sales contracts have historically been denominated in U.S. dollars, and therefore, most of our revenue has not been subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our solution to our customers outside of the United States, which could adversely affect our business, operating results, financial condition, and cash flows. In addition, we incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Accounting principles generally accepted in the United States, or U.S. GAAP, are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

In particular, in May 2014, the FASB issued ASC 606, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. As an “emerging growth company,” we are allowed under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to take advantage of this extended transition period under the JOBS Act with respect to ASC 606, which will result in ASC 606 becoming effective for us beginning on February 1, 2019 unless we choose to adopt it earlier. Any difficulties in implementing these pronouncements could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

We are evaluating ASC 606 and have not determined the impact it may have on our financial reporting. If, for example, we were required to recognize revenue differently with respect to our subscriptions or professional services, the differential revenue recognition may cause variability in our reported operating results due to periodic or long-term changes in the mix among our subscription offerings.

The forecasts of market growth we have provided publicly, including those incorporated by reference in this prospectus, may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts we have provided publicly, including those incorporated by reference in this prospectus, relating to the expected growth in the subscription billing and revenue recognition industry and ERP software market may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in executing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth we have provided publicly, including those incorporated by reference in this prospectus, should not be taken as indicative of our future growth.

Certain of our operating results and financial metrics may be difficult to predict as a result of seasonality.

Although we have not historically experienced significant seasonality with respect to our subscription revenue throughout the year, we have seen seasonality in our sales cycle as a large percentage of our customers make their purchases in the third month of any given quarter. In addition, our fourth quarter has historically been our strongest quarter. We believe that this results in part from the procurement, budgeting, and deployment cycles of many of our customers. We generally expect a relative increase in sales in the second half of each year as budgets of our customers for annual capital purchases are being fully utilized. We may be affected by seasonal trends in the future, particularly as our business matures. Such seasonality may result from a number of factors, including a slowdown in our customers’ procurement process during certain times of the year, both domestically and internationally, and customers choosing to spend remaining budgets shortly before the end of their fiscal years. These effects may become more pronounced as we target larger organizations and their larger budgets for sales of our solution. Additionally, this seasonality may be reflected to a much lesser extent, and sometimes may not be immediately apparent, in our revenue, due to the fact that we recognize subscription revenue over the term of the applicable subscription agreement. In addition, our ability to record professional services revenue can potentially vary based on the number of billable days in the given quarter, which is impacted by holidays and vacations. To the extent we experience this seasonality, it may cause fluctuations in our operating results and financial metrics and make forecasting our future operating results and financial metrics more difficult.

We may need to raise additional capital required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.

In order to support our growth and respond to business challenges, such as developing new features or enhancements to our solution to stay competitive, acquiring new technologies, and improving our infrastructure, we have made significant financial investments in our business, and we intend to continue to make such investments. As a result, we may need to engage in equity or debt financings to provide the funds required for these investments and other business endeavors. If we raise additional funds through equity or convertible debt issuances, our existing stockholders may suffer significant dilution, and these securities could have rights, preferences, and privileges that are superior to that of holders of our common stock. If we obtain additional funds through debt financing, we may not be able to obtain such financing on terms favorable to us. Such terms may involve restrictive covenants making it difficult to engage in capital raising activities and pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business may be adversely affected, requiring us to delay, reduce, or eliminate some or all of our operations.

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain additional executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the New York Stock Exchange, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which would increase our costs and expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

In addition, as a result of our disclosure obligations as a public company, we have reduced flexibility and are under pressure to focus on short-term results, which may adversely affect our ability to achieve long-term profitability.

As a result of becoming a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. For example, we have worked to improve the controls around our key accounting processes and our quarterly close process, we have implemented a number of new systems as part of our control environment, and we have hired additional accounting and finance personnel to help us implement these processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect our business and operating results and could cause a decline in the price of our Class A common stock.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

Our corporate “ZEO” culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity, and teamwork fostered by our culture, and our business may be harmed.

We believe that Zuora’s entrepreneurial corporate culture has been a key contributor to our success. We have worked to develop what we call our “ZEO” culture, which is based on the idea that each employee is the CEO of their job and career, and we strive to empower every employee to make and own their decisions and contributions to the company. If we do not continue to develop our corporate culture as we grow and evolve, including maintaining a culture that encourages individual entrepreneurship by our employees, it could harm our ability to foster the innovation, creativity, and teamwork we believe that we need to support our growth. We expect to continue to hire as we expand. As our organization grows and we are required to implement more complex organizational structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture, which could negatively impact our future success. In addition, potential liquidity events could create disparities of wealth among our employees, which could adversely impact relations among employees and our corporate culture in general. Our anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business.

Our loan and security agreement provides our lender with a first-priority lien against substantially all of our assets, including our intellectual property, and contains financial covenants and other restrictions on our actions, which could limit our operational flexibility and otherwise adversely affect our financial condition.

Our loan and security agreement restricts our ability to, among other things:

•	use our accounts receivable, inventory, trademarks, and most of our other assets as security in other borrowings or transactions;

•	incur additional indebtedness;

•	sell certain assets;

•	declare dividends or make certain distributions; and

•	undergo a merger or consolidation or other transactions.

Our loan and security agreement also prohibits us from exceeding an adjusted quick ratio. Our ability to comply with this and other covenants is dependent upon a number of factors, some of which are beyond our control.

Our failure to comply with the covenants or payment requirements, or the occurrence of other events specified in our loan and security agreement, could result in an event of default under the loan and security agreement, which would give our lender the right to terminate their commitments to provide additional loans under the loan and security agreement and to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. In addition, we have granted our lender first-priority liens against all of our assets, including our intellectual property, as collateral. Failure to comply with the covenants or other restrictions in the loan and security agreement could result in a default. If the debt under our loan and security agreement was to be accelerated, we may not have sufficient cash on hand or be able to sell sufficient collateral to repay it, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our Class A common stock.

We are an emerging growth company, and we cannot be certain that the reduced disclosure requirements applicable to emerging growth companies will not make our Class A common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and, for so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. If we cease to be an emerging growth company, we will no longer be able to take advantage of these exemptions or the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last day of our then most recently completed second fiscal quarter.

We cannot predict if investors will find our Class A common stock less attractive or our company less comparable to certain other public companies because we will rely on these exemptions and elections. For example, if we do not adopt a new or revised accounting standard, our future operating results and financial statements may not be as comparable to the operating results and financial statements of certain other companies in our industry that adopted such standards. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

We may be adversely affected by natural disasters and other catastrophic events, and by man-made problems such as terrorism, that could disrupt our business operations and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics, and other events beyond our control. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our solution, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. For example, our corporate headquarters are located in California, a state that frequently experiences earthquakes. Additionally, all of the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our partners’ disaster recovery plans prove to be inadequate.

Risks Related to this Offering and Ownership of Our Class A Common Stock

There has been no prior public market for our Class A common stock, the stock price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our Class A common stock prior to this offering. The initial public offering price for our Class A common stock was determined through negotiations between the underwriters and us and may vary from the market price of our Class A common stock following this offering. The market prices of the securities of newly public companies such as us have historically been highly volatile. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets;

•	actual or anticipated fluctuations in our revenue and other operating results;

•	changes in the financial projections we may provide to the public or our failure to meet these projections;

•	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	recruitment or departure of key personnel;

•	the economy as a whole and market conditions in our industry;

•	negative publicity related to the real or perceived quality of our solution, as well as the failure to timely launch new products and services that gain market acceptance;

•	growth of the Subscription Economy;

•	rumors and market speculation involving us or other companies in our industry;

•	announcements by us or our competitors of new products, commercial relationships, or significant technical innovations;

•	acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	lawsuits threatened or filed against us, litigation involving our industry, or both;

•	developments or disputes concerning our or other parties’ products, services, or intellectual property rights;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

•	the expiration of contractual lock-up or market stand-off agreements; and

•	sales of shares of our Class A common stock by us or our stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, and technology companies in particular, have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Sales of a substantial number of shares of our Class A common stock in the public market, particularly sales by our directors, executive officers, and significant stockholders, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

Sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur, could cause the market price of our Class A common stock to decline.

All of the shares of Class A common stock sold in this offering are freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act and any shares purchased in this offering by the entities affiliated with Azim Premji.

Subject to certain exceptions, we, all of our directors and executive officers, and all of the holders of our common stock, or securities exercisable for or convertible into our common stock outstanding immediately prior to this offering, are subject to market stand-off agreements with us or have entered into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions described in the section titled “Underwriting”, not to sell, directly or indirectly, any shares of common stock without the permission of each of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC on behalf of the underwriters, for a period of 180 days from the date of this prospectus; provided that such restricted period will end with respect to 25% of the shares subject to each lock-up agreement if at any time beginning 90 days after the date of this prospectus (i) we have filed at least one quarterly report on Form 10-Q or annual report on Form 10-K, and (ii) the last reported closing price of our Class A common stock is at least 33% greater than the initial public offering price of our Class A common stock for 10 out of any 15 consecutive trading days ending on or after the 90th day after the date of this prospectus (which 15 trading day period may begin prior to such 90th day); provided further, that if such restricted period ends during a trading black-out period, the restricted period will end one business day following the date that we announce our earnings results for the previous quarter. When the lock-up period expires, we and our securityholders subject to a lock-up agreement or market stand-off agreement will be able to sell our shares in the public market. In addition, the underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to the expiration of the lock-up period. See the section titled “Shares Eligible for Future Sale” for more information. Sales of a substantial number of such shares upon expiration of the lock-up and market stand-off agreements, or the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

In addition, as of January 31, 2018, we had options outstanding that, if fully exercised, would result in the issuance of 15,401,438 shares of Class B common stock and RSUs that, if fully settled, would result in the issuance of 834,091 shares of Class B common stock. We also granted options to purchase 3,549,762 shares of our Class B common stock subsequent to January 31, 2018. All of the shares of Class B common stock issuable upon the exercise or settlement of stock options and RSUs, and the shares reserved for future issuance under our equity incentive plans, will be registered for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance subject to existing lock-up or market stand-off agreements and applicable vesting requirements.

Immediately following this offering, the holders of 71,987,071 shares of our Class B common stock have rights, subject to some conditions, to require us to file registration statements for the public resale of the Class A common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for us or other stockholders.

We may also issue our shares of common stock or securities convertible into shares of our common stock from time to time in connection with a financing, acquisition, investments, or otherwise. We also expect to grant equity awards to employees, directors, and consultants under our equity incentive plans. Any such issuance could result in substantial dilution to our existing stockholders and cause the market price of our Class A common stock to decline.

The dual class structure of our common stock will have the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of this offering, including our directors, executive officers, and 5% stockholders who will hold in the aggregate 57.8% of the voting power of our capital stock following the completion of this offering, which will limit or preclude your ability to influence corporate matters, including the election of directors and the approval of any change of control transaction.

Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are offering in this offering, has one vote per share. Following this offering, our directors, executive officers, and holders of more than 5% of our common stock, and their respective affiliates, will hold in the aggregate 57.8% of the voting power of our capital stock. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval until the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the outstanding shares of Class B common stock, (ii) ten years from the closing of this offering, and (iii) the date the shares of Class B common stock cease to represent at least 5% of all outstanding shares of our common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. See the section titled “Description of Capital Stock—Anti-Takeover Provisions” for additional information.

Participation in this offering by entities affiliated with Azim Premji, an affiliate of an existing stockholder, could reduce the public float for our shares.

Certain entities affiliated with Azim Premj, an existing stockholder, have indicated an interest in purchasing up to an aggregate of up to $12.0 million of shares of our Class A common stock in this offering at the initial public offering price per share. Because this indication of interest is not a binding agreement or commitment to purchase, such entities could determine to purchase more, less, or no shares in this offering, or the underwriters could determine to sell more, less, or no shares to such entities.

If these entities purchase all or a portion of the shares in which they have indicated an interest in this offering, such purchase could reduce the available public float for our shares if such entities hold these shares long term.

The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.

S&P Dow Jones and FTSE Russell have recently announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our common stock may prevent the inclusion of our Class A common stock in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common stock and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common stock could be negatively affected. If one or more of the analysts who cover us downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our Class A common stock price and trading volume to decline.

Even if our stock is actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. For example, in order to assess our business activity in a given period, analysts and investors may look at the combination of revenue and changes in deferred revenue in a given period (sometimes referred to as “billings”). Over-reliance on billings or similar measures may result in analyst or investor forecasts that differ significantly from our own for a variety of reasons, including:

•	a relatively large number of transactions occur at the end of the quarter. Invoicing of those transactions may or may not occur before the end of the quarter based on a number of factors including receipt of information from the customer, volume of transactions, and holidays. A shift of a few days has little economic impact on our business, but will shift deferred revenue from one period into the next;

•	a shift in billing frequency (i.e. from monthly to quarterly or from quarterly to annually), which may distort trends;

•	subscriptions that have deferred start dates; and

•	services that are invoiced upon delivery.

In addition, the new revenue recognition standard, ASC 606, introduces new and significant disclosure requirements. These disclosure obligations will be prepared on the basis of estimates that can change over time and on the basis of events over which we have no control. Market practices surrounding the calculation of this measure are still evolving. It is possible that analysts and investor may misinterpret our disclosure or that our methods for estimating this disclosure differ significantly from others, which could lead to inaccurate or unfavorable forecasts by analysts and investors.

An active public trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our Class A common stock. We have been approved to list our Class A common stock on the New York Stock Exchange, however, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market price of your shares of Class A common stock. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. We cannot predict the prices at which our Class A common stock will trade. The initial public offering price of our Class A common stock was determined by negotiations between us and the underwriters and may not bear any relationship to the market price at which our Class A common stock will trade after this offering or to any other established criteria of the value of our business and prospects.

Because the initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Class A common stock in this offering, based on the initial public offering price of $14.00 per share and the issuance of 11,000,000 shares of Class A common stock in this offering, you will experience immediate dilution of $12.73 per share, the difference between the price per share you pay for our Class A common stock and its pro forma net tangible book value per share as of January 31, 2018. Furthermore, if the underwriters exercise their option to purchase additional shares, if outstanding stock options and RSUs are exercised or settled, if we issue awards to our employees under our equity incentive plans, or if we otherwise issue additional shares of our Class A common stock, you could experience further dilution. See the section titled “Dilution” for additional information.

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, operating results, and prospects could be harmed, and the market price of our Class A common stock could decline. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. These investments may not yield a favorable return to our investors.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions under the terms of our loan and security agreement. We anticipate that for the foreseeable future we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees, and limit the market price of our Class A common stock.

Provisions in our restated certificate of incorporation and restated bylaws that will be in effect immediately following the completion of this offering may have the effect of delaying or preventing a change of control or changes in our management. Our restated certificate of incorporation and restated bylaws include provisions that:

•	provide that our board of directors will be classified into three classes of directors with staggered three-year terms;

•	permit the board of directors to establish the number of directors and fill any vacancies and newly-created directorships;

•	require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

•	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•	provide that only the chairman of our board of directors, our chief executive officer, lead independent director, or a majority of our board of directors will be authorized to call a special meeting of stockholders;

•	provide for a dual class common stock structure in which holders of our Class B common stock may have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or DGCL, our restated certificate of incorporation, or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results, and financial condition.

Moreover, Section 203 of the DGCL may discourage, delay, or prevent a change of control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock. See the section titled “Description of Capital Stock” for additional information.

LETTER FROM ZUORA CEO AND CO-FOUNDER TIEN TZUO

This is not just a Silicon Valley story. This is a global business story.

Imagine a world where you receive any service that you want — when you want it, and how you want it. You use and pay for as much or as little as you need. And as your needs change, you can change your subscription plan instantly and effortlessly: upgrade or downgrade, suspend or delete. Today, in the early stages of the Subscription Economy, we enjoy these kinds of relationships with companies like Netflix, Lyft, Nest, Salesforce, and AWS. Tomorrow, we believe these relationships will extend to every customer, every business, and every industry.

The “Subscription Economy,” a term that we coined, refers to the worldwide economic shift over the last decade from products to services. It’s grounded in the idea that customers have changed and are looking for new ways to engage with businesses. They want the freedom to subscribe to outcomes, rather than deal with the hassles of ownership and obsolescence. These new customer expectations have led to a proliferation of “as-a-service” or subscription business models.

At the same time, around the globe, thousands of businesses are just beginning to take advantage of long-term customer relationships to fuel their growth. And they are realizing that the steady, predictable revenue generated from the subscription model is imperative to their future success. But perhaps more importantly, companies are starting to truly discover who their customers are.

My co-founders K.V. Rao, Cheng Zou, and I saw this once-in-a-century shift in business models back in 2007. I was the CMO and Chief Strategy Officer of Salesforce.com. I started out as employee number 11 and was part of the core team that deployed the subscription business model to disrupt the software industry.

At the time, the iPhone had just launched, the public cloud was in its infancy, and streaming media was still on the distant horizon. Netflix’s DVD business was disrupting Blockbuster and Zipcar was making people question traditional car ownership and rental. What we saw was the potential of the subscription business model to transform virtually every industry around the world.

We knew that what made the subscription business model unique was its mandate for businesses to build long-term relationships with their customers. This required a foundational transformation: orienting all your business operations around customers, not products. It was a radical shift from the way the world had been doing business for well over a century. We also knew that our companies, Salesforce.com and WebEx, were struggling with back-office billing systems, which were critical to the success of this business model.

Back then, the prevalent systems were traditional Enterprise Resource Planning (ERP) systems and niche industry alternatives, both of which were clunky and expensive. More importantly, while they worked for companies that were shipping products; they weren’t agile enough to meet the needs of dynamic subscription-based businesses.

It was clear that ERP was past its prime. We were convinced that it wouldn’t be “business as usual” for long. There was a strong need and a large market for a fundamentally different solution. And that’s why we set out to build Zuora.

Today, Zuora is a cloud-based software platform that enables any company in any industry to successfully launch, manage, and transform into a subscription business.

Our Vision And Mission

The vision we started off with stays true to this day: We believe that one day, every company will be part of the Subscription Economy.

Our mission at Zuora is to enable all our customers to be successful in the Subscription Economy. It drives everything we do – our technology, our community, our knowledge, and our people. We’ve been doing this every day for the past decade and will continue to remain steadfastly focused on our customers.

In the beginning, we sold to other SaaS companies like ourselves. Today, Zuora is powering subscription businesses in practically every industry—software, hardware, media, transportation, construction, healthcare, education, retail, IoT, and many others. We work with movie theaters in France, eyewear retailers in Sweden, maritime information services in the United Kingdom, and tractor companies in the United States. Our clients operate planes, trains, and automobiles. And we continue to welcome new entrants to the Subscription Economy every day.

Our Culture: The ZEO Way

While systems play an important role in growth and transformation, we believe that culture is far more important, and harder to build. To meet the needs of dynamic subscription businesses, we have built a dynamic company with innovation stamped into its DNA.

At one of our first off-sites, we asked our employees: What do you want our culture to be? The question triggered an avalanche of stories, but the common thread was a sense of being in control of one’s destiny. It gave rise to the concept of the “ZEO.”

At Zuora, we believe that every employee is the CEO of his or her Zuora career, i.e., a ZEO. This has fostered a culture centered around entrepreneurship, innovation, ownership, and responsibility. To be candid, I believe Zuora isn’t run by its CEO or executive team; it’s run by more than 900 passionate and innovative ZEOs, including me. The result is a company of empowered and invested employees who bring out the best in one other. And the rewards lie in our more than 950 customers and a consistently growing business across the world.

ZEO Culture isn’t an empty branding effort. We take it very seriously. We encourage our employees to be curious, creative, and stay focused on our shared mission of enabling our customers to be successful. We are building a company for the long-term—a place where people celebrate success but also know that they need to continue to innovate, lead, and evolve with the Subscription Economy.

Our Journey: The Path Ahead

When we started Zuora, we knew we were betting on an inevitable transformation that would take place over many decades. Although we all can now see the world moving to the Subscription Economy, we believe the shift is still in the early phases.

We also recognized that building and delivering the solutions that companies need in this new Subscription Economy would be an opportunity to build an enduring enterprise software company like Microsoft, Oracle, or Salesforce.com. And so we focused on, and will continue to focus on, building a business for the long-term.

The past decade has been an exciting curtain-raiser for the way we believe the world will do business in the next century. While the industrial product era had a solid 100-year run, it’s time to bid it adieu. Today, we are at a pivotal moment in business history, with the entire global economy on the brink of change. Fortunately, change brings opportunities.

At Zuora, we’ve only just started our story and are excited for what the future holds. We invite you to join us on this journey, as we help business after business, industry after industry, succeed in the Subscription Economy.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our future financial performance, including our expectations regarding our total revenue, cost of revenue, gross profit or gross margin, operating expenses including changes in research and development, sales and marketing, and general and administrative expenses (including any components of the foregoing) and our ability to achieve, and maintain, future profitability;

•	our business plan and our ability to effectively manage our growth;

•	anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

•	market acceptance of new technology and recently introduced solutions;

•	beliefs and objectives for future operations;

•	our ability to increase sales of our solution;

•	the widespread adoption and adoption rates of subscription business models and decline in product-centric models;

•	our ability to further penetrate our existing customer base;

•	maintaining and expanding our customer base and our relationships with our third-party implementation and other partners;

•	our ability to timely and effectively scale and adapt our existing solution;

•	our ability to develop new products and bring them to market in a timely manner and make enhancements to our existing solution;

•	the effects of seasonal trends on our results of operations;

•	our expectations concerning relationships with third parties;

•	our ability to maintain, protect, and enhance our intellectual property;

•	our ability to continue to expand internationally;

•	the effects of increased competition in our markets and our ability to compete effectively;

•	our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;

•	economic and industry trends, projected growth, or trend analysis; and

•	the estimates and estimate methodologies used in preparing our consolidated financial statements, including in determining option exercise prices.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, is based on information from various sources, including Forrester Research, Inc., or Forrester, Gartner, Inc., or Gartner, International Data Corporation, or IDC, McKinsey & Company, or McKinsey, MGI Research, LLC, or MGI, and PricewaterhouseCoopers LLP, or PwC. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and in our experience to date in, the market for our solution. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

The Forrester studies described herein represent data, research, opinions, or viewpoints prepared by Forrester and are not representations of fact. We have been advised by Forrester that its studies speak as of their original date (and not as of the date of this prospectus) and any opinions expressed in the studies are subject to change without notice.

The Gartner reports described herein represents research opinion or viewpoints published, as part of a syndicated subscription service by Gartner, and are not representations of fact. Each Gartner report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner reports are subject to change without notice.

This prospectus contains statistical data, estimates, and forecasts that are based on industry publications or reports generated by third-party providers, or other publicly available information, as well as other information based on our internal sources.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus are provided below:

•	Forrester Research, Top Five Imperatives To Win In The Age Of The Customer, May 23, 2017.

•	The Forrester Wave™: Recurring Customer And Billing Management, Q3 2017.

•	Gartner, Forecast: Enterprise Software Markets, Worldwide, 2014-2021, 4Q17 Update, December 2017.

•	MGI Research, Agile Monetization Platforms (AMP)—Total Addressable Market (TAM) Forecast 2018-2022, December 9, 2017.

In certain instances where reports are identified as the sources of market and industry data contained in this prospectus, the applicable report is identified by superscript notations. The sources of these data are provided below:

(1)	Evolve Or Crumble: Prepare For The Fate Of The Hardware Incumbents, Forrester Research, August 29, 2016.

(2)	Gartner, Forecast: Public Cloud Services, Worldwide, 2015-2021, 3Q17 Update, October 2017.

(3)	Gartner, Market Share Analysis: Enterprise Application Software as a Service, Worldwide, 2016, October 2017.

(4)	IDC, Worldwide Public Cloud Services Revenue Growth Remains Strong through the First Half of 2017, November 6, 2017.

(5)	PwC, Perspectives from the Global Entertainment and Media Outlook 2017-2021, https://www.pwc.com/outlook.

(6)	McKinsey & Company, Overwhelming OTT: Telcos’ growth strategy in a digital world, January 2017.

(7)	McKinsey & Company, Automotive revolution—perspective towards 2030, January 2016.

(8)	PwC, 2017 Industrial Manufacturing Trends, https://www.strategyand.pwc.com/trend/2017-industrial-manufacturing-trends.

(9)	McKinsey & Company, The Internet of Things: Mapping the Value Beyond The Hype, June 2015.

The Subscription Economy Index, or SEI, measures the growth in the volume of business for the subscription-based products and services of our customers. Specifically, it measures the total dollar amount invoiced by our customers to their customers for subscriptions and recurring charges through our Zuora Central Platform. We refer to this as subscription invoice volume. Onetime charges that are not subscription-based are excluded from the calculation, as the SEI is intended to reflect the growth in subscription invoice volume. The constituents’ growth rate reflected in the SEI is the quarter-over-quarter percentage change in trailing twelve-month subscription invoice volume. To measure this growth, we use a weighted average of the growth rates of the constituents who have been on our platform for at least ten quarters, controlling for the effects of constituent attrition and account migration. The weighted average used in the SEI growth calculation is weighted by the total amount of subscription invoice volume each constituent has, so that companies with higher subscription invoice volume have more weight in the average. The SEI includes customers that have been invoicing through our Zuora Central Platform for at least ten quarters, and that are not in the process of importing data from another billing system or migrating off of our platform. The determination of when customers are importing data or migrating off the platform is made manually by analysis of system data combined with communication with affected customers. As of October 1, 2017, 304 customers had been invoicing through our Zuora Central Platform for at least ten quarters and were not in the process of importing data from another billing system or migrating off of our platform, and 300 of those customers were included in the November 2017 SEI. We excluded four customers that were otherwise eligible for inclusion in the SEI for various reasons including non-standard implementations or due to unusual billing or usage patterns. The SEI does not include Zuora RevPro customers. A constituent’s subscription invoice volume is calculated every quarter using a trailing twelve month period in order to remove the effect of seasonality, and the growth rate is calculated by comparing the quarter-over-quarter percentage change in trailing twelve-month subscription invoice volume. The growth rates of different customers in the SEI varies based on a number of factors, including size of customer, industry, and a customer’s specific subscription-based offerings. We do not intend for our disclosure of the SEI to suggest that the SEI reflects the growth rate of every company that uses our products or the Subscription Economy as a whole.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $138.9 million, based on the initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that the net proceeds would be approximately $160.4 million, after deducting the underwriting discounts and commissions and estimated offering expenses.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, enable access to the public equity markets for us and our stockholders, increase awareness of our company, and improve our competitive position. We intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes, including research and development and sales and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds to invest in or acquire complementary businesses, products, services, technologies, or other assets. However, we do not have any agreements or commitments for any specific acquisitions or investments at this time.

We currently have no specific plans for the use of the net proceeds that we receive from this offering. Accordingly, we will have broad discretion in using these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use, we plan to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for the operation and growth of our business, and do not expect to pay dividends on our capital stock for the foreseeable future. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our operating results, financial condition, and capital requirements, restrictions that may be imposed by applicable law, and other factors deemed relevant by our board of directors. In addition, the terms of our loan and security agreement contain restrictions on our ability to declare and pay cash dividends on our capital stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of January 31, 2018 on:

•	an actual basis;

•	a pro forma basis to give effect to (i) the redesignation of our outstanding common stock as Class B common stock in March 2018, (ii) the automatic conversion of all outstanding shares of our convertible preferred stock as of January 31, 2018 into 61,983,995 shares of our Class B common stock, and (iii) the filing and effectiveness of our restated certificate of incorporation; and

•	a pro forma as adjusted basis to give effect to the adjustments described above and (i) the sale by us of 11,000,000 shares of our Class A common stock in this offering at the initial public offering price of $14.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses, net of $0.6 million of offering costs paid as of January 31, 2018, and (ii) the reclassification of $2.5 million of deferred offering costs recorded in prepaid expenses and other current assets on the consolidated balance sheet to additional paid-in capital.

You should read this table together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	As of January 31, 2018
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$48,208	$48,208	$187,771

Total debt	$14,969	$14,969	$14,969

Stockholders’ equity:
Preferred stock, $0.0001 par value per share: no shares authorized, issued, and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	$—	$—	$—
Convertible preferred stock, $0.0001 par value per share: 61,984,025 shares authorized, 61,983,995 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	6	—	—
Common stock, $0.0001 par value per share: 111,850,000 shares authorized, 30,524,227 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	3	—	—
Class A common stock, $0.0001 par value per share: no shares authorized, issued, and outstanding, actual; 500,000,000 shares authorized, no shares issued and outstanding, pro forma; 500,000,000 shares authorized, 11,000,000 shares issued and outstanding, pro forma as adjusted	—	—	1
Class B common stock, $0.0001 par value per share: no shares authorized, issued, and outstanding, actual; 500,000,000 shares authorized, 92,508,222 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 92,508,222 shares issued and outstanding, pro forma as adjusted	—	9	9
Additional paid-in capital	286,152	286,152	425,071
Related party receivable	(1,281)	(1,281)	(1,281)
Accumulated other comprehensive loss	471	471	471
Accumulated deficit	(258,685)	(258,685)	(258,685)

Total stockholders’ equity	26,666	26,666	165,586

Total capitalization	$26,666	$26,666	$165,586

(1)	If the underwriters’ option to purchase additional shares is exercised in full, the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization would increase by approximately $21.5 million, after deducting the underwriting discounts and commissions, and we would have 12,650,000 shares of our Class A common stock and 92,508,222 shares of our Class B common stock issued and outstanding, pro forma as adjusted.

The number of shares of our Class A and Class B common stock to be outstanding after this offering is based upon no shares of our Class A common stock outstanding and 92,508,222 shares of our Class B common stock outstanding, in each case, as of January 31, 2018, and does not include:

•	15,401,438 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of January 31, 2018, with a weighted-average exercise price of $3.56 per share;

•	834,091 shares of our Class B common stock issuable upon the vesting of RSUs outstanding as of January 31, 2018;

•	3,549,762 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock granted after January 31, 2018, with an exercise price of $7.94 per share; and

•	7,610,787 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of (i) 60,787 shares of our Class B common stock reserved for future issuance under our 2015 Plan as of January 31, 2018 (which number of shares is prior to the options to purchase shares of our Class B common stock granted after January 31, 2018 and an increase of 6,950,000 shares of our Class B common stock reserved for future issuance under our 2015 Plan after January 31, 2018), (ii) 5,150,000 shares of our Class A common stock reserved for future issuance under our 2018 Plan, which became effective on the date immediately prior to the date of this prospectus, and (iii) 2,400,000 shares of our Class A common stock reserved for issuance under our 2018 ESPP, which became effective on the date of this prospectus.

On the date immediately prior to the date of this prospectus, the remaining shares available for issuance under our 2015 Plan were added to the shares of our Class A common stock reserved for issuance under our 2018 Plan, and we ceased granting awards under the 2015 Plan. Our 2018 Plan and 2018 ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit Plans” for additional information.

DILUTION

If you invest in our Class A common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after the closing of this offering.

Our pro forma net tangible book value (deficit) as of January 31, 2018 was $(5.2) million, or $(0.06) per share of common stock. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of January 31, 2018, after giving effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock as of January 31, 2018 into 61,983,995 shares of our Class B common stock and (ii) the filing and effectiveness of our restated certificate of incorporation.

Pro forma as adjusted net tangible book value per share reflects the pro forma adjustments described above and (i) the sale of 11,000,000 shares of our Class A common stock in this offering at the initial public offering price of $14.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses, net of $0.6 million of offering costs paid as of January 31, 2018, and (ii) the reclassification of $2.5 million of deferred offering costs recorded in prepaid expenses and other current assets on the consolidated balance sheet to additional paid-in capital. Our pro forma as adjusted net tangible book value as of January 31, 2018 would have been $131.8 million, or $1.27 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.33 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $12.73 per share to investors purchasing shares of our Class A common stock in this offering at the initial public offering price.

The following table illustrates this dilution on a per share basis to investors in this offering:

Initial public offering price per share		$14.00
Pro forma net tangible book value (deficit) per share as of January 31, 2018	$(0.06)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors purchasing in this offering	1.33

Pro forma as adjusted net tangible book value per share after this offering		1.27

Dilution in pro forma net tangible book value per share to investors in this offering		$12.73

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after this offering would be $1.46 per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $12.54 per share of common stock.

The following table presents, on a pro forma as adjusted basis as described above, as of January 31, 2018, the differences between our existing stockholders and the investors purchasing shares of our Class A common stock in this offering, with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders or to be paid to us by investors purchasing shares in this offering at the initial public offering price of $14.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(in thousands)
Existing stockholders	92,508,222	89.4%	$263,027	63.1%	$2.84
Investors in this offering	11,000,000	10.6	154,000	36.9	14.00

Total	103,508,222	100.0%	$417,027	100.0%

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us. After giving effect to sales of shares in this offering, assuming the underwriters’ option to purchase additional shares is exercised in full, our existing stockholders would own 88.0% and our new investors would own 12.0% of the total number of shares of our common stock outstanding after this offering.

In addition, to the extent we issue any additional stock options or RSUs or any stock options are exercised or RSUs settle, or we issue any other securities or convertible debt in the future, investors participating in this offering may experience further dilution.

The number of shares of our Class A and Class B common stock to be outstanding after this offering is based upon no shares of our Class A common stock outstanding and 92,508,222 shares of our Class B common stock outstanding, in each case, as of January 31, 2018, and does not include:

•	15,401,438 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of January 31, 2018, with a weighted-average exercise price of $3.56 per share;

•	834,091 shares of our Class B common stock issuable upon the vesting of RSUs outstanding as of January 31, 2018;

•	3,549,762 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock granted after January 31, 2018, with an exercise price of $7.94 per share; and

•	7,610,787 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of (i) 60,787 shares of our Class B common stock reserved for future issuance under our 2015 Plan as of January 31, 2018 (which number of shares is prior to the options to purchase shares of our Class B common stock granted after January 31, 2018 and an increase of 6,950,000 shares of our Class B common stock reserved for future issuance under our 2015 Plan after January 31, 2018), (ii) 5,150,000 shares of our Class A common stock reserved for future issuance under our 2018 Plan, which became effective on the date immediately prior to the date of this prospectus, and (iii) 2,400,000 shares of our Class A common stock reserved for issuance under our 2018 ESPP, which became effective on the date of this prospectus.

On the date immediately prior to the date of this prospectus, the remaining shares available for issuance under our 2015 Plan were added to the shares of our Class A common stock reserved for issuance under our 2018 Plan, and we ceased granting awards under the 2015 Plan. Our 2018 Plan and 2018 ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit Plans” for additional information.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. We derived our selected consolidated statements of comprehensive loss for fiscal 2016, fiscal 2017, and fiscal 2018 and our selected consolidated balance sheet data as of January 31, 2017 and 2018 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. You should read the following selected consolidated financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the accompanying notes, and other financial information included elsewhere in this prospectus. Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2016, 2017, and 2018 are referred to herein as fiscal 2016, fiscal 2017, and fiscal 2018, respectively.

	Fiscal Year Ended January 31,
	2016	2017	2018
	(in thousands, except per share data)
Consolidated Statements of Comprehensive Loss:
Revenue:
Subscription	$68,228	$89,836	$120,373
Professional services	23,956	23,172	47,553

Total revenue	92,184	113,008	167,926

Cost of revenue:
Subscription(1)	17,820	22,840	31,077
Professional services(1)	25,540	25,322	48,829

Total cost of revenue	43,360	48,162	79,906

Gross profit	48,824	64,846	88,020

Operating expenses:
Research and development(1)	20,485	26,355	38,639
Sales and marketing(1)	64,508	62,384	73,087
General and administrative(1)	11,979	15,140	22,572

Total operating expenses	96,972	103,879	134,298

Loss from operations	(48,148)	(39,033)	(46,278)
Interest and other (expense) income, net	(528)	219	252

Loss before income taxes	(48,676)	(38,814)	(46,026)
Income tax benefit (provision)	469	(284)	(1,129)

Net loss	(48,207)	(39,098)	(47,155)

Comprehensive loss:
Foreign currency translation adjustment	(191)	(470)	960

Comprehensive loss	$(48,398)	$(39,568)	$(46,195)

Net loss per share attributable to common stockholders, basic and diluted(2)	$(2.14)	$(1.64)	$(1.78)

Weighted-average shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted(2)	22,497	23,891	26,563

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(2)			$(0.53)

Pro forma weighted-average shares outstanding used in calculating pro forma net loss per share, basic and diluted (unaudited)(2)			88,547

(1)	Includes stock-based compensation expense as follows:

	Fiscal Year Ended January 31,
	2016	2017	2018
	(in thousands)
Cost of revenue:
Subscription	$235	$326	$747
Professional services	566	583	2,121
Research and development	827	1,126	2,292
Sales and marketing	1,536	1,577	2,717
General and administrative	497	771	1,113

Total	$3,661	$4,383	$8,990

(2)	See notes 1 and 14 of the notes to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our net loss per share attributable to common stockholders, basic and diluted, and pro forma net loss per share attributable to common stockholders, basic and diluted.

	As of January 31,
	2017	2018
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$72,645	$48,208
Working capital (deficit)	39,663	(7,536)
Total assets	120,468	155,366
Deferred revenue, current portion	42,554	66,058
Total debt	—	14,969
Convertible preferred stock	6	6
Total stockholders’ equity	54,980	26,666

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our “Selected Consolidated Financial Data” and our consolidated financial statements, the accompanying notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those forward-looking statements below. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in “Risk Factors” included elsewhere in this prospectus. Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2016, 2017, and 2018 are referred to herein as fiscal 2016, fiscal 2017, and fiscal 2018, respectively.

Overview

We provide cloud-based software on a subscription basis that enables any company in any industry to successfully launch, manage, and transform into a subscription business. Architected specifically for dynamic, recurring subscription business models, our solution functions as an intelligent subscription management hub that automates and orchestrates the subscription order-to-cash process, including quoting, billing, collections, analytics, and revenue recognition. We offer businesses the ability to meet the constantly-evolving needs of their subscribers, capitalize on new revenue opportunities, and accelerate business growth.

An increasing number of industries are undergoing a transformation in business models as part of a broader shift to the Subscription Economy. Success in the Subscription Economy requires companies with legacy product-centric businesses to undertake a large-scale systemic shift in how they operate, reorienting themselves around their subscribers.

This new business model is inherently dynamic, with multiple interactions and constantly-changing relationships and events. The capabilities to launch, price, and bill for products, facilitate and record cash receipts, process and recognize revenue, and produce the data required to close their books and drive key decisions are mission critical and particularly complex for companies with subscription business models. As a result, as companies launch or grow a subscription business, they often conclude that traditional ERP-centric systems are inadequate.

We began operations in 2007 with a vision of providing the cloud-based software necessary to bring about, and enable companies to succeed in, the Subscription Economy. Since our inception, we have continued to innovate and have made significant investments to deliver a comprehensive solution for a broad array of use cases in the Subscription Economy. Key milestones in our growth include:

•	In fiscal 2008, we launched Zuora Billing, our first product to address the complex challenges of subscription management.

•	In fiscal 2011, we expanded our operations into Europe with our first office in London.

•	In fiscal 2013, we expanded our operations into Australia. We also held our first Subscribed conference.

•	In fiscal 2015, we launched Zuora CPQ to address the unique needs of quoting, pricing and packaging for subscription businesses.

•	In fiscal 2016, we acquired Frontleaf to add subscription analytics (now called Zuora Insights) to our product portfolio. We also launched our Zuora Connect Marketplace of applications and expanded our operations into Japan.

•	In fiscal 2017, we crossed the threshold of $100.0 million in total revenue.

•	In fiscal 2018, we acquired Leeyo, which added our revenue recognition product, Zuora RevPro.

We target companies of all sizes, ranging from small businesses to some of the world’s largest enterprises. We currently serve more than 950 customers, including 15 of the Fortune 100 as of January 31, 2018. As of January 31, 2016, January 31, 2017, and January 31, 2018, we had 728, 796, and 971 customers, respectively, including 242, 292, and 415 customers with annual contract value, or ACV, equal to or greater than $100,000, respectively. As of January 31, 2016, January 31, 2017, and January 31, 2018, customers with ACV equal to or greater than $100,000 represented 74%, 78%, and 82% of total ACV, respectively. For a definition of ACV, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational and Financial Metrics.” For a definition of customer, see the section titled “Business—Customers.” We have employees located throughout North America and Western Europe and in Australia, India, China, and Japan.

For fiscal 2016, fiscal 2017, and fiscal 2018, our total revenue was $92.2 million, $113.0 million, and $167.9 million, respectively. We have made significant investments to grow our business, including in sales and marketing, infrastructure, operations, and headcount. As a result, we have incurred net losses for fiscal 2016, fiscal 2017, and fiscal 2018 of $48.2 million, $39.1 million, and $47.2 million, respectively.

Our Business Model

Our business model is similar to many of our customers in the Subscription Economy—we seek to maximize the lifetime value of our customer relationships over time. We initially acquire customers through a sale of one or more of our products. Over time, as customers experience success with Zuora, they can renew their subscriptions and expand their usage of our solution.

We sell through our direct sales force and with our GSI partners, and in many cases do so in a combined and coordinated fashion. Customers initially subscribe to one or both of our two flagship products—Zuora Billing, our subscription billing product, or Zuora RevPro, our revenue recognition product. Because of the transformative nature of the shift to subscription business models, especially in larger organizations, the initial selling process can be lengthy and complex.

Given the foundational nature of our solution, its deployment typically requires a professional services engagement with either us or one of our third-party deployment partners. Our partners include GSIs, which deploy the solution, often as part of a broader business transformation project. Professional services engagements typically last between three and twelve months with the goal of enabling our customers to utilize our solution as broadly and quickly as possible. These projects usually involve integrating our solution with the customers’ other business applications. Once deployed, our solution becomes a mission-critical system of record for our customers, often deeply entrenched into their core IT and operational infrastructure. Excluding customers acquired through our acquisitions of Leeyo and Frontleaf, we have only lost one customer from those customers who initially entered into a contract with us in fiscal 2016, 2017, and 2018 who had initial ACV of at least $100,000, had deployed our solution as of January 31, 2018 and, have had contracts up for renewal.

Our business is based on a recurring revenue model, with our subscriptions having fixed and variable pricing components. Our subscription agreements typically range from one to three years. We charge an annual fixed platform fee ranging from $25,000 to $500,000 or more, depending on the Zuora Central Platform edition and associated level of functionality. In addition to the base platform fee, we charge annual committed volume fees based on anticipated usage of our products. Volume fees are based on posted invoice volumes for Zuora Billing and on the customer’s annual revenue volume for Zuora RevPro. Our variable pricing components are designed to align our success with our customers’ success in the Subscription Economy as they expand usage and reliance on our products. Our customers’ increasing usage of our solution is evidenced by the growing amount of transaction volume processed by our customers on our platform. For the quarter ended January 31, 2018, our customers processed nearly $7.0 billion in invoice volume through Zuora Billing.

1

Once customers are operating on our solution, we have multiple ways to expand our footprint and drive revenue growth from these customers, which we refer to as upsell:

•	Customers can upgrade to a more robust edition of the Zuora Central Platform;

1	Represents the quarterly posted invoice volume processed by our customers through Zuora Billing. Does not include revenue processed by our customers through Zuora RevPro.

•	Customers can subscribe to one or more of our additional products, such as Zuora CPQ, Zuora Insights, Zuora Collect, or one of the Connect Marketplace applications;

•	Customers that started with Zuora Billing or Zuora RevPro can also subscribe to the other flagship product; or

•	Customers can increase their committed volume amounts as they grow.

Customer expansion can be seen in the ACV growth in cohorts over the last three fiscal years. Our cohorts of customers from fiscal 2016, 2017, and 2018, that had greater than or equal to $100,000 in ACV, combined together, have grown their ACV, on a dollar-weighted average basis, by 4% by the end of the first year, 27% by the end of the second year, and 39% by the end of the third year.

2

Given their significant potential lifetime value, we invest upfront in acquiring our customers and facilitating a successful deployment. Our ability to participate in our customers’ growth does not require the same investment as selling to a new customer, which we believe will result in increased margins over time.

2	Represents on a dollar weighted-average basis, ACV growth for our customers who initially contracted with us with greater than or equal to $100,000 in ACV during each of the quarters in fiscal 2016, 2017, and 2018, combined together, and that had deployed our solution as of January 31, 2018. Quarters 1 through 12 in the chart represent the number of quarters since the initial quarter in which the customer entered into a contract with us. This does not include customers acquired through our acquisition of Leeyo or Frontleaf.

The strength of our installed base and our ability to expand sales to our installed base is demonstrated in the growth of our dollar-based retention rate and the increasing portion of our ACV from upsells. Our dollar-based retention rate has expanded from 100% to 110% since fiscal 2016, and the portion of our ACV attributed to upsell (excluding renewals) has continued to grow.

Factors Affecting Our Performance

The growth of our business and our future success will depend on many factors, including those described below. While each of these factors presents significant opportunities for us, they also pose important challenges that we must successfully address in order to grow our business and improve our financial results.

Continued Growth of the Subscription Economy.    We believe that we are in the early days of the Subscription Economy and that there is a large market opportunity for our solution. As companies from all industries continue to shift to subscription business models and consumers increasingly use products and services that are provided through such models, we believe demand for our solution will increase. Our success will continue to largely depend on the timing of the shift to the Subscription Economy and the willingness of businesses to adopt cloud-based software solutions to manage their subscription business models.

Expansion and Further Penetration of Our Customer Base.    We believe that our ability to expand our customer base will enable us to grow our business. We focus on acquiring new customers through our flagship products, Zuora Billing and Zuora RevPro, and growing our relationship with our customers over time through increased transaction or revenue volume. We also have the ability to expand revenue through the sale of additional products. As we grow and evolve with our customer base, we intend to continue to introduce additional products and capabilities and address new revenue opportunities.

3	See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational and Financial Metrics—Dollar-Based Retention Rate” for an explanation of dollar-based retention rate.
4	Fiscal 2008 through fiscal 2015.

International Expansion.    We generated total revenue outside of the United States of $24.6 million, $29.6 million, and $42.7 million for fiscal 2016, fiscal 2017, and fiscal 2018, respectively. We believe that global demand for our platform will continue to increase as international customers continue to shift to the Subscription Economy. We believe that international expansion represents a significant opportunity, particularly in geographies where the Subscription Economy is becoming more important, such as Europe and Asia and we plan to continue to invest in growing our presence internationally.

Investment in Sales and Marketing.    We expect to continue to invest significantly in our sales and marketing organization to drive additional revenue by supporting our existing customer base and acquiring new customers. We intend to continue to add headcount to our sales and marketing teams to capitalize on our market opportunity, although this would increase our operating expenses in the near term. We believe that improving the efficiency of our investments in sales and marketing can contribute to our long-term operating results. We also intend to continue to invest in our brand awareness activities, including our global Subscribed events, as well as the content we create and publish across multiple channels.

Improving Subscription Gross Margins.    As our business grows, we intend to continue to invest in our cloud architecture to meet the needs of our current and future customers. In addition, we intend to evaluate the expansion of our data center locations to address new markets while also investing to support growth at our existing data centers. We will need to determine whether it would be more beneficial to rely on co-located datacenters with our own equipment or to utilize cloud hosting providers. The mix of these investments in any particular period may cause fluctuations to our cost of revenue, operating expenses, and capital expenditures, and we intend to optimize these investments with the goal of improving our long-term gross margins.

Ability to Increase our Deployment Efficiency.    Our ability to grow our relationships with our customers over the long term depends on the successful deployment of our solutions. There are several factors that can lead a customer to not ultimately deploy our solution, including unexpected complexities or delays associated with deployment, a change in a customer’s strategic direction, a customer’s decision not to launch its subscription business, or sale of the customer’s business. We strive to increase both the speed and success of our deployments, by improving our deployment methodology, hiring and training qualified professionals, and deepening relationships with deployment partners.

Ability to Expand Relationships with GSIs and Other Partners.    We have established relationships with GSIs and other third-party partners to deploy and market our solution and strengthen our go-to-market strategy. We hope to further leverage these relationships to improve deployment success, maintain our professional services margins, and to drive additional sales of our products, although investing in these relationships can be time consuming and costly.

Key Operational and Financial Metrics

We monitor the following key operational and financial metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

	As of or for the Fiscal Year Ended January 31,
	2016	2017	2018
Customers with ACV equal to or greater than $100,000	242	292	415
Dollar-based retention rate	100%	104%	110%

Customers with ACV Equal to or Greater than $100,000

We believe our ability to enter into larger contracts is indicative of broader adoption of our solution by larger organizations. It also reflects our ability to expand our revenue footprint within our current customer base. We define ACV as the subscription revenue we would contractually expect to recognize from that customer over the next twelve months, assuming no increases or reductions in their subscriptions. We define the number of customers at the end of any particular period as the number of parties or organizations that have entered into a distinct subscription contract with us for which the term has not ended. Each party with which we have entered into a distinct subscription contract is considered a unique customer, and in some cases, there may be more than one customer within a single organization. We have increased the number of customers with ACV equal to or greater than $100,000 from 242 as of January 31, 2016, to 292 as of January 31, 2017, and to 415 as of January 31, 2018.

Dollar-Based Retention Rate

We believe our dollar-based retention rate is a key measure of our ability to retain and expand revenue from our customer base over time. We calculate our dollar-based retention rate as of a period end by starting with the sum of the ACV from all customers as of twelve months prior to such period end, or prior period ACV. We then calculate the sum of the ACV from these same customers as of the current period end, or current period ACV. Current period ACV includes any upsells and also reflects contraction or attrition over the trailing twelve months but excludes revenue from new customers added in the current period. We then divide the current period ACV by the prior period ACV to arrive at our dollar-based retention rate. We have increased our dollar-based retention rate from 100% as of January 31, 2016, to 104% as of January 31, 2017, and to 110% as of January 31, 2018.

Leeyo Acquisition

In May 2017, we acquired Leeyo. We paid $29.2 million in cash and 1,153,885 shares of common stock, for total consideration of approximately $35.2 million. As a result of the acquisition, we introduced our Zuora RevPro product. The acquisition has been accounted for as a business combination under U.S. GAAP and ASC 805: Business Combinations.

The total cash portion of the consideration, which is considered to be purchase consideration, consists of two separate payments: (i) $16.7 million was paid out in the second fiscal quarter of 2018 and (ii) $12.6 million will be paid by May 31, 2018. We also issued 1,153,885 shares of common stock to former stockholders of Leeyo. This stock portion had a fair value upon issuance of approximately $6.0 million, and was issued at the closing. A portion of the purchase price totaling $3.0 million in cash and an additional 363,190 shares, was placed into escrow for one year to secure indemnification obligations. Acquisition-related costs of approximately $0.8 million were expensed as incurred and are included in operating expenses in the consolidated statement of comprehensive loss.

Under the terms of the acquisition, we agreed to pay cash of $3.1 million to certain former Leeyo employees, $2.5 million of which was paid and expensed upon closing, and the remainder of which will be disbursed to the employees within 24 months after the acquisition date, contingent upon continued employment with us. These payments are being recognized as compensation expense over the service period.

In connection with the Leeyo acquisition, we also issued 2,832,411 shares of restricted common stock with a total grant date fair value of $14.6 million, which shares have service-based vesting requirements and are therefore excluded from the purchase consideration. These restricted shares will vest monthly over three years following the acquisition date. We also issued 856,296 RSUs with a total fair value of $4.4 million, which also have service-based vesting requirements and are therefore also excluded from the purchase consideration. 219,546 of these RSUs vest over three years with a cliff vest in May 2018. The remaining 636,750 RSUs will vest over four years with a cliff-vest in May 2018.

Components of Our Results of Operations

Revenue

Subscription revenue.    Subscription revenue consists of fees for access to, and use of, our products, as well as customer support. We generate subscription fees pursuant to non-cancelable subscription agreements with terms that typically range from one to three years. Subscription revenue is primarily based on fees to access our services platform over the subscription term. We typically invoice customers in advance in either annual or quarterly installments. Customers can also elect to purchase additional volume blocks or products during the term of the contract. We recognize subscription revenue ratably over the term of the subscription period, beginning on the date that access to our platform is provided, which is generally on or about the date the subscription agreement is signed.

Professional services revenue.    Professional services revenue consists of fees for services related to helping our customers deploy, configure, and optimize the use of our solution. These services include system integration, data migration, process enhancement, and training. Professional services projects generally take three to twelve months to complete. Once the contract is signed, we generally invoice for professional services on a time and materials basis, although we occasionally engage in fixed-price service engagements and invoice for those based upon agreed milestone payments. We recognize revenue as services are performed for time and materials engagements and on a proportional performance method as the services are performed for fixed fee engagements.

Impact of ASC 606 Adoption.    In May 2014, the FASB issued ASC 606, and has modified the standard thereafter. This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. This new revenue standard becomes effective for public companies for the fiscal year beginning after December 15, 2017, and interim periods within that year. Private companies have an additional year to adopt the standard. The two permitted transition methods under the new standard are the full retrospective method, under which ASC 606 would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, under which the cumulative effect of applying ASC 606 would be recognized at the date of initial application. We plan to adopt ASC 606 when it becomes effective for us for the fiscal year ending January 31, 2020 (i.e., effective February 1, 2019). We are currently in the process of determining what method of adoption we plan to use. We are currently assessing the effect the guidance will have on our consolidated financial statements.

Deferred Revenue

Deferred revenue consists of customer billings in advance of revenue being recognized from our subscription and support services and professional services arrangements. We primarily invoice our customers for subscription services arrangements annually or quarterly in advance. Amounts anticipated to be recognized within one year of the balance sheet date are recorded as deferred revenue, current portion, and the remaining portion is recorded as deferred revenue, net of current portion in the consolidated balance sheets.

Overhead Allocation and Employee Compensation Costs

We allocate shared costs, such as facilities costs (including rent, utilities, and depreciation on capital expenditures related to facilities shared by multiple departments), information technology costs, and certain administrative personnel costs to all departments based on headcount and location. As such, allocated shared costs are reflected in each cost of revenue and operating expenses category. Employee compensation costs consist of salaries, bonuses, commissions, benefits, and stock-based compensation.

Cost of Revenue and Gross Profit

Cost of subscription revenue.    Cost of subscription revenue consists primarily of costs related to hosting our platform and providing customer support. These costs include data center costs and third-party hosting fees, employee compensation costs for employees associated with our cloud-based infrastructure and our customer support organizations, amortization expense associated with capitalized internal-use software and purchased technology, allocated overhead, software and maintenance costs, and outside services associated with the delivery of our subscription services. We intend to continue to invest in our platform infrastructure, including third-party hosting capacity, and support organizations. However, the level and timing of investment in these areas could fluctuate and affect our cost of subscription revenue in the future.

Cost of professional services revenue.    Cost of professional services revenue consists primarily of costs related to the deployment of our platform. These costs include employee compensation costs for our professional services team, allocated overhead, travel costs, and costs of outside services associated with supplementing our internal staff. Cost of providing professional services has historically been similar to the associated professional services revenue, and we expect this to continue for the foreseeable future.

Gross profit and gross margin.    Our gross profit and gross margin may fluctuate from period to period as our revenue fluctuates, and as a result of the timing and amount of investments to expand hosting capacity, including through third party cloud providers, our continued efforts to build platform support and professional services teams, as well as the amortization expense associated with capitalized internal-use software and acquired technology.

Operating Expenses

Sales and marketing.    Sales and marketing expense consists primarily of employee compensation costs, including commissions for our sales personnel, allocated overhead, costs of general marketing and promotional activities, and travel costs. We currently expense sales commissions in the period of sale. Once adopted, under ASC 606, commissions will be amortized in sales and marketing expense over the period of benefit. Our sales and marketing expense as a percentage of total revenue has decreased in recent periods. We expect to continue to make significant investments as we expand our customer acquisition and retention efforts and, therefore, expect sales and marketing expense to increase in absolute dollars but may vary as a percentage of total revenue for the foreseeable future.

Research and development.    Research and development expense consists primarily of employee compensation costs, allocated overhead, and travel costs. We capitalize research and development costs associated with the development of internal-use software. As of January 31, 2018, capitalized costs for internal-use software were $3.4 million, and we expect to amortize these costs over a remaining period of approximately two to three years into cost of subscription revenue. All other research and development costs are expensed as incurred. We believe that continued investment in our platform is important for our growth, and as such, expect our research and development expense to continue to increase in absolute dollars for the foreseeable future but may vary as a percentage of revenue.

General and administrative.    General and administrative expense consists primarily of employee compensation costs, allocated overhead, and travel costs for finance, accounting, legal, human resources, and recruiting personnel. In addition, general and administrative expense includes non-personnel costs, such as accounting fees, legal fees, and all other supporting corporate expenses not allocated to other departments.

Following the completion of this offering, we expect to incur additional costs as a result of operating as a public company, including costs related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations, and professional services. As a result, we expect our general and administrative expense to continue to increase in absolute dollars for the foreseeable future but may vary as a percentage of revenue.

Interest and Other Income (Expense), net

Interest and other income (expense), net primarily consists of interest income from our investment holdings, interest expense associated with our loan and security agreement, and foreign exchange fluctuations.

Income Tax Provision (Benefit)

Income tax provision (benefit) consists of U.S. federal and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business. As of January 31, 2018, we had federal and state NOL carryforwards of $235.4 million and $181.2 million, respectively, which will begin to expire for federal and state tax purposes in 2027 and 2028, respectively. Our existing NOLs may be subject to limitations arising from previous ownership changes and, if we undergo an ownership change in connection with this offering or otherwise in the future, our ability to utilize our NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 of the Code. Our NOLs may also be impaired under similar provisions of state law. We have not performed any analyses under Section 382 and cannot forecast or otherwise determine our ability to derive benefit from our various federal or state tax attribute carryforwards. We maintain a full valuation allowance related to our U.S. federal and state NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

On December 22, 2017, the Tax Reform Act was signed into law. The Tax Reform Act changed many aspects of U.S. corporate income taxation which included the implementation of a territorial tax system, imposition of a tax on deemed repatriated earnings of foreign subsidiaries, and a reduction of the corporate income tax rate from 35% to 21%. In 2018, we calculated an estimate of the expected decrease on our existing deferred tax balances due to the decrease in the tax rate. We determined the impact to be approximately a $30.0 million decrease to our deferred tax assets. Because we provide a valuation allowance against our tax assets, we consequently adjusted the valuation allowance to compensate for this reduction in the provision. As of January 31, 2018, we had not completed our accounting for the tax effects of enactment of the Tax Reform Act; however, we have made a reasonable estimate of the effects on our existing deferred tax balances and the one-time transition tax. We will continue to assess our provision for income taxes as future guidance is issued, but do not currently anticipate significant revisions will be necessary. Any such revisions will be treated in accordance with the measurement period guidance outlined in Staff Accounting Bulletin No. 118.

Furthermore, under the Tax Reform Act, although the treatment of tax losses generated in taxable years ending before December 31, 2017 has generally not changed, tax losses generated in taxable years beginning after December 31, 2017 may be utilized to offset no more than 80% of taxable income annually. This change may require us to pay federal income taxes in future years despite generating a loss for federal income tax purposes in prior years.

As part of the transition to the new territorial tax system, the Tax Reform Act imposes a one-time tax on a deemed repatriation of historical earnings of foreign subsidiaries. Based on the current evaluation of our operations, a repatriation tax charge of $0.3 million is anticipated. We will continue to assess our provision for income taxes as future guidance is issued, but we do not currently anticipate significant revisions will be necessary. Any such revisions will be treated in accordance with the measurement period guidance outlined in Staff Accounting Bulletin No. 118.

Results of Operations

The following tables set forth our consolidated results of operations data for the fiscal years presented in dollars and as a percentage of our total revenue:

	Fiscal Year Ended January 31,
	2016	2017	2018
	(in thousands)
Revenue:
Subscription	$68,228	$89,836	$120,373
Professional services	23,956	23,172	47,553

Total revenue	92,184	113,008	167,926

Cost of revenue:
Subscription(1)	17,820	22,840	31,077
Professional services(1)	25,540	25,322	48,829

Total cost of revenue	43,360	48,162	79,906

Gross profit	48,824	64,846	88,020

Operating expenses:
Research and development(1)	20,485	26,355	38,639
Sales and marketing(1)	64,508	62,384	73,087
General and administrative(1)	11,979	15,140	22,572

Total operating expenses	96,972	103,879	134,298

Loss from operations	(48,148)	(39,033)	(46,278)
Interest and other (expense) income, net	(528)	219	252

Loss before income taxes	(48,676)	(38,814)	(46,026)
Income tax benefit (provision)	469	(284)	(1,129)

Net loss	$(48,207)	$(39,098)	$(47,155)

(1)	Includes stock-based compensation expense as follows:

	Fiscal Year Ended January 31,
	2016	2017	2018
	(in thousands)
Cost of revenue:
Subscription	$235	$326	$747
Professional services	566	583	2,121
Research and development	827	1,126	2,292
Sales and marketing	1,536	1,577	2,717
General and administrative	497	771	1,113

Total	$3,661	$4,383	$8,990

	Fiscal Year Ended January 31,
	2016	2017	2018
Revenue:
Subscription	74%	79%	72%
Professional services	26	21	28

Total revenue	100	100	100

Cost of revenue:
Subscription	19	20	19
Professional services	28	22	29

Total cost of revenue	47	43	48

Gross profit	53	57	52

Operating expenses:
Research and development	22	23	23
Sales and marketing	70	55	44
General and administrative	13	13	13

Total operating expenses	105	92	80

Loss from operations	(52)	(34)	(28)
Interest and other (expense) income, net	—	—	—

Loss before income taxes	(52)	(34)	(27)
Income tax benefit (provision)	—	—	—

Net loss	(52)%	(34)%	(28)%

Fiscal Years Ended January 31, 2017 and 2018

Revenue

	Fiscal Year Ended January 31,
	2017	2018	$ Change	% Change
		(dollars in thousands)
Revenue:
Subscription	$89,836	$120,373	$30,537	34%
Professional services	23,172	47,553	24,381	105

Total revenue	$113,008	$167,926	$54,918	49

Percentage of revenue:
Subscription	79%	72%
Professional services	21	28

Total	100%	100%

Subscription revenue increased by $30.5 million, or 34%, for fiscal 2018 compared to fiscal 2017. Approximately 29% of the increase in subscription revenue in fiscal 2018 was attributable to new customers acquired during the period, and the remainder was attributable to an increase in usage and sales of additional products to our existing customers. The expansion in usage and sale of additional products to our existing customers was reflected by our dollar-based retention rate of 110% for fiscal 2018. The number of customers with ACV equal to or greater than $100,000 increased by 42% from January 31, 2017 to January 31, 2018. Subscription revenue for fiscal 2018 included $3.9 million attributable to our Zuora RevPro product.

Professional services revenue increased by $24.4 million, or 105%, for fiscal 2018 compared to fiscal 2017, due to $18.4 million in professional services revenue attributable to our Zuora RevPro product and $6.0 million due to higher revenue from customer deployment compared to fiscal 2017.

Cost of Revenue, Gross Profit, and Gross Margin

	Fiscal Year Ended January 31,
	2017	2018	$ Change	% Change
		(dollars in thousands)
Cost of revenue:
Subscription	$22,840	$31,077	$8,237	36%
Professional services	25,322	48,829	23,507	93

Total cost of revenue	$48,162	$79,906	$31,744	66

Gross profit	$64,846	$88,020	$23,174	36

Gross margin:
Subscription	75%	74%
Professional services	(9)	(3)
Total gross margin	57	52

Cost of subscription revenue increased by $8.2 million, or 36%, for fiscal 2018 compared to fiscal 2017, primarily due to an increase of $2.5 million in employee compensation costs related to higher headcount, an increase of $2.4 million in third-party data center costs, an increase of $2.0 million related to the amortization of purchased technology and amortization of internal-use software, an increase of $0.6 million in software license costs, and an increase of $0.4 million in allocated overhead. Cost of subscription revenue for fiscal 2018 included $3.1 million attributable to our Zuora RevPro product.

Our gross margin for subscription revenue decreased from 75% for fiscal 2017 to 74% for fiscal 2018 due to investments in international markets and the impact of our Zuora RevPro product, partially offset by higher efficiencies from greater scale.

Cost of professional services revenue increased by $23.5 million for fiscal 2018 compared to fiscal 2017, due to a greater number of customer deployments. Cost of professional services included $16.6 million for fiscal 2018 attributable to our Zuora RevPro product.

Our gross margin for professional services revenue increased from (9%) for fiscal 2017 to (3%) for fiscal 2018, primarily attributable to our Zuora RevPro product.

Operating Expenses

Sales and Marketing

	Fiscal Year Ended January 31,
	2017	2018	$ Change	% Change
	(dollars in thousands)
Sales and marketing	$62,384	$73,087	$10,703	17%
Percentage of total revenue	55%	44%

Sales and marketing expense increased by $10.7 million, or 17%, for fiscal 2018 compared to fiscal 2017, primarily due to an increase of $9.2 million in employee compensation costs related to higher headcount, an increase of $0.7 million in allocated overhead costs, an increase of $0.4 million in travel costs, and an increase of $0.4 million in marketing and event costs. Sales and marketing expense for fiscal 2018 included $5.3 million attributable to our Zuora RevPro product.

Research and Development

	Fiscal Year Ended January 31,
	2017	2018	$ Change	% Change
	(dollars in thousands)
Research and development	$26,355	$38,639	$12,284	47%
Percentage of total revenue	23%	23%

Research and development expense increased by $12.3 million, or 47%, for fiscal 2018 compared to fiscal 2017, primarily due to an increase of $7.4 million in employee compensation costs due to higher headcount, an increase of $2.4 million in allocated overhead, an increase of $1.1 million in costs related to lower capitalized internal-use software costs, an increase of $0.6 million in data center costs, and an increase of $0.4 million in travel costs. Research and development expense for fiscal 2018 included $4.9 million attributable to our Zuora RevPro product.

General and Administrative

	Fiscal Year Ended January 31,
	2017	2018	$ Change	% Change
	(dollars in thousands)
General and administrative	$15,140	$22,572	$7,432	49%
Percentage of total revenue	13%	13%

General and administrative expense increased by $7.4 million, or 49%, for fiscal 2018 compared to fiscal 2017, primarily due to an increase of $4.0 million in employee compensation costs related to higher headcount, an increase of $2.6 million in professional services, comprised primarily of legal, accounting, and consulting fees, an increase of $0.5 million in allocated overhead costs, and an increase of $0.3 million in software licenses. General and administrative expense for fiscal 2018 included $1.4 million attributable to our Zuora RevPro product.

Interest and Other Income (Expense), Net

	Fiscal Year Ended January 31,
	2017	2018	$ Change	% Change
	(dollars in thousands)
Interest and other income (expense), net	$219	$252	$33	15%

Interest and other income (expense), net increased by $33,000 for fiscal 2018 compared to fiscal 2017. The increase was primarily due to an increase of $0.5 million in currency translation gains resulting from foreign operations, partially offset by an increase of $0.5 million in interest expense primarily from indebtedness incurred in June 2017.

Income Tax Provision

	Fiscal Year Ended January 31,
	2017	2018	$ Change	% Change
	(dollars in thousands)
Income tax provision	$(284)	$(1,129)	$(845)	(297)%

Our provision for income tax increased $0.8 million in fiscal 2018 compared to fiscal 2017 primarily due to taxes on foreign income.

Our effective tax rate decreased from (0.7)% in fiscal 2017 to (2.5)% in fiscal 2018. This change was primarily due to taxes incurred by foreign subsidiaries. The material changes from fiscal 2018 to fiscal 2017 within the tax rate reconciliation in the notes to our consolidated financial statements primarily relate to the impact of the Tax Reform Act. As a result of the Tax Reform Act, we remeasured our deferred tax assets which resulted in an increase to the provision and this was included within the change in tax rate line item in the tax rate reconciliation in the notes to our consolidated financial statements. The Tax Reform Act also impacts the state income tax, net of federal benefit resulting in an increased benefit as compared to the prior year. Additionally, this was offset by a corresponding decrease in our valuation allowance. On a total basis, these items resulted in a net impact of zero on the provision.

Fiscal Years Ended January 31, 2016 and 2017

Revenue

	Fiscal Year Ended January 31,
	2016	2017	$ Change	% Change
		(dollars in thousands)
Revenue:
Subscription	$68,228	$89,836	$21,608	32%
Professional services	23,956	23,172	(784)	(3)

Total revenue	$92,184	$113,008	$20,824	23

Percentage of revenue:
Subscription	74%	79%
Professional services	26	21

Total	100%	100%

Subscription revenue increased by $21.6 million, or 32%, for fiscal 2017 compared to fiscal 2016. Approximately 32% of the increase in subscription revenue in fiscal 2017 was attributable to new customers acquired during the period, and the remainder was attributable to an increase in usage and sales of additional products to our existing customers. The expansion in usage and sale of additional products to our existing customers was reflected by our dollar-based retention rate of 104% for fiscal 2017. The number of customers with ACV equal to or greater than $100,000 increased by 21% from January 31, 2016 to January 31, 2017.

Professional services revenue decreased by $0.8 million, or 3%, for fiscal 2017 compared to fiscal 2016, primarily due to a larger number of deployments provided by third-party providers.

Cost of Revenue, Gross Profit, and Gross Margin

	Fiscal Year Ended January 31,
	2016	2017	$ Change	% Change
	(dollars in thousands)
Cost of revenue:
Subscription	$17,820	$22,840	$5,020	28%
Professional services	25,540	25,322	(218)	(1)

Total cost of revenue	$43,360	$48,162	$4,802	11

Gross profit	$48,824	$64,846	$16,022	33

Gross margin:
Subscription	74%	75%
Professional services	(7)	(9)
Total gross margin	53	57

Cost of subscription revenue increased by $5.0 million, or 28%, for fiscal 2017 compared to fiscal 2016, primarily due to an increase of $1.9 million in employee compensation costs related to higher headcount, an increase of $1.0 million in allocated overhead, an increase of $0.9 million in third-party data center costs, an increase of $0.5 million in software license costs, an increase of $0.5 million related to the amortization of purchased technology and amortization of internal-use software, and an increase of $0.2 million in contractor costs.

Our gross margin for subscription revenue increased from 74% for fiscal 2016 to 75% for fiscal 2017, primarily due to efficiencies of our infrastructure investments and data center capacity.

Cost of professional services revenue decreased by $0.2 million for fiscal 2017 compared to fiscal 2016, primarily due to a larger number of deployments provided by third-party providers.

Our gross margin for professional services revenue decreased from (7%) for fiscal 2016 to (9%) for fiscal 2017, primarily due to the decrease in professional services revenue due to a larger number of deployments being provided by third-party providers.

Operating Expenses

Sales and Marketing

	Fiscal Year Ended January 31,
	2016	2017	$ Change	% Change
	(dollars in thousands)
Sales and marketing	$64,508	$62,384	$(2,124)	(3)%
Percentage of total revenue	70%	55%

Sales and marketing expense decreased by $2.1 million for fiscal 2017 compared to fiscal 2016, primarily due to a decrease of $1.5 million in travel costs, a decrease of $0.8 million in marketing and event costs, and a decrease of $0.5 million in employee compensation costs related to lower headcount. These costs were partially offset by an increase of $0.9 million in allocated overhead costs. The reduction in headcount and marketing, travel, and marketing and event costs was due to our focus on driving efficiencies across the organization.

Research and Development

	Fiscal Year Ended January 31,
	2016	2017	$ Change	% Change
	(dollars in thousands)
Research and development	$20,485	$26,355	$5,870	29%
Percentage of total revenue	22%	23%

Research and development expense increased by $5.9 million, or 29%, for fiscal 2017 compared to fiscal 2016, primarily due to an increase of $5.6 million in employee compensation costs due to increased headcount, an increase of $1.0 million in allocated overhead, and an increase of $0.5 million in third-party contractor costs. This was partially offset by an increase of $1.1 million in costs capitalized as internal-use software, which had the effect of reducing research and development expense.

General and Administrative

	Fiscal Year Ended January 31,
	2016	2017	$ Change	% Change
	(dollars in thousands)
General and administrative	$11,979	$15,140	$3,161	26%
Percentage of total revenue	13%	13%

General and administrative expense increased by $3.2 million, or 26%, for fiscal 2017 compared to fiscal 2016, primarily due to an increase of $3.6 million in employee compensation costs related to higher headcount and an increase of $0.9 million in allocated overhead costs, partially offset by a non-recurring expense for fiscal 2016 of $1.0 million and a decrease of $0.4 million in professional services fees, comprised primarily of legal, accounting, and consulting fees.

Interest and Other Income (Expense), Net

	Fiscal Year Ended January 31,
	2016	2017	$ Change	% Change
	(dollars in thousands)
Interest and other income (expense), net	$(528)	$219	$747	141%

Interest and other income (expense), net increased by $0.7 million for fiscal 2017 compared to fiscal 2016. The increase was primarily due to $0.4 million in unrealized currency translation gains resulting from foreign operations and $0.2 million in interest income on invested cash balances.

Income Tax Benefit (Provision)

	Fiscal Year Ended January 31,
	2016	2017	$ Change	% Change
	(dollars in thousands)
Income tax benefit (provision)	$469	$(284)	$(753)	(161)%

We recorded a tax benefit of $0.5 million and a tax provision of $0.3 million for fiscal 2016 and fiscal 2017, respectively. The tax benefit for fiscal 2016 was primarily due to the release of a valuation allowance on a deferred tax liability associated with purchased intangible assets, partially offset by foreign tax expense. The tax provision for fiscal 2017 was primarily due to taxes on foreign income.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly consolidated statement of operations data for each of the eight quarters in the period ended January 31, 2018. The unaudited consolidated statement of operations data set forth below has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of such data. Our historical results are not necessarily indicative of the results that may be expected in the future and the results for any quarter are not necessarily indicative of results to be expected for a full year or any other period. The following quarterly financial data should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018
	(in thousands)
Revenue:
Subscription	$19,946	$21,814	$23,271	$24,805	$26,055	$28,797	$31,007	$34,514
Professional services	5,566	5,510	6,190	5,906	6,284	10,615	15,352	15,302

Total revenue	25,512	27,324	29,461	30,711	32,339	39,412	46,359	49,816

Cost of revenues:
Subscription(1)	5,466	5,393	5,874	6,107	6,035	8,071	8,195	8,776
Professional services(1)	6,772	6,054	6,277	6,219	6,774	12,552	13,912	15,591

Total cost of revenue	12,238	11,447	12,151	12,326	12,809	20,623	22,107	24,367

Gross profit	13,274	15,877	17,310	18,385	19,530	18,789	24,252	25,449

Operating expenses:
Research and development(1)	6,919	5,693	6,705	7,038	7,877	9,768	9,977	11,017
Sales and marketing(1)	17,426	14,198	15,188	15,572	14,952	18,479	18,625	21,031
General and administrative(1)	3,730	3,573	3,817	4,020	4,679	5,551	5,560	6,782

Total operating expenses	28,075	23,464	25,710	26,630	27,508	33,798	34,162	38,830

Loss from operations	(14,801)	(7,587)	(8,400)	(8,245)	(7,978)	(15,009)	(9,910)	(13,381)
Interest and other (expense) income, net	249	76	37	(143)	(16)	407	(421)	282

Loss before income taxes	(14,552)	(7,511)	(8,363)	(8,388)	(7,994)	(14,602)	(10,331)	(13,099)
Income tax benefit (provision)	(53)	(402)	(85)	256	(132)	(239)	(34)	(724)

Net loss	$(14,605)	$(7,913)	$(8,448)	$(8,132)	$(8,126)	$(14,841)	$(10,365)	$(13,823)

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018
	(in thousands)
Cost of revenue:
Subscription	$79	$77	$92	$78	$88	$163	$239	$257
Professional services	147	153	152	131	140	356	733	892
Research and development	224	367	293	242	329	479	729	755
Sales and marketing	413	397	386	381	406	557	1,012	742
General and administrative	153	195	234	189	191	244	329	349

Total	$1,016	$1,189	$1,157	$1,021	$1,154	$1,799	$3,042	$2,995

The following table sets forth our unaudited quarterly consolidated results of operations data for each of the periods indicated as a percentage of total revenue.

	Three Months Ended
	Apr. 30, 2016	Jul. 31, 2016	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	Jul. 31, 2017	Oct. 31, 2017	Jan. 31, 2018
Revenue:
Subscription	78%	80%	79%	81%	81%	73%	67%	69%
Professional services	22	20	21	19	19	27	33	31

Total revenue	100	100	100	100	100	100	100	100

Cost of revenue:
Subscription	21	20	20	20	19	20	18	18
Professional services	27	22	21	20	21	32	30	31

Total cost of revenue	48	42	41	40	40	52	48	49

Gross profit	52	58	59	60	60	48	52	51

Operating expenses:
Research and development	27	21	23	23	24	25	22	22
Sales and marketing	68	52	52	51	46	47	40	42
General and administrative	15	13	13	13	14	14	12	14

Total operating expenses(1)	110	86	87	87	85	86	74	78

Loss from operations(1)	(58)	(28)	(29)	(27)	(25)	(38)	(21)	(27)
Interest and other (expense) income, net	—	—	—	—	—	—	—	—

Loss before income taxes(1)	(57)	(27)	(28)	(27)	(25)	(37)	(22)	(26)
Income tax benefit (provision)	—	—	—	—	—	—	—	—

Net loss(1)	(57)%	(29)%	(29)%	(26)%	(25)%	(38)%	(22)%	(28)%

(1)	Amounts may not sum due to rounding.

Quarterly Revenue Trends

Our quarterly subscription revenue increased sequentially in each of the periods presented due primarily to increases in the number of customers as well as expansion of transaction volume processed through our platform and sales of additional products. We have historically entered into more subscription agreements in the fourth quarter of our fiscal year, though this seasonality is sometimes not apparent in our subscription revenue because we recognize subscription revenue over the term of the contract. The growth in quarterly professional services revenue in absolute dollars and as a percentage of total revenue in the last three quarters was primarily attributable to our Zuora RevPro product and our customers requiring additional services in connection with their adoption of ASC 606, as well as larger implementations of new customers acquired.

Quarterly Cost of Revenue and Gross Margin Trends

Our quarterly gross margin from subscription revenue has generally been consistent over the quarterly periods. This reflected our increased investment in data center operations and our support organization, which was offset by improved economies of scale. In the last three quarters, the increases in total cost of revenue were primarily attributable to our Zuora RevPro product.

Quarterly Operating Expenses Trends

Total operating expenses have generally increased sequentially for the fiscal quarters presented, primarily due to the addition of personnel in connection with the expansion of our business. Our sales and marketing expense has generally increased sequentially for the fiscal quarters presented, primarily due to continued investment in expanding our customer acquisition and retention efforts. The reduction in sales and marketing expense from the first quarter to the second quarter of both fiscal 2017 and fiscal 2018 was due to our focus on driving efficiencies across the organization. The increase in sales and marketing expense during the second quarter of fiscal 2018 included $1.5 million of expenses attributable to our Zuora RevPro product. Our sales and marketing expense can also fluctuate between quarters due to the timing of our annual conference, Subscribed, which was held in the first quarter of fiscal 2017 and the second quarter of fiscal 2018.

Our research and development expense has generally increased sequentially for the fiscal quarters presented, primarily due to continued investment in developing our solution. The reduction in research and development expense from the first quarter to the second quarter of fiscal 2017 was due to our focus on driving efficiencies across the organization. The increase in research and development expense during the second quarter of fiscal 2018 included $1.5 million attributable to our Zuora RevPro product.

Our general and administrative expense has generally increased sequentially for the fiscal quarters presented, primarily due to higher headcount to support our growth. General and administrative expense in fiscal 2018 included $0.7 million in legal fees in the second quarter attributable to our acquisition of Leeyo and in consulting fees in the fourth quarter related to our implementation of ASC 606.

Liquidity and Capital Resources

As of January 31, 2018, we had cash and cash equivalents of $48.2 million. Since inception, we have financed our operations primarily through the net proceeds we received through private sales of equity securities, payments received from customers for subscription and professional services, and borrowings from our loan and security agreement.

We believe our existing cash and cash equivalents and restricted cash balances, funds available under our loan and security agreement, and cash provided by subscriptions to our platform and related professional services will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors, including the rate of our revenue growth, the timing and extent of spending on research and development efforts and other business initiatives, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings, and the continuing market adoption of our platform. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If we raise additional funds through the incurrence of indebtedness, such indebtedness may have rights that are senior to holders of our equity securities and could contain covenants that restrict operations. Any additional equity or convertible debt financing may be dilutive to stockholders. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, it could reduce our ability to compete successfully and harm our results of operations.

SVB Loan and Security Agreement

In June 2017, we entered into a Loan and Security Agreement, or Debt Agreement, with Silicon Valley Bank, or SVB. The Debt Agreement established a revolving loan and a term loan facility of $10.0 million and $30.0 million, respectively.

Revolving Loan.    The Debt Agreement allows us to borrow up to $10.0 million until June 2019 in revolving loans. Advances drawn down under the revolving loan incur interest at the prime rate as published by the Wall Street Journal, or WSJ Prime Rate, which is due monthly on any amounts drawn down, with the principal due at maturity. Any outstanding amounts must be fully repaid before June 14, 2019. We are required to pay an annual fee of $20,000 on this revolving loan, regardless of any amounts drawn down. As of January 31, 2018, we had not drawn down any amounts under this revolving loan.

Term Loan.    The Debt Agreement allows us to borrow up to $30.0 million in term loans. In June 2017, we drew down $15.0 million of the proceeds to partially finance the acquisition of Leeyo, and the remaining $15.0 million is available for draw-down until June 14, 2018. Any outstanding amounts drawn down under the term loan accrue interest at the WSJ Prime rate plus 1.00%. The interest rate was 5.5% as of January 31, 2018. We are required to make monthly payments of interest with respect to any amounts drawn down until June 2018 and subsequently must make equal monthly payments of principal and interest over the following 36 months. We may prepay all outstanding principal and accrued interest at any time without penalty. We will incur a facility fee of 1.5% upon the earlier to occur of prepayment or the termination of the facility. As of January 31, 2018, we had $15.0 million outstanding under the term loan.

Both the revolving loan and the term loan are subject to certain covenants, including a requirement to maintain an adjusted quick ratio of no less than 1.10:1.00. As of January 31, 2018, we were in compliance with the covenants under the Debt Agreement.

Cash Flows

The following table summarizes our cash flows for the fiscal years indicated:

	Fiscal Year Ended January 31,
	2016	2017	2018
	(in thousands)
Cash used in operating activities	$(37,359)	$(24,975)	$(24,820)
Cash used in investing activities	(6,187)	(4,835)	(15,992)
Cash (used in) provided by financing activities	7,043	(428)	15,415
Effects of changes in foreign currency exchange rates on cash and cash equivalents	(191)	(470)	960

Net decrease in cash and cash equivalents	$(36,694)	$(30,708)	$(24,437)

Operating Activities

Our largest source of operating cash is cash collections from our customers for subscription and professional services. Our primary uses of cash from operating activities are for employee-related expenditures, marketing expenses, third-party consulting expenses, and third-party hosting costs.

For fiscal 2018, cash used in operating activities was $24.8 million, which consisted of a net loss of $47.2 million, adjusted for non-cash charges of $18.8 million and net cash inflows of $7.4 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of stock-based compensation and depreciation and amortization of property and equipment and intangible assets. The changes in operating assets and liabilities were primarily due to a $21.3 million increase in deferred revenue, offset by a $21.0 million increase in accounts receivable, net, resulting primarily from increased subscription arrangements as a majority of our customers are invoiced in advance for annual subscriptions. Additionally, the change in operating assets and liabilities was due to an increase of $3.8 million in accounts payable and a decrease of $3.2 million in prepaid expenses and other current assets, offset by a decrease of $10.3 million in accrued expenses and other liabilities.

For fiscal 2017, cash used in operating activities was $25.0 million, which consisted of a net loss of $39.1 million, adjusted for non-cash charges of $12.0 million and net cash inflows of $2.1 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of stock-based compensation, depreciation and amortization of property and equipment and intangible assets and provision for doubtful accounts. The changes in operating assets and liabilities were primarily due to a $7.9 million increase in deferred revenue, offset by a $7.6 million increase in accounts receivable, net, resulting primarily from increased subscription arrangements as a majority of our customers are invoiced in advance for annual subscriptions. Additionally, the change in operating assets and liabilities was due to an increase of $3.3 million in accrued employee liabilities partially offset by an increase of $1.1 million in prepaid expenses and other current assets.

For fiscal 2016, cash used in operating activities was $37.4 million, which consisted of a net loss of $48.2 million, adjusted for non-cash charges of $9.0 million and net cash inflows of $1.8 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of stock-based compensation and depreciation and amortization of property and equipment and intangible assets and provision for doubtful accounts. The changes in operating assets and liabilities were primarily due to a $6.7 million increase in deferred revenue, offset by an $8.5 million increase in accounts receivable, net, resulting primarily from increased subscription arrangements as a majority of our customers are invoiced in advance for annual subscriptions. Additionally, the change in operating assets and liabilities was due to an increase of $1.1 million in accounts payable, an increase of $2.1 million in accrued expenses and other current liabilities, and an increase of $1.2 million in prepaid expenses and other current assets, all due to increased activity.

Investing Activities

Net cash used in investing activities for fiscal 2018 of $16.0 million was primarily due to $11.4 million of net cash used for our acquisition of Leeyo and $4.7 million in purchases of capital equipment and capitalized internal-use software.

Net cash used in investing activities for fiscal 2017 of $4.8 million was primarily due to $3.8 million in purchases of capital equipment and the capitalization of internal-use software and an increase of $1.2 million in restricted cash.

Net cash used in investing activities for fiscal 2016 of $6.2 million was primarily due to $2.5 million of cash used for our acquisition of a Frontleaf. In addition, net cash used in investing activities also was due to $3.2 million in purchases of capital equipment.

Financing Activities

Cash provided by financing activities for fiscal 2018 of $15.4 million was primarily the result of $15.0 million drawn down under our Debt Agreement, and $4.5 million in proceeds from the exercise of stock options, net of repurchases, offset by payments of $2.1 million related to capital leases, $1.3 million in payments under related party notes receivable, and payments of $0.6 million related to deferred offering costs.

Cash used in financing activities for fiscal 2017 of $0.4 million was primarily the result of payments of $2.0 million related to capital leases partially offset by $1.5 million in proceeds from the exercise of stock options and warrants, net of repurchases.

Cash provided by financing activities for fiscal 2016 of $7.0 million was primarily due to $7.7 million in net proceeds from the sale of our convertible preferred stock, net of issuance costs, and $1.4 million in proceeds from the exercise of stock options and warrants, net of repurchases, partially offset by payments of $1.6 million related to capital leases.

Backlog

We generally enter into subscription agreements with our customers with one- to three-year terms. The timing of our invoices to the customer is a negotiated term and thus varies among our subscription contracts. We typically invoice customers in advance in either annual or quarterly installments. Due to this, at any point in the contract term, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenue, deferred revenue, or elsewhere in our consolidated financial statements, and are considered by us to be backlog. The amount of subscription contract backlog, which does not include deferred revenue, was approximately $128 million as of January 31, 2018. We have not tracked our backlog for periods prior to January 31, 2018 and doing so cannot be done without unreasonable efforts.

We expect that the amount of backlog relative to the total value of our contracts will change from year to year for several reasons, including the amount of cash collected early in the contract term, the specific timing and duration of large customer subscription agreements, varying invoicing cycles of subscription agreements, the specific timing of customer renewal, changes in customer financial circumstances, and foreign currency fluctuations. Moreover, customers may attempt to renegotiate the terms of their agreements to, among other things, change their committed volume during the term of the subscription agreements. Our customers also often make other alterations to their subscription agreements during the term of the agreement, including changing their platform edition or the products they subscribe to. All of these changes during the term of a customer’s subscription agreement may significantly impact the firm backlog as of any particular date. Accordingly, we believe that fluctuations in backlog are not necessarily a reliable indicator of future revenue and we do not utilize backlog as a key management metric internally.

Obligations and Other Commitments

Our principal commitments consist of obligations under our operating leases for office space and our Debt Agreement. The following table summarizes our contractual obligations as of January 31, 2018:

	Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
		(in thousands)
Operating lease obligations(1)	$11,998	$4,832	$6,091	$1,075	$—
Capital lease obligations(2)	1,411	1,086	325	—	—
Debt principal and interest(3)	16,637	3,712	10,813	2,112	—
Other contractual obligations(4)	17,322	17,322	—	—	—

	$47,368	$26,952	$17,229	$3,187	$—

(1)	We lease our facilities under long-term operating leases which expire on varying dates through January 2023. The lease agreements often contain provisions which require us to pay taxes, insurance, and maintenance costs.
(2)	Capital lease obligations include data center equipment under capital lease agreements which expire on varying dates through March 2020.
(3)	Debt principal and interest includes borrowings under our Debt Agreement with SVB. Interest payments were calculated using the applicable rate as of January 31, 2018. See note 7 of the notes to our consolidated financial statements included elsewhere in this prospectus.
(4)	We have a contractual obligation to pay $12.6 million in connection with the acquisition of Leeyo by May 2018. We also have a contractual obligation to purchase $4.8 million in web hosting services from one of our vendors by September 30, 2018.

In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us, or from data breaches or intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees. No demands have been made upon us to provide indemnification under such agreements and there are no claims that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.

As of January 31, 2018, we had accrued liabilities related to uncertain tax positions, which are reflected on our consolidated balance sheet. These accrued liabilities are not reflected in the table above since it is unclear when these liabilities will be paid.

Off-Balance Sheet Arrangements

As of January 31, 2018, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency exchange rates and interest rates.

Foreign Currency Exchange Risk

The functional currencies of our foreign subsidiaries are the respective local currencies. Our sales are typically denominated in the local currency of the country in which the sale was made. The majority of our sales are made in the United States and those sales are denominated in U.S. dollars. Therefore, our revenue is not currently subject to significant foreign currency risk. Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the United States, Europe, China, India, Japan, and Australia. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments. For fiscal 2016, fiscal 2017, and fiscal 2018, a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have had a material impact on our consolidated financial statements.

Interest Rate Risk

We had cash and cash equivalents of $48.2 million as of January 31, 2018. Our cash and cash equivalents are held for working capital purposes. We do not make investments for trading or speculative purposes.

Our cash equivalents are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates. Due in part to these factors, our future investment income may fall short of our expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However, because we classify our short-term investments as “available for sale,” no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary.

Under our Debt Agreement, we pay interest on any outstanding balances under this agreement based on a variable market rate. A significant change in these market rates may adversely affect our operating results.

As of January 31, 2018, a hypothetical 10% relative change in interest rates would not have had a material impact on the value of our cash equivalents or investment portfolio. Fluctuations in the value of our cash equivalents and investment portfolio caused by a change in interest rates (gains or losses on the carrying value) are recorded in other comprehensive income, and are realized only if we sell the underlying securities prior to maturity.

In addition, a hypothetical one percentage point relative change in interest rates would not have had a material impact on our operating results for fiscal 2016, fiscal 2017, or fiscal 2018.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires our management to make estimates,

assumptions, and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the applicable periods. We base our estimates, assumptions, and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our consolidated financial statements, which, in turn, could change the results from those reported. We evaluate our estimates, assumptions, and judgments on an ongoing basis.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

We generate revenue primarily from two sources: (1) subscription services which is comprised of revenue from subscription fees from customers accessing our cloud-based software and (2) professional services and other revenue which consists primarily of fees from consultation services to support business process mapping, configuration, data migration, integration, and training. Subscription services revenue is recognized on a ratable basis over the related subscription period beginning on the date the customer is first given access to the system (i.e. provision date). We recognize professional services revenue once the revenue recognition criteria have been met based on a proportional performance method for fixed price engagements or as the service is being provided for time and material-based contracts. In most cases, the customers do not have the contractual right to take possession of our software. However, certain contracts assumed with our acquisition of Leeyo do give the customer the right to install our software on the customer’s premises. Certain other Leeyo contracts give the customer the right to receive the source code of our software upon the occurrence of certain events such as our bankruptcy, insolvency, or failure to provide technical support for software. See “Summary of Business and Significant Accounting Policies—Leeyo On-Premise Arrangements” in note 1 of the notes to our consolidated financial statements for more information.

We commence revenue recognition when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the service is being provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

Revenue from new customer acquisitions is often generated under subscription agreements with multiple elements, comprised of subscription services fees from customers accessing our software and professional services associated with consultation services. We evaluate each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has stand-alone value and delivery of the undelivered element is probable and within our control. Subscription services have stand-alone value because they are routinely sold separately by us. Professional services have stand-alone value because we have sold professional services separately and there are several third-party vendors that routinely contract directly with the customer and provide these services to the customer on a stand-alone basis.

We allocate revenue to each element in an arrangement based on a selling price hierarchy. The selling price for an element is based on its vendor-specific objective evidence, or VSOE, if available; third-party evidence, or TPE, if VSOE is not available; or estimated selling price, or ESP, if neither VSOE nor TPE is available. We determine whether VSOE can be established for elements of our arrangements by reviewing the prices at which such elements are sold in stand-alone arrangements. Through January 31, 2018, we have established VSOE for the professional services related to our

Zuora RevPro implementations, but we have not been able to establish VSOE or TPE for the other elements of our arrangements. Therefore, we establish the ESP for those other elements. We establish ESP for our professional services elements included in Zuora transactions primarily by considering the actual sales prices of the element when sold on a stand-alone basis and ESP for our subscription software when sold on a stand alone basis and when sold together with other elements. The consideration allocated to subscription services is recognized as revenue over the noncancelable contract period on a straight-line basis. The consideration allocated to professional services is recognized as revenue once the revenue recognition criteria have been met based on a proportional performance method for fixed price engagements or as the service is being provided for time and material-based contracts.

Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. Arrangements with customers do not provide the customer with the right to take possession of the software supporting the on-demand application service. Sales and other taxes collected from customers to be remitted to government authorities are reported on a net basis and, therefore, excluded from revenue. We classify reimbursements received from clients for out-of-pocket expenses as professional services revenue as incurred.

Subscription agreements generally have terms ranging from one to three years and are generally invoiced annually or quarterly in advance over the term. The professional services component of the arrangements is generally earned during the first year of the subscription period depending on the size and complexity of the business utilizing the platform service.

The subscription agreements occasionally provide service-level uptime commitments per period, excluding scheduled maintenance. The failure to meet this level of service availability may require us to credit qualifying customers up to the value of an entire month of their platform fees. Based on our historical experience of meeting our service-level commitments, we do not currently have any reserves for these commitments.

Capitalized Internal-Use Software Costs

We capitalize costs related to developing new functionality for our suite of products that are hosted by us and accessed by our customers on a subscription basis. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalized costs are recorded as part of property and equipment, net in our consolidated balance sheets. Maintenance and training costs are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, generally three years. We evaluate the useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to internal-use software during the fiscal 2016, fiscal 2017, and fiscal 2018.

Stock-Based Compensation

We have granted stock-based awards, consisting of stock options, restricted stock, and RSUs, to our employees, certain consultants, and certain members of our board of directors. Stock-based compensation is measured based on the fair value of the awards on the grant date.

We estimate the fair value of our stock options using the Black-Scholes option-pricing model. This requires the input of highly subjective assumptions, including the fair value of our underlying common stock, the expected term of stock options, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent our best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. The resulting fair value, net of estimated forfeitures, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award.

These assumptions used in the Black-Scholes option-pricing model, other than the fair value of our common stock, are estimated as follows:

•	Expected volatility. Since a public market for our common stock has not existed and, therefore, we do not have a trading history of our common stock, we estimated the expected volatility based on the volatility of similar publicly-held entities (referred to as “guideline companies”) over a period equivalent to the expected term of the awards. In evaluating the similarity of guideline companies to us, we considered factors such as industry, stage of life cycle, size, and financial leverage. We intend to continue to consistently apply this process using the same or similar guideline companies to estimate the expected volatility until sufficient historical information regarding the volatility of the share price of our Class A common stock becomes available.

•	Expected term. We determine the expected term of awards which contain only service conditions using the simplified approach, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award, as we do not have sufficient historical data relating to stock-option exercises. For awards granted which contain performance conditions, we estimate the expected term based on the estimated dates that the performance conditions will be satisfied.

•	Risk-free interest rate. The risk-free interest rate is based on the United States Treasury yield curve in effect during the period the options were granted corresponding to the expected term of the awards.

•	Estimated dividend yield. The estimated dividend yield is zero, as we have not declared dividends in the past and do not currently intend to declare dividends in the foreseeable future.

The following table summarizes the assumptions, other than the fair value of our common stock, relating to stock options granted during the periods indicated:

	Fiscal Year Ended January 31,
	2016	2017	2018
Expected volatility	46.86%	43.48%	41.28%
Expected term (in years)	5.98	6.00	5.80
Risk-free interest rate	1.69%	1.43%	2.06%
Expected dividend yield	—	—	—

In addition to the assumptions used in the Black-Scholes option-pricing model, we must also estimate a forfeiture rate to calculate the stock-based compensation expense for our awards. Our forfeiture rate is based on an analysis of our actual forfeitures. We will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on our stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in our financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in our financial statements.

We will continue to use judgment in evaluating the expected volatility, expected term and estimated forfeiture rate utilized in our stock-based compensation expense calculations on a prospective basis.

As we continue to accumulate additional data related to our common stock, we may refine our estimates of expected volatility, expected term, and estimated forfeiture rates, which could materially impact our future stock-based compensation expense.

We estimate the fair value of its restricted stock and RSU grants based on the grant date fair value of our common stock. The resulting fair value, net of estimated forfeitures, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, which is generally three- to four years. Estimated forfeitures are based upon our historical experience and we revise our estimates, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.

Common Stock Valuations

The fair value of the common stock underlying our stock-based awards was determined by our board of directors, with input from management and contemporaneous third-party valuations.

Given the absence of a public trading market for our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or AICPA Guide, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

•	contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;

•	rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	our actual operating and financial performance;

•	relevant precedent transactions involving our capital stock;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions and the nature and history of our business;

•	market multiples of comparable companies in our industry;

•	stage of development;

•	industry information such as market size and growth;

•	illiquidity of stock-based awards involving securities in a private company; and

•	macroeconomic conditions.

The enterprise value of our company was determined using both the income and the market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on the venture capital rates of return as recommended in the AICPA Guide for early stage companies and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial results to estimate the enterprise value of our company. The enterprise value was then adjusted to equity value based on cash and debt balances.

The resulting equity value was then allocated to the common stock using a probability weighted expected return method, or PWERM. The PWERM approach involves the estimation of multiple future potential outcomes for us, and estimates of the probability and expected timing of each respective potential outcome. The common stock per share value determined using this approach is ultimately based upon probability-weighted per share values resulting from the various future scenarios, which include an initial public offering, merger, or sale, or continued operation as a private company. Additionally, the Option Pricing Method, using the preferred stockholders’ liquidation preferences, participation rights, dividend rights, and conversion rights to determine the value of each share class in specific potential future outcomes, was considered in the PWERM approach.

After the equity value is determined and allocated to the various classes of shares, a discount for lack of marketability, or DLOM, is applied to arrive at the fair value of the common stock. A DLOM is applied based on the theory that as a private company, an owner of the stock has limited opportunities to sell this stock and any such sale would involve significant transaction costs, thereby reducing overall fair market value. Our assessments of the fair value of the common stock for grant dates between the dates of the valuations were based in part on the current available financial and operational information and the common stock value provided in the most recent valuation as compared to the timing of each grant.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Following this offering, we will rely on the closing price of our Class A common stock as reported on the date of grant to determine the fair value of our Class A common stock, as shares of our Class A common stock will be traded in the public market.

Based on the initial public offering price per share of $14.00, the aggregate intrinsic value of our outstanding stock options as of January 31, 2018 was $160.8 million, with $78.0 million related to vested stock options. In addition, we granted 3,549,762 options to purchase shares of our Class B common stock subsequent to January 31, 2018 with a grant date fair value, net of estimated forfeitures, of approximately $13.9 million, which we expect to expense ratably over the four-year service period on a monthly basis.

Recent Accounting Pronouncements

See “Summary of Business and Significant Accounting Policies” in note 1 of the notes to our consolidated financial statements for more information.

BUSINESS

Zuora’s Vision and Mission

We provide cloud-based software on a subscription basis that enables any company in any industry to successfully launch, manage, and transform into a subscription business.

Our vision is simple. We call it “The World Subscribed,” and it’s the idea that one day every company will be a part of the Subscription Economy.

Our mission is to enable all companies to be successful in the Subscription Economy.

Overview

For at least the last hundred years, companies have operated primarily under a product-centric business model, where the goal was to make, ship, and sell more units—more cars, more clothes, more computers.

Today, consumers and businesses are realizing that they no longer have to always buy products. Why buy a DVD, CD, movie, or song when you can subscribe to streaming video and music services? Why buy software or hardware when you can subscribe to software-as-a-service or cloud computing services? Why buy a car when you can subscribe to ride-sharing services?

Ten years ago, we coined the term the “Subscription Economy” to describe this new world. We foresaw a new business landscape in which traditional product or service companies shift toward subscription business models. Our vision redefines subscriptions in a broader context than a simple monthly fee. Our vision reflects the wide range of business models in the Subscription Economy, where products and services can be priced based on usage, consumption, and outcomes, and the value of a company’s relationships with its customers is critical. Forrester Research has defined this as “The Age of the Customer,” a 20-year business cycle in which the most successful enterprises will reinvent themselves to systematically understand and serve increasingly powerful customers. This shift started with software, but it is spreading to many other industries and sectors affecting our lives, including media and entertainment, transportation, publishing, industrial goods, and retail.

This shift in business models is creating a unique opportunity to disrupt the current enterprise software landscape. Today, many of the world’s largest companies use enterprise resource planning, or ERP, software for their operations. These systems were built in the 1970s for product-based businesses, and their product-centric architectures have largely remained unchanged. They were designed to automate mission-critical processes in a product-only era, such as inventory, distribution, and supply chain management, and they do not adequately support the new requirements that companies face in the Subscription Economy. This new Subscription Economy requires a different system for managing the dynamic nature of ongoing relationships with subscribers.

We believe we are well-positioned to capitalize on this shift in business models to capture an increasing portion of ERP spend. We have spent the last ten years building and selling a leading and differentiated solution, and enhancing our proprietary deployment methodology, and a business model that enables us to deliver on our mission and achieve sustainable growth.

Architected specifically for dynamic, recurring subscription business models, our solution functions as an intelligent subscription management hub that automates and orchestrates the entire subscription order-to-cash process, including billing and revenue recognition. Our cloud-based software solution is the new system of record for subscription businesses.

We currently serve more than 950 customers in over 30 different countries across most industries, including 15 of the Fortune 100 as of January 31, 2018. Unsurprisingly, customers pay for our platform under a subscription-based model, and this model allows us to grow as the Subscription Economy grows. For fiscal 2016, fiscal 2017, and fiscal 2018, our total revenue was $92.2 million, $113.0 million, and $167.9 million respectively. We have made significant investments to grow our business, including in sales and marketing, infrastructure, operations, and headcount. As a result, we incurred net losses for fiscal 2016, fiscal 2017, and fiscal 2018 of $48.2 million, $39.1 million, and $47.2 million, respectively.

Industry Background

Digital Technologies Have Changed the Consumption Preferences of Both Consumers and Businesses

Today, consumers and businesses function in a digital world, a world of cloud and mobile technologies, internet-enabled commerce, big data, and connected devices comprising the “Internet of Things,” or IoT. This new digital world has irreversibly changed consumer expectations. They want freedom—freedom to access products and services on their own terms—where, when, and how they want. They increasingly value access over ownership and care more about outcomes and experiences as opposed to simply product specifications or features. They are becoming accustomed to “everything-as-a-service” subscriptions with the freedom to try, buy, upgrade, downgrade, pause, cancel, and rejoin at will.

While the change has largely been consumer-driven—for example, entertainment subscriptions from Apple or Amazon or Netflix—it has also expanded into the workplace through a variety of cloud-based tools such as Salesforce products, Zendesk, and Box. All of these new expectations, advancements in digital technologies, and “as-a-service” business models are converging collectively into what we call the Subscription Economy.

Businesses are Realizing the Benefits of Subscription Business Models

These expectations and the proliferation of new digital services and markets are leading to increased demand for “as-a-service,” or subscription business models. Businesses can benefit from the many strategic advantages in adopting subscription business models, including:

•	New Revenue Streams and New Growth Opportunities. With more opportunities to create and launch new services rather than simply selling products, companies have the opportunity to drive additional revenue streams and to expand and grow their businesses. For example, Apple offers music and entertainment services across its products; General Motors offers new vehicle security or emergency services for cars via OnStar; and Amazon offers infrastructure-as-a-service to business subscribers via AWS.

•	Better Data-driven Decisions. Businesses that embrace subscription models have the opportunity to gather more data and garner insights from customer usage patterns to make more informed decisions. For example, real customer usage data can significantly impact product design and go-to-market decisions. We believe that the Subscription Economy enables a virtuous cycle—the more effectively businesses serve their customers, the more feedback they can gather. This will allow them to innovate and make decisions around improving the customer experience, providing the opportunity for increased revenue, greater customer retention, increased lifetime customer value, and, potentially, a sustainable competitive advantage.

•	Improved Revenue Predictability. The recurring nature of subscription models helps businesses gain revenue predictability, and helps them plan for growth and scale. In addition, investors often value recurring revenue greater than one-time revenue, because of the predictability and continuing engagement with customers.

•	Increased Customer Lifetime Value. In the Subscription Economy, it can be more efficient and profitable over the long-term to retain and grow relationships with existing customers than it is to continually acquire and re-acquire customers. For example, Amazon Prime offers a premium delivery service, special discounts, and entertainment services that makes the subscription valuable to Amazon customers, providing the opportunity for increased customer lifetime value.

This New Subscription Economy is Transforming Major Industries

In industry after industry, new disruptors are using subscription business models to upend traditional industry dynamics. Established businesses are realizing that they need to innovate not just what, but also how they sell or risk being disrupted. As incumbents discover new ways of generating revenue from their existing assets and customers, it is becoming increasingly clear that much of their future growth can come from subscriptions.

For example:

•	In technology, on-premises infrastructure revenue has declined, with server revenue down 13% and storage revenue down 32%, respectively, between 2007 and 2015.[1] Infrastructure-as-a-service, or IaaS, is expected to grow revenues at a 30.2% CAGR between 2016 and 2021.[2] According to Gartner, SaaS is the growth engine for enterprise application software. SaaS revenue grew 28% to $44.3 billion in 2016, while new software license sales declined 5%.[3] SaaS subscription revenues are expected to grow to $159 billion by 2021[4], up 25-27% annually over the past four years.[1]

•	In media, global revenue from the rental and sales of physical home video will decline at an 8.8% CAGR through 2021.[5] For the first time in 2017, the global streaming internet video market was projected to overtake the physical home video market, growing at an 11.6% CAGR by 2021[5]. According to PwC, digital music streaming was up 99.1% in 2016 and is expected to become the dominant revenue source for recorded music in 2017.[5]

•	In telecommunications, new growth is being driven by over-the-top, or OTT, services with growth in messaging, fixed voice, and mobile voice projected to be as high as 60%, 50%, and 25%, respectively, by 2018 in an all-IP environment.[6]

•	In transportation, automotive sales annual growth rates are expected to decline from 3.6% over the five years ended December 2015 to approximately 2% annually by 2030. However, driven by shared mobility, connectivity services, and feature upgrades, new business models could expand automotive revenue pools by about 30%, adding up to $1.5 trillion by 2030.[7]

•	In manufacturing, the global demand for manufactured products is experiencing only single digit growth at roughly 3.4% in 2017.[8] However, in factory settings, IoT applications could create value of up to $3.7 trillion per year in 2025.[9]

The SEI, or study of long-term Zuora customers, indicates that total amounts invoiced for subscription-based products and services by customers that were invoicing through our platform for at

[1]	Forrester; see note (1) in the section titled “Industry and Market Data.”
[2]	Gartner; see note (2) in the section titled “Industry and Market Data.”
[3]	Gartner; see note (3) in the section titled “Industry and Market Data.”
[4]	IDC; see note (4) in the section titled “Industry and Market Data.”
[5]	PwC; see note (5) in the section titled “Industry and Market Data.”
[6]	McKinsey; see note (6) in the section titled “Industry and Market Data.”
[7]	McKinsey; see note (7) in the section titled “Industry and Market Data.”
[8]	PwC; see note (8) in the section titled “Industry and Market Data.”
[9]	McKinsey; see note (9) in the section titled “Industry and Market Data.”

least ten quarters grew at an average annual rate of 17.6% for the period from January 1, 2012 to September 30, 2017. The SEI includes customers that have been invoicing through our Zuora Central Platform for at least ten quarters, except customers that are in the process of importing data from another billing system or migrating off of our platform. As of October 1, 2017, 304 customers had been invoicing through our Zuora Central Platform for at least ten quarters and were not in the process of importing data from another billing system or migrating off of our platform, and 300 of those customers were included in the November 2017 SEI. We excluded four customers that were otherwise eligible for inclusion in the SEI for various reasons including non-standard implementations or due to unusual billing or usage patterns. The SEI does not include Zuora RevPro customers. For a discussion of the methodology used in preparing the SEI, see the section titled “Industry and Market Data.”

The Subscription Economy Represents a Once-in-a-Century Shift in How Businesses Operate

We believe we are in the early stages of the Subscription Economy, with an inevitable multi-industry and multi-decade global shift toward subscription business models.

This large-scale systemic shift to subscription business models is significantly changing the way companies operate. Companies with product-centric business models were once driven by the objective of shipping more units—more laptops, more cars, more clothes, more pens, more CDs, more phones, more computers. Products were largely standardized on an assembly line to be virtually identical.

Adopting subscription business models requires companies to reorient their operations around their subscribers, not only their products, thus shifting the focus of their business model. To be successful in the Subscription Economy, businesses need to change their mindsets from one-time sales to earning and maintaining long-term customer relationships. Everything changes, including how businesses build products, go to market, price and package, measure their health, and invest in research and development. To deliver on the promise of the Subscription Economy, businesses need freedom from the old technologies and business models of the product-centric era. They need the freedom to easily change products, services, and pricing; the freedom to grow and scale; and the freedom to build meaningful relationships with their subscribers.

New Requirements and the Limitations of Traditional Approaches

Requirements for Success in the Subscription Economy

Orienting businesses around the subscriber and maintaining an ongoing relationship with subscribers are prerequisites for success with subscription business models. Subscription business models are inherently dynamic, with multiple interactions and constantly changing relationships and events.

To succeed in this new environment, businesses must:

•	Offer Recurring or Consumption-Based Pricing Models. Pricing for subscription businesses is different because businesses must be able to price a service in various ways, such as usage-based, time-based, or outcome-based.

•	Offer Seamless Customer Experiences. The dynamic nature of subscriptions requires real-time and automated management of subscriber events such as plan upgrades, product usage, overage limits, payment changes, pauses, and cancellations to ensure a seamless customer experience without delays and errors.

•	Quickly Adapt Operations. To capitalize on opportunities, subscription businesses must be able to quickly create new offerings, scale their operations, enter new markets, and quickly offer product or service enhancements. They must also be able to react to changing customer needs by iterating and experimenting with a variety of pricing and packaging options in real-time.

•	Track Subscriber Lifecycles. Subscription businesses must be able to access and track the entire subscriber lifecycle in a single place as it changes over time in order to improve customer relationships, predict upsell opportunities, and guard against churn.

•	Access Subscription Metrics. Subscription businesses must be able to access and analyze up-to-date financial and operational metrics to report accurately, comply with regulations, and make important data-driven business decisions to understand the health of their business and plan for future growth.

Limitations of Traditional Order-to-Cash Systems

In traditional business models, order-to-cash was a linear process—a customer orders a product, is billed for that product, payment is collected, and the revenue recognized. ERP systems were not specifically designed to handle the complexities and ongoing customer events of recurring relationships and their impact on areas such as billing proration, revenue recognition, and reporting in real-time. Trying to use this legacy software to build a subscription business frequently results in prolonged and complex manual downstream work, hard-coded customizations, a proliferation of stock-keeping units, or SKUs, and inefficiency.

In the Subscription Economy, order-to-cash processes are typically non-linear and managed dynamically in the context of an ongoing subscription or with a consumption- or outcome-based recurring business model. For example, a single customer event such as a subscription downgrade can have simultaneous impact on the quoting, order management, provisioning, invoicing, revenue recognition, and analytics systems.

ERP systems were not specifically built as systems of record for subscriptions and ongoing customer relationships—they were built as systems of record for one-time sales of products. With every new product, service, or geography a new SKU would be created to replicate this linear process leading to multiple order-to-cash systems and processes. This means subscriber data is often housed in these multiple disparate systems across different teams or business lines, and companies are unable to track or have visibility into the entire subscriber lifecycle in one place. To meet the needs of subscription businesses, ERP systems would need to be completely re-architected. Simply adding customizations to ERP systems does not adequately address the growing complexities and the recurring nature of the Subscription Economy. As a result, these limitations may impede businesses’ ability to grow in the Subscription Economy.

Challenges of In-House Custom Built Systems

We believe the evolving nature of the Subscription Economy makes it extremely challenging to build and maintain an in-house custom subscription management system. To do this, a significant amount of engineering and IT resources are required to build and maintain them. These systems frequently prove to be inadequate as companies seek to expand their offerings and operations.

Companies are often challenged in their growth and expansion opportunities as a result of IT and engineering resource limitations. Evolving these systems as new customer needs emerge can require substantial additional resources and customizations, which may not be successful or prove to be insufficient and time-consuming. For example, the ability to support new payment gateways or new currencies for international expansion usually requires significant engineering effort and can divert valuable resources away from innovating in their own products and services.

To be successful in the Subscription Economy, companies need a subscription management hub that serves as the system of record for this new business model.

This system needs to enable a wide range of pricing models, respond to critical customer events, enable quick experimentation and iteration, track the entire subscriber lifecycle, and produce critical business metrics. Businesses also need to orient their order-to-cash processes around this hub and connect it to their CRM and financial systems.

Market Opportunity

We believe the global, multi-decade shift toward the Subscription Economy that is happening across industries is creating a significant opportunity for subscription management systems.

The market size for our current core cloud-based billing and revenue recognition products was nearly $2.0 billion in 2017 and is expected to be $9.1 billion by 2022, growing at a 35% CAGR, according to MGI Research. Additionally, Gartner estimates that spending on ERP software is expected to reach $40.6 billion by 2021. As ERP systems cannot fully address the needs of companies in the Subscription Economy, we believe we are well-positioned to take a share of this spend as the Subscription Economy continues to grow.

Solution

Our solution functions as an intelligent subscription management hub that automates and orchestrates the entire subscription order-to-cash process and is architected specifically for dynamic subscription business models.

Our cloud-based software solution is the new system of record for subscription businesses. Zuora offers businesses the ability to meet the constantly-evolving needs of their subscribers, capitalize on new revenue opportunities, and accelerate business growth.

Our solution has been designed to handle a wide range of use cases for any business in any industry in the Subscription Economy. Our solution enables customers to successfully:

•	Price to meet diverse customer needs in the Subscription Economy, such as different consumption models, custom product or service bundles, and outcome-based or tiered pricing options.

•	Acquire subscribers across multiple channels with flexible promotions, integrated quoting, multi-channel commerce, and automated customer acquisition workflows.

•	Bill accurately with automated invoices that reflect everything from up-to-date proration and plan changes to usage-based billing.

•	Collect payments globally and instantly through automated channels, while maximizing completed transactions and minimizing write-offs.

•	Nurture customers through seamless customer experiences by automating and orchestrating rapid changes such as upgrades, conversions, renewals, and other orders across the subscriber lifecycle.

•	Account for revenue, comply with the latest revenue recognition rules, close books faster, orchestrate subscription transactions, and process revenue in real-time.

•	Measure and integrate subscriber and financial data, including data from third-party sources such as CRM and financial systems, so businesses can track the entire subscriber lifecycle and access subscription metrics in a single place.

•	Iterate quickly on numerous pricing options to meet unique customer needs and dynamic market situations.

•	Scale easily and capitalize on new growth opportunities such as global expansion, sudden growth in customers, and acquisitions of new businesses.

Benefits

Key benefits of the Zuora solution include the following:

•	Reduce Time to Market. Zuora significantly reduces the time required to go-to-market with new subscription offerings and to iterate on the pricing and packaging of existing offerings, enabling businesses to quickly react to changing market and customer needs, launch new services, and enter new markets. Changes can be made in minutes without having to re-code or re-engineer back office systems.

•	Increase Operational Efficiencies. In the Subscription Economy, customers regularly make changes to their subscriptions. Zuora automates these processes and reduces the impact of changes, including proration for invoices, changes to revenue recognition, taxation, provisioning, and reporting. Automating these functions saves businesses valuable time and resources by eliminating manual processes and customizations, increasing operational efficiencies.

•	Free Up IT and Engineering Resources. Our cloud-based solution reduces both system complexity and costs. With Zuora, engineering and IT departments no longer need to build in-house custom systems or customizations for their ERP systems to keep up with market changes, ongoing customer demands, and new order-to-cash processes.

•	Establish a Single System of Record. Our solution captures financial and operational data and enables subscription businesses to have a single system of record rather than having to reconcile data from multiple systems. Key business metrics can be accessed at any point in time to make critical business decisions.

•	Make Customer Data-Driven Decisions. Because our solution serves as a single source of data and information for subscribers, companies can use Zuora to gain insights into customer behavior. This helps them understand their subscribers better, predict upsell opportunities, and increase customer retention.

•	Access Growing Ecosystem of Order-to-Cash Partners. Our solution has over 50 pre-built connectors to various order-to-cash partners, including payment gateways, tax vendors, general ledgers, and CRM systems. Rather than building integrations for each of these, our customers can take advantage of pre-built connectors to extend the capabilities of Zuora for specific industries.

•	Support Rapid International Expansion. With over 26 pre-built payment gateways, over 150 supported currencies, and over 20 supported payment methods, our solution enables companies to quickly expand internationally and acquire and support customers in new geographical regions.

Competitive Strengths

•	Proven Track Record. Our proven track record with over 950 customers around the world, including 15 of the Fortune 100 companies as of January 31, 2018, demonstrates the strength of our solution. Over the last several years, we have managed our systems successfully to 99.95% average annual uptime, which includes scheduled downtime. We have 77 million accounts in our system. In the twelve months ended January 31, 2018, we managed 95 million subscriptions on behalf of those customer accounts, sent out 172 million invoices on behalf of our customers, and processed 142 million payment transactions across more than 26 different payment gateways.

•	Comprehensive Solution. Unlike many legacy ERP systems, Zuora was built specifically to handle the complexities of subscription business models from customer acquisition to financial records close, and it has become the system of record for managing subscriptions for our customers. Zuora was named a leader in The Forrester Wave™: Recurring Customer and Billing Management, Q3 2017, where it achieved the highest overall scores in the categories of strategy and current offering.

Since inception, we have invested significantly in research and development. We believe that this investment, combined with our ten years of experience across a broad range of use cases and the comprehensiveness of our solution, provides us with a competitive advantage.

•	Flexible Technology with a Broad Range of Customers. Zuora was purpose-built to broadly address all industries in the evolving Subscription Economy. Unlike software designed for limited vertical markets, our solutions are designed to handle the widest possible range of use cases for businesses of all sizes in any industry in the Subscription Economy. We believe the breadth and adaptability of our solution uniquely positions us to capture the opportunity presented by the continued shift to the Subscription Economy.

•	Mission-Critical System that is Difficult to Replace. The ability to process orders, send invoices, collect, and book revenue is mission-critical to any business and requires secure and trusted solutions. Because our solution addresses all of these mission-critical needs, our customers depend on our solutions for managing their subscription business models. Once deployed, our solution becomes a mission critical system of record for our customers, often deeply entrenched into their core IT and operational infrastructure. Excluding customers acquired through our acquisitions of Leeyo and Frontleaf, we have only lost one customer from those customers who initially entered into a contract with us in fiscal 2016, 2017, and 2018 who had initial ACV of at least $100,000, had deployed our solution as of January 31, 2018, and have had contracts up for renewal.

•	Accelerated Pace of Innovation. Our differentiated microservices architecture helps us achieve scale and enables us to accelerate our pace of innovation. Geographically-distributed teams working on independent components of our solution allows for rapid iterations with extremely complex, large-scale systems resulting in a continuous enhancement cycle and increased velocity of innovation. The combination of ten years of development and deployment experience with a broad array of use cases and rapid innovation cycles has resulted in a highly-capable platform and a rich portfolio of products, providing us a competitive advantage.

•	Deep Domain Expertise. We serve a broad range of subscription business models across industries. This has allowed us to develop deep institutional knowledge and expertise in subscription management, the financial complexities of subscription businesses, and what is necessary to achieve a successful customer deployment. This enables us to innovate and anticipate and address emerging customer needs as the Subscription Economy evolves. Our technology, knowledge of financial complexities, and deep understanding of the evolution of subscription business models across a wide variety of industries give us a distinct competitive advantage.

•	Proprietary Deployment Methodology. Based on our learnings over the years from hundreds of deployments across industries, we have developed a comprehensive deployment process, which we refer to as our “9 Keys” methodology, and series of workshops to help our customers and ensure a successful deployment with Zuora.

•	Growing Subscription Economy Ecosystem. We believe our ecosystem of GSI partners and 80 applications that connect with our solution enables us to scale and enter new vertical markets and geographies. This ecosystem facilitates our ability to cater to customer-specific requirements and also helps to reduce our costs and to scale sustainably.

Growth Strategies

Key elements of our growth strategies include:

•	New Customer Acquisition. Our two leading products, Zuora Billing and Zuora RevPro, attract new customers for two very distinct needs in the Subscription Economy—flexible subscription billing and revenue recognition automation. Moreover, with many industries transitioning to subscription business models, we believe we are well-positioned to acquire customers, as businesses increasingly realize that their existing systems are insufficient. As the Subscription Economy evolves, we intend to continue to capitalize on our leadership and acquire new customers in our current and future markets.

•	Expand Relationships with Existing Customers. Once we acquire customers, we have multiple ways to expand our footprint and drive sustainable growth with them. These include increasing transaction volume and upsells and cross-sells with additional products and services. We intend to continue investing in expanding our relationships with existing customers in order to capitalize on opportunities within our installed base.

•	Enter New Vertical Markets. We currently have a strong position in the technology, media and telecommunications, manufacturing, and industrial and consumer IoT markets. While we have placed a strategic focus on the markets that we believe are most quickly transitioning to the Subscription Economy, we believe there are a wide range of vertical markets to pursue, and we intend to invest in targeting vertical markets as they shift to the Subscription Economy.

•	Expand our Global Footprint. We began expanding internationally in fiscal 2011 in Europe. In fiscal 2013, we expanded to Australia, and in fiscal 2016, we commenced operations in Japan. We continue to grow in these regions with both existing and new customers. As adoption of the Subscription Economy evolves throughout the world, we intend to invest in new geographies where we see future global expansion opportunities.

•	Leverage Global Systems Integrators to Accelerate our Growth. We believe there is a significant opportunity to work with large GSIs and leverage their role in advocating for business model transformation to subscription business models. GSIs can benefit from working with us as they can sell their portfolio of services from consulting to deployment, application support, and integration to our common prospects and customers. We intend to pursue additional GSI partners and strengthen our relationships with our existing GSI partners to drive engagement with large enterprises.

•	Launch New Products and Extend our Technology Lead. As we grow and evolve with our customers, we intend to continue to develop additional technologies and products and to enhance our current offerings, allowing us to unlock additional revenue streams. We intend to continue to invest in our solutions and monitor changing customer needs and requirements across emerging industries where we see the greatest opportunity for growth.

•	Optimize Pricing and Packaging. We intend to optimize and enhance pricing and packaging to align the value customers realize from the usage of our products with the revenue we receive from our customers.

Products

Our solution is the system of record for our customers’ subscription business models and consists of three components: our Zuora Central Platform, order-to-cash products, and an application marketplace.

Zuora Central Platform

Our Zuora Central Platform acts as an intelligent subscription management hub, allowing customers to orient order-to-cash products around it to create a dynamic order-to-cash process designed specifically for subscription business models. Our Zuora Central Platform is composed of six core engines.

•	Pricing Engine allows customers to price and package in minutes without having to recode or re-engineer back-office systems. This includes mixing and matching one-time, recurring, or usage pricing models in order to design strategic and tailored pricing plans.

•	Subscription Orders Engine automates the subscription management lifecycle and recalculates billing, payments, and revenue for events during the subscriber lifecycle.

•	Rating Engine enables our customers to meter and rate any monetization or account model so their customers are charged accurately.

•	Global Payments Engine simplifies worldwide payment operations by enabling our customers to charge using over 26 pre-built payment gateways, over 150 supported currencies, and over 20 supported payment methods.

•	Subscription Metrics Engine provides insight into metrics required to run a subscription business.

•	Subscription Accounting Engine increases business agility by helping our customers close their books with audit-ready, automated financial operations.

Products

We can deploy and configure our portfolio of order-to-cash products to meet a wide variety of use cases for subscription business models.

•	Zuora Billing. Designed specifically for subscription billing, Zuora Billing allows our customers to bill in multiple ways, calculate prorations when subscriptions change, and to group customers into batches for different billing and payment operations. The product also helps our customers set payment terms, manage hierarchical billing relationships, consolidate invoicing across multiple subscriptions, and collect revenue using a global network of payment gateways.

•	Zuora RevPro. Zuora RevPro is a revenue recognition automation solution that enables our customers to group transactions of goods and services into revenue contracts and performance obligations in accordance with the new ASC 606 / IFRS 15 revenue standards. Zuora RevPro helps our customers automate revenue and deferred revenue management in accordance with their accounting policies, business rules, and pricing models.

•	Zuora CPQ. Designed specifically for configuring deals, pricing, and quoting in a subscription business, Zuora CPQ allows our customers to configure any type of deal, such as multi-year subscriptions, and price ramp deals and use the rules engine and guided selling workflows to scale their sales team.

•	Zuora Insights. Presented as an interactive dashboard, Zuora Insights integrates subscription data and metrics to give a single source of truth for subscription analytics. Zuora Insights helps our customers visualize trends of important subscription metrics. It allows them to monitor cohorts of subscribers, automate alerts, and take proactive action to increase customer retention.

•	Zuora Collect. Specifically designed to handle the complicated function of collections associated with dynamic subscription-based businesses, Zuora Collect helps our customers streamline their collections processes by configuring their own automated dunning workflow, orchestrating various retry rules for electronic payments, and targeting the root cause of a payment decline.

Zuora Connect Marketplace

The Zuora Connect Marketplace offers industry-specific tools and third-party applications that extend Zuora’s capabilities for our customers. The Zuora Connect Marketplace has over 80 applications and features from over 50 partners. Applications include a broad range of applications needed by subscription businesses, such as pre-built general ledger connectors, pre-built tax connectors, pre-built payment gateways connectors, pre-built lockbox connectors, developer applications, and collections applications.

Technology

We have a globally distributed technology organization comprised of engineering, technical operations, and security teams. Key features of our technology include:

•	Enterprise-grade Product Operating at Web-scale. Our solutions are designed to meet the requirements of the world’s largest enterprises in critical areas such as security, reliability, availability, ease of use, and scalability.

•	Microservices Architecture. Our microservices architecture helps us offer web-scale solutions. By deconstructing our applications into smaller microservices components, we create more flexible and scalable software capabilities that can support billions of transactions in real time. Our microservices architecture also allows our geographically-distributed teams to work on different parts of the same product.

•	Reliability and Availability. Over the last several years, we have managed our systems successfully to 99.95% average annual uptime, which includes scheduled downtime. We publish our uptime and latency metrics on our public trust website so our customers know how our systems are performing at any point in time.

•	Data Security. Data security is a key area of focus for us because we store our customer’s most valuable assets—we are their system of record for customer payment, billing, and financial information. Our solution is designed to meet the rigorous privacy and security requirements of customers, including the world’s largest enterprises. To protect customer data, we have built a mature and world-class security program. We have data centers with data redundancy in third-party data centers located in the United States and Europe to protect our customers in the event of a natural disaster and allow us to provide low latency to our customers.

Important security and privacy certifications include:

•	ISO 27001 certified;

•	ISO 27018 certified;

•	SSAE18 SOC 1 Type II and SOC 2 Type II;

•	PCI DSS Level 1 certified;

•	TrustArc certified;

•	HIPAA compliant (Business Associate); and

•	US-EU Privacy Shield and US-Swiss Privacy Shield certified.

We have also built a replicable data center model designed to meet privacy and compliance requirements in the countries in which we operate. We will continue to invest significantly in our security program to ensure we are advancing and staying current on emerging security and compliance requirements.

Customers

Organizations of all sizes and across a wide variety of industries have adopted our platform. We currently serve more than 950 customers, including 15 of the Fortune 100 companies as of January 31, 2018. As of January 31, 2016, January 31, 2017 and January 31, 2018, we had 728, 796, and 971 customers, respectively, including 242, 292, and 415 customers with ACV equal to or greater than $100,000, respectively. We define the number of customers at the end of any particular period as the number of parties or organizations that have entered into a distinct subscription contract with us for which the term has not ended. Each party with which we have entered into a distinct subscription contract is considered a unique customer, and in some cases, there may be more than one customer within a single organization. For a definition of ACV, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational and Financial Metrics.”

No customer represented more than 10% of our total revenue for fiscal 2016, fiscal 2017, and fiscal 2018.

The following table provides a representative list of our customers as of January 31, 2018 by industry category:

Technology (Hardware)	Technology (Software)	Technology (SaaS)
CDW	Micro Focus	Box
NCR	OpenDNS	DocuSign
NetApp	PTC	GitHub
Nutanix	Sage	HubSpot
NVIDIA	Symantec	New Relic
vXchnge		Survey Monkey
Vonage
Yext
Zendesk
Zoom

Media & Telecommunications	Transportation	Consumer & Commercial IoT

ALE International (operating under the Alcatel-Lucent Enterprise brand)

DAZN

HBO

News UK

Republic Wireless

S&P Global

The Seattle Times

Singapore Press Holdings

TEN: A Discovery Communications Company

Xplornet

	Delta Air Lines Ford Motor Company General Motors MAN Truck & Bus SNCF Surf Air	Arrow Electronics Caterpillar Centrica Hive Limited Keep Truckin Komatsu Schneider Electric Vivint

Travel & Leisure	Business Services	Other
CLEAR	FedEx Supply Chain	CarGurus
Inspirato	Quench	Eleven James, Inc.
TripAdvisor	Servcorp	Fender
Engie
Leafly
Royal Canin
Sensis
Trupanion
Zillow Group

Customer Case Studies

The following are examples of how certain customers have deployed and benefited from our solution.

Box

A Zuora customer since 2008, Box, Inc. is a leading cloud content management company that empowers enterprises to revolutionize how they work by securely connecting their people, information, and applications.

Before

In 2008, Box was ready to scale from a consumer product to an enterprise business application. However, Box’s legacy billing infrastructure was not able to meet enterprise-scale needs such as quick pricing changes, the ability to handle millions of transactions on a single payment gateway, and managing upsells, add-ons, and change orders for its subscribers.

After

Zuora’s flexible subscription management solutions gave Box the freedom to execute its growth strategies and helped Box scale and grow into the enterprise market. Since it began using Zuora, Box has scaled from $3 million to more than $500 million in revenue and Zuora’s solutions have helped Box do so without needing to change its underlying IT architecture.

Box uses Zuora Central to experiment with its pricing strategies to better target enterprise customers. Since it started using Zuora, Box has tested more than 125 offerings and hundreds of pricing strategies.

Zuora Central and Zuora Billing have reduced Box’s back-office burden by automating billing, payment, and finance operations for subscription changes. Box has used Zuora to process over 6 million different payments, and in 2017 alone, used Zuora to make more than 20,000 amendments for over 100,000 active subscriptions. As the single source of truth for the business, Zuora provides Box with relevant subscription metrics and reports and serves as the system of record for the business.

“Scaling our subscription business to what it is today simply would not have been possible without Zuora. For us, winning the enterprise market meant a multi-product business model with a lot of complexity and a need to scale quickly. We could not build the necessary systems ourselves and ERP did not provide the right solution for a SaaS company. Right after we implemented Zuora, we grew way faster. And Zuora has grown and evolved with us, so we never felt the need to change our infrastructure.”

— Dylan Smith, CFO of Box

CLEAR

CLEAR uses biometrics to create a connected world that’s smarter and more secure. From airports to arenas, CLEAR’s platform powers secure, frictionless customer experiences.

Before

As CLEAR was rapidly growing, it needed a flexible subscription management system to help manage and support its customer experience. It needed a solution that would support multiple pricing models, integrate with both the physical and online aspects of its business, and be flexible enough to support significant growth and expansion.

After

Zuora helped CLEAR build a foundation for flexible pricing and streamlined its back-office processes, enabling it to focus on providing seamless customer experiences and customer acquisition. Today, CLEAR is able to create various pricing and packaging options to simplify their customers’ experience—including a recently introduced family plan.

During implementation, CLEAR was able to move over its existing subscriber base without interrupting operations. Today, CLEAR uses Zuora’s API to allow customers to easily update payment methods and make payments both online and in-person which is an important part of the customer experience. Zuora also helps CLEAR easily manage subscription changes and amendments in real-time, ensuring its customers have a seamless customer experience.

With Zuora, CLEAR is able to easily scale and add more subscribers as well as expand its operations to include new verticals and geographies.

“CLEAR is obsessed with the customer experience. Being able to streamline our customer management processes is an important piece of the puzzle. And for that, we need to have a flexible back-end billing and revenue platform. If we hadn’t implemented Zuora,I think it would have been significantly more challenging to support the growth we have experienced and are planning for.”

— Ken Cornick,
President and Co-Founder of CLEAR

Micro Focus

Micro Focus and the former Software business unit of Hewlett Packard Enterprise merged in 2017 to become the seventh largest pure-play software company in the world.

Before

As a result of several acquisitions over the years, the former Software business unit of Hewlett Packard Enterprise (now part of Micro Focus) had disparate ERP and CRM systems and as a result, data siloes. It used more than 600 IT applications to run the business which made it difficult to have a single source of truth for data. Specifically, for billing there were ten different systems, which made it difficult to have a single view of billing and invoicing for the customers.

After

Micro Focus now runs its business (for the former Software business unit of Hewlett Packard Enterprise) on a consolidated Hybrid IT and SaaS-based architecture with ~110 applications, including Zuora. This new architecture is intended to help onboard the acquisitions onto a single platform faster. As part of this digital transformation, Micro Focus consolidated ten billing systems to a single Zuora Central instance. It helped Micro Focus create subscription billing, manage amendments, and generate pro-forma invoices for global operations. Over time, Zuora is expected to help reduce manual processes and processing times, as well as streamline subscription accounting processes.

“We chose Zuora because we wanted to go with nothing but the best in subscription and invoicing applications. For subscription management, we wanted something that was cloud-based, flexible, and scalable. Zuora was a perfect fit with our architecture.”

— Lalit Singh,
Vice President, FAST Program at Micro Focus

SNCF

SNCF is the Eurail service in France and operates the country’s national rail traffic including the TGV, France’s high-speed rail network.

Before

In order to compete with disruptive mobility services such as ride-sharing and membership-based airlines, SNCF decided to launch TGVMax package, a subscription service for unlimited travel aimed at 16-27 year olds. SNCF wanted to offer personalized subscriptions to acquire and retain commuters and needed help with the launch of the service.

After

Zuora helped SNCF launch the TGVMax subscription package successfully. SNCF was able to go-to-market in just four months. SNCF hit their first month’s revenue target in just one day and won 90,000 subscribers in nine months. What started out as a pilot subscription quickly became a flagship service. SNCF was able to increase market share without cannibalizing its installed base.

SNCF uses Zuora to test and offer multiple products and more than 15 different pricing strategies to its customers. It uses Zuora to experiment with promotions while maintaining a simple product catalogue. For example, the initial launch was 1€ the first month, and 79€ the following months.

Using Zuora, SNCF has been able to easily manage over 100,000 subscriptions and process over a million payments and invoices. It uses Zuora to monitor payments, retry failed payments to increase collections and reduce churn. Zuora helps SNCF provide a seamless customer experience with easy sign-ups, pauses, renewals, and cancellations.

Zuora helped SNCF successfully adopt the subscription business model and acquire new customers.

“The mobility market is seeing a lot of disruption and changing the way people travel, especially among the youth. We knew we had to change. Zuora helped us understand the emergence and benefits of the Subscription Economy and realize it was the answer we were looking for. The project required internal business transformation to become more customer-centric and required a technological transformation to set up the digital platform. Zuora helped us launch TGVMax successfully and offer subscription packages to our commuters. As we continue to grow the business, it helps us access and understand metrics such as MRR and ARPU (Average revenue Per User) to make more data-driven decisions.”

— Pierre Matuchet, CMO & CIO of SNCF

Symantec

Symantec Corporation is the world’s leading cybersecurity company which helps organizations, governments, and individuals secure their most important data wherever it lives.

Before

Symantec’s vision to deliver an Integrated Cyber Defense platform meant that it needed to sell a plethora of products that span the entire infrastructure in various consumption models. One trend Symantec wanted to move aggressively on was building cloud products—basically transform into a security-as-a-service provider, but it did not have the required infrastructure in place. Symantec was struggling with multiple instances of legacy ERP systems and quote-to-cash systems that didn’t easily accommodate subscriptions and multiple ways to license its products. Several years ago, much of Symantec’s subscription order-to-cash processing was manual and it often took days to provision a new customer on a single product.

After

Symantec has been bullish about moving its products and cloud services to the cloud and offering different consumption models that enable customers to buy in any consumption model (on premise, subscription, etc.).

Symantec consolidated its subscription order-to-cash process on to Zuora and was able to reduce manual processes, speed up innovation, and offer cloud products as a subscription.

Since it started using Zuora, Symantec has been able to offer five new products, offer and test trial to buy conversions, and easily manage subscription amendments. Symantec uses Zuora RevPro to automate its revenue recognition processes which allows for the complexity in many consumption models: on-premise, subscription, hardware sales, software sales, consulting services and maintenance/support. Zuora also helps Symantec easily manage complex subscription amendments (edit and cancel) and reduce the burden on its back-office. 98% of total orders are all provisioned end-to- end within five minutes. With its API-based backend and seamless integration with Salesforce, Zuora helped Symantec transition successfully to a security-as-a-service business model.

“We made a strategic bet on Zuora as part of our global subscription platform to run our digital order-to-cash system for our cloud product and services because it offers a unique frictionless experience for our customers and partners. Choosing Zuora has helped us eliminate SKUs, simplify our pricing, and allow our customers and partners to consume our products and services the way that makes the most sense for them. I call Zuora the heart of the platform because it holds all the intelligence around the billing and the subscriptions – it’s the heart that ties it all together.”

— Sheila Jordan, CIO of Symantec

TEN: A Discovery Communications Company

TEN: A Discovery Communications Company is the largest automotive media company in the world, bringing together Discovery Communication’s fast-growing Velocity network and TEN: The Enthusiast Network’s entire automotive digital, direct-to-consumer, social and live event portfolio, including Motor Trend, Hot Rod, Roadkill, Automobile, and more than 20 other industry-leading brands. With a cumulative reach of more than 131 million, the company encompasses Velocity’s #1 TV network for automotive superfans, Motor Trend’s #1 automotive YouTube Channel, and Motor Trend OnDemand, the only automotive-dedicated subscription video on demand service.

Before

In its shift from print to digital, TEN looked to stand up a subscription video-on-demand service and transition the company from a legacy print publisher to a digital and OTT media company. With more than a billion views and more than five million free subscribers on YouTube, TEN wanted to launch Motor Trend OnDemand, a subscription streaming platform that offered thousands of hours of exclusive content.

After

Zuora’s flexible pricing and packaging features were key in the success of Motor Trend OnDemand. TEN is now able to bundle digital and print assets as well as experiment with more than 100 different pricing models and subscription plans. TEN also uses Zuora’s flexible solution to offer promotional codes to facilitate free trials to paid subscriptions, as well as a variety of custom landing pages and coupon codes.

Zuora also helps TEN retry failed payments using fully customized business rules which helps TEN increase collections and reduce churn.

Launching with Zoura has helped TEN scale to the point where it is recognized as one of the break-out success stories of a la carte subscription services. TEN has now partnered with Discovery Communications in a joint-venture to combine their respective popular automotive brands to create content across various channels.

“Our previous systems did not provide all the billing and subscription management options needed to meet our aggressive and sophisticated product needs. With Zuora, Motor Trend OnDemand can now effectively offer promotions across multiple channels based on user profiles to drive growth, as well as gain the insight we need into member activities so we can continue tailoring and improving our offerings, increase subscriber engagement, and reduce churn.”

— Scott Bailey, EVP Media of TEN: A Discovery Communications Company

Research and Development

We believe that our differentiated intellectual property and technical deployments will help us maintain a leading position in the market for subscription management solutions. Our ten-year head start and cumulative learning further strengthen our ability to grow our intellectual property and foster innovation.

Our research and development expense was $20.5 million, $26.4 million, and $38.6 million for fiscal 2016, fiscal 2017, and fiscal 2018, respectively.

Sales and Marketing

We market and sell to organizations of all sizes across a broad range of industries. Our key focus areas are companies that are adopting, transforming, and expanding their subscription businesses.

We have a mature enterprise sales model and have built and trained a nimble, enterprise-scale sales and field organization. Because of the transformative nature of our solution, especially in larger organizations, the selling process is often complex and can involve agreement across multiple departments inside an organization, including the chief executive officer. Over the years, we have developed methodologies and best practices to enable our sales teams to be successful at navigating these challenges and have built these learnings into our sales enablement and training to ensure successful onboarding and productivity of new sales account executives. We believe our mature sales methodologies and processes offer us significant advantages, particularly in long enterprise sales-cycles. Our sales teams are organized by geographic territories, customer size, and customer verticals. We plan to continue to invest in our direct sales force to grow our enterprise customer base, both domestically and internationally.

We conduct a wide range of marketing activities such as our annual Subscribed events around the world; partner marketing events with our GSIs, consultants, technology, and ecosystem partners; the Subscription Economy Index, our study of the collective health of subscription businesses and their impact on the overall economy; and educational content and best practices sharing for the Subscription Economy in a variety of formats such as digital, print, and video.

As newer markets emerge domestically and internationally, we plan to continue investing in our sales and marketing to grow our customer base.

Professional Services

We have a leading global services team that is responsible for scoping, integration, and successful deployment of Zuora for our customers. Deployment is often a complex process involving secure data migration and the establishment of new processes, requiring a dedicated team during deployment. Deployment times vary depending on the scale, complexity, and number of consolidated systems associated with the customer moving to our subscription management solutions.

Based on our learnings over the years from hundreds of deployments across industries, we have developed our “9 Keys” methodology and series of workshops to help our customers ensure successful deployment and utilization of our solution. We believe this differentiates us and provides us with a significant competitive advantage.

We also work closely with GSIs as well as regional partners on deployment. By working with these partners, we both augment our pipeline and our ability to scale globally by franchise, size, and complexity of deployment.

Customer Success and Support

Our Customer Success team is committed to delivering great customer experiences to drive high customer retention, growth, and strong customer advocacy.

•	Customer Success. Our Customer Success Managers help our customers benefit from their investment in Zuora. The team shares best practices, and work with customers to identify success metrics, conduct business and process optimization workshops, and provide recommendations for increasing the usage and adoption of Zuora.

•	Zuora University. We have a library of training courses where users can learn about the features and functions of our solution and how to apply them. We also offer a catalog of self-paced courses, weekly virtual instructor-led training, and certification tests.

•	Zuora Community. We created this moderated, online forum to foster global collaboration among our customers and Zuora experts. They can engage with each other in this community to find answers, share expertise, submit product feedback, and subscribe to product notifications and announcements.

•	Customer Support. We have six support centers located around the world—San Mateo and San Jose in the United States, London and Paris in Europe, and Chennai and Beijing in Asia. Our customer support team operates 24x7, 365 days a year ensuring our customers always have the help they need.

Zuora.org

At the core of our culture is the philosophy that all of our employees have the opportunity and support to realize their greatest potential and be successful. This philosophy extends to how we approach our customers and also to how we engage with our communities. This is why our board of directors has authorized us to establish Zuora.org, which will be a part of our company and not a separate legal entity. We believe that the creation of Zuora.org will foster employee morale, strengthen our community presence and support the communities in which we operate, and provide increased brand visibility. While we have not yet determined how we would want to fund and support operations of Zuora.org, we have subscribed to the Pledge 1% movement and from time to time may fund the operations of Zuora.org in a variety of ways, including issuing shares of our capital stock, which, in the aggregate, we do not expect to exceed 1% of our outstanding capital stock. If we determine to issue shares of our capital stock to Zuora.org, we may incur a non-cash expense in the quarter that we issue such shares equal to the fair value of the shares of our common stock issued to Zuora.org. Depending on the structure, we may also incur additional operating expenses relating to the operations of the Zuora.org.

Competition

The market for subscription management products and services is highly competitive, rapidly evolving, fragmented, and subject to changing technology, shifting customer needs, and frequent introductions of new products and services. Our main competitors fall into the following categories:

•	providers of traditional ERP software, such as Oracle Corporation and SAP AG;

•	traditional order-to-cash solutions that address individual elements of the subscription order-to-cash process, such as traditional CPQ management, billing, collections, revenue recognition, or e-commerce software;

•	telecommunications billing systems and other niche systems, such as Amdocs Limited; and

•	in-house custom built systems.

The competitive factors that companies in our industry need to have are:

•	subscription-based product features and functionality;

•	ability to support the specific needs of companies with subscription business models;

•	ease of use;

•	vision for the market and product innovation;

•	enterprise-grade performance and features such as system scalability, security, performance, and resiliency;

•	customer experience, including support and professional services;

•	strength of sales and marketing efforts;

•	relationships with GSIs, management consulting firms, and resellers;

•	ability to integrate with legacy and other enterprise infrastructures and third-party applications;

•	brand awareness and reputation; and

•	total cost of ownership.

We believe we compete favorably with respect to these factors.

Intellectual Property

Intellectual property is an important aspect of our business, and we seek protection for our intellectual property as appropriate. We currently rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality procedures, contractual commitments, and other legal rights to protect our intellectual property. As of January 31, 2018, in the United States, we had eight patent applications pending. We also had one issued patent in Australia and six patent applications pending in other foreign jurisdictions. Our Australian patent expires in 2032 (absent any extensions). We continually review our development efforts to assess the existence and patentability of new intellectual property. We also pursue the registration of our domain names, trademarks, and service marks in the United States and in certain foreign jurisdictions. As of January 31, 2018, we had eleven registered trademarks in the United States, including Zuora and Subscription Economy. We also had nine registered trademarks in foreign jurisdictions.

Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.

Employees

As of January 31, 2018, we had a total of 933 employees, including 346 outside of the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We believe we have a good relationship with our employees and our unique, strong culture differentiates us and is a key driver of business success.

Facilities

Our corporate headquarters are located in San Mateo, California where we currently lease approximately 29,000 square feet under a lease agreement that expires in December 2019.

We also lease facilities in other areas of California, Colorado, Georgia, Massachusetts, New York, and Texas in the United States and Australia, China, France, Germany, India, Japan, and the United Kingdom.

We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional or substitute space will be available as needed to accommodate any such expansion.

Legal Proceedings

We are not a party to any material pending legal proceedings. From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of business.

MANAGEMENT

Executive Officers and Non-Employee Directors

The following table provides information regarding our executive officers and directors as of January 31, 2018.

Name	Age	Position(s)
Executive Officers:
Tien Tzuo	49	Chairman of the Board of Directors and Chief Executive Officer
Tyler Sloat	44	Chief Financial Officer
Marc Diouane	49	President
Brent R. Cromley, Jr.	48	Senior Vice President, Technology
Jennifer W. Pileggi	53	Senior Vice President, General Counsel, and Corporate Secretary

Non-Employee Directors:
Peter Fenton(1)	45	Director
Kenneth A. Goldman(1)	68	Director
Timothy Haley(2)(3)	63	Director
Jason Pressman(2)	44	Director
Michelangelo Volpi(1)	51	Director
Magdalena Yesil(3)*	59	Director

*	Lead independent director.
(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Tien Tzuo has served on our board of directors and as our Chief Executive Officer since November 2007 and as the Chairman of our board of directors since December 2017. Prior to joining us, Mr. Tzuo served as Chief Strategy Officer at salesforce.com, inc., a provider of customer relationship management software, from 2005 to 2008, and as Chief Marketing Officer from 2003 to 2005. Mr. Tzuo holds a B.S. in electrical engineering from Cornell University and an M.B.A. from Stanford University. We believe that Mr. Tzuo is qualified to serve on our board of directors because of the industry perspective and experience that he brings as our founder, Chairman of our board of directors, and Chief Executive Officer.

Tyler Sloat has served as our Chief Financial Officer since September 2010. Prior to joining us, Mr. Sloat served as Vice President of Finance and Chief Financial Officer of Obopay, Inc., a mobile payments technology company, from 2007 to 2010. From 2005 to 2007, Mr. Sloat served as the Controller of the Emerging Products Group at Network Appliance, Inc., a provider of networked storage solutions. Mr. Sloat is a Certified Public Accountant (inactive) and holds a B.A. in economics from Boston College and an M.B.A. from Stanford University.

Marc Diouane has served as our President since February 2015. Prior to this, Mr. Diouane served as our Executive Vice President, Field Operations from March 2014 to February 2015. Prior to joining us, Mr. Diouane served as Executive Vice President, Global Services & Partners at PTC Inc., a product development software company, from October 2010 to March 2014, and as Senior Divisional Vice President—Europe, Middle East, Africa and Asia, from 2005 to 2010. Mr. Diouane holds a Masters from Bordeaux Business School, or ESICI.

Brent R. Cromley, Jr. has served as our Senior Vice President of Engineering since September 2015. Prior to joining us, Mr. Cromley served as Chief Technology Officer at Zappos.com, Inc., an online retailer that was acquired by Amazon.com, Inc., from November 2013 to June 2015, as Vice President of Technology from October 2011 to November 2013, and as Senior Director of Engineering from January 2007 to October 2011. Mr. Cromley holds a B.A. in computer science from Dartmouth College.

Jennifer W. Pileggi has served as our Senior Vice President, General Counsel, and Corporate Secretary since June 2015. Prior to joining us, Ms. Pileggi served as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary at Silicon Graphics International Corp., a high performance computing server manufacturer, from September 2011 to May 2015. From 2004 to 2011, Ms. Pileggi served as Executive Vice President, General Counsel, Chief Privacy Officer, and Corporate Secretary at Con-way Inc., a transportation and supply chain solutions company, and from 1996 to 2004, as Vice President and Corporate Counsel for Menlo Worldwide, Con-way’s logistics division. Ms. Pileggi was previously a corporate associate at the law firms of Marron, Reid & Sheehy and Heller Ehrman LLP. Ms. Pileggi holds a B.A. in art history from Yale University and a J.D. from New York University.

Non-Employee Directors

Peter Fenton has served as a member of our board of directors since December 2007. Since 2006, Mr. Fenton has served as a General Partner of Benchmark Capital Partners, a venture capital firm. From 1999 to 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Hortonworks, Inc., New Relic, Inc., Yelp Inc., and several private companies. Mr. Fenton served on the board of directors of Twitter, Inc. from February 2009 to May 2017. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University. We believe Mr. Fenton is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Kenneth A. Goldman has served as a member of our board of directors since February 2016. Mr. Goldman has served as the President of Hillspire LLC, the family office of Eric and Wendy Schmidt, since September 2017. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc. Prior to this, Mr. Goldman was the Senior Vice President and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies, from 2007 to 2012. From 2006 to 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a mobile enterprise software company. From 2000 until 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc. From January 2015 to December 2017, Mr. Goldman served as a member of the PCAOB, Standing Advisory Group. Mr. Goldman currently serves on the board of directors of GoPro, Inc., NXP Semiconductor N.V., TriNet Group, Inc. and RingCentral, Inc. Previously, Mr. Goldman served on the board of directors of Gigamon Inc. and Infinera Corporation. Mr. Goldman is also a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in electrical engineering from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Goldman is qualified to serve as a member of our board of directors based on his experience serving on the boards of directors of numerous companies, his extensive executive experience, and his experience as a member of the Financial Accounting Standards Advisory Council and the PCAOB’s Standing Advisory Group.

Timothy Haley has served as a member of our board of directors since October 2010. Mr. Haley is a Managing Director at Redpoint Ventures, a venture capital firm, which he co-founded in 1999. Mr. Haley has served as a Managing Director of Institutional Venture Partners, a venture capital firm, since 1998. From 1986 to 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the board of directors of

Netflix, Inc., 2U, Inc., and several private companies. Mr. Haley holds a B.A. in philosophy from Santa Clara University. We believe that Mr. Haley brings strategic and financial experience to the board of directors. He has evaluated, invested in, and served as a board member on numerous companies. His executive recruiting background also provides the board of directors with insight into talent selection and management.

Jason Pressman has served as a member of our board of directors since September 2008. Mr. Pressman is a Managing Director at Shasta Ventures, a venture capital firm, where he has worked since 2005. Prior to Shasta Ventures, Mr. Pressman served as a Vice President of Strategy and Operations at Walmart.com, a subsidiary of Wal-Mart Stores, Inc., a worldwide retailer, from 2000 to 2004. Mr. Pressman is currently a member of the board of directors of several private companies. Mr. Pressman holds a B.S. in finance from the University of Maryland, College Park and an M.B.A. from Stanford University. We believe that Mr. Pressman is qualified to serve on our board of directors because of his operations and strategy experience gained from the retail industry and for his corporate finance expertise gained in the venture capital industry serving on boards of directors of various technology companies.

Michelangelo Volpi has served as a member of our board of directors since November 2011. Mr. Volpi is a Partner at Index Ventures, a venture capital firm, where he has worked since 2009. From 2007 to 2009, Mr. Volpi served as Chief Executive Officer of Joost N.V., an internet video services company. From 1994 to 2007, Mr. Volpi served in various executive roles at Cisco Systems, Inc., a technology company, including as Senior Vice President and General Manager, Routing and Service Provider Group and as Chief Strategy Officer. Mr. Volpi currently serves on the board of directors of Pure Storage, Inc., Hortonworks, Inc., Exor N.V., and Fiat Chrysler Automobiles N.V., and several private companies. From April 2010 to April 2013, Mr. Volpi served on the board of directors of Telefonaktiebolaget L. M. Ericsson. Mr. Volpi earned a B.S. in mechanical engineering, an M.S. in manufacturing systems engineering, and an M.B.A. from Stanford University. Mr. Volpi’s qualifications for board service include his leadership experience, expertise as a venture capital investor, and knowledge regarding the enterprise technology industry.

Magdalena Yesil has served as a member of our board of directors since May 2017. Ms. Yesil is a co-founder of Broadway Angels, an angel investment group, since 2010. She is also the Executive Chair of Informed, Inc., d/b/a DriveInformed, a software company serving the auto lending industry, since 2017. Ms. Yesil was an early investor in salesforce.com, inc. and served on that company’s board of directors for more than five years. She was a General Partner at U.S. Venture Partners, a venture capital firm, from 1998 to 2006. Ms. Yesil founded MarketPay Associates, L.L.C., a software company, and served as its Chief Executive Officer and President from 1996 to 1997. Ms. Yesil co-founded and served as Vice President of Marketing and Technology of CYCH, Inc. f/k/a CyberCash, Inc., a secure electronic payment company. Ms. Yesil currently serves on the board of directors of RPX Corporation and several private companies. Ms. Yesil received a B.S. in industrial engineering and management science and an M.S. in electrical engineering from Stanford University. We believe Ms. Yesil is qualified to serve as a member on our board of directors based on her extensive experience as an investor in the technology industry, as a founder of multiple technology companies, as well as her public and private company board experience.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board of Directors Composition

Current Board of Directors

Our board of directors currently consists of seven members with no vacancies.

Pursuant to our amended and restated certificate of incorporation as in effect prior to the completion of this offering and, amended and restated voting agreement, Messrs. Fenton, Goldman, Haley, Pressman, Tzuo, and Volpi, and Ms. Yesil have been designated to serve as members of our board of directors. Pursuant to our amended and restated certificate of incorporation and amended and restated voting agreement, Mr. Tzuo and Ms. Yesil were elected as the designee for the holders of our common stock, Mr. Fenton was elected by the holders as the designee for our Series A convertible preferred stock, Mr. Pressman was elected as the designee for the holders of our Series B convertible preferred stock, Mr. Haley was elected as the designee for the holders of our Series C convertible preferred stock, Mr. Volpi was elected as the designee for the holders of our Series D convertible preferred stock, and Mr. Goldman was elected as the designee for holders of a majority of our capital stock, voting together. The provisions of our amended and restated certificate of incorporation and the amended and restated voting agreement by which the directors are currently elected will terminate in connection with this offering and there will be no contractual obligations regarding the election of our directors.

After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our restated certificate and restated bylaws that will become effective immediately following the completion of this offering. Currently serving members of our board of directors will continue to serve as directors until their resignations or until their successors are duly elected by the holders of our common stock.

Classified Board of Directors

Our restated certificate of incorporation that will be in effect immediately following the completion of this offering provides that, immediately after the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our directors will be divided among the three classes as follows:

•	Class I directors, whose initial term will expire at the annual meeting of stockholders to be held in 2019, will consist of Mr. Haley and Ms. Yesil;

•	Class II directors, whose initial term will expire at the annual meeting of stockholders to be held in 2020, will consist of Mr. Pressman and Mr. Volpi; and

•	Class III directors, whose initial term will expire at the annual meeting of stockholders to be held in 2021, will consist of Mr. Fenton, Mr. Goldman, and Mr. Tzuo.

Our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering provide that only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See the section titled “Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaws Provisions” for additional information.

Director Independence

We have been approved to list our Class A common stock on the New York Stock Exchange. Under New York Stock Exchange rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, New York Stock Exchange rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under New York Stock Exchange rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the closing of this offering.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Messrs. Fenton, Goldman, Haley, Pressman, and Volpi and Ms. Yesil are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Certain Relationships and Related Party Transactions.”

Lead Independent Director

Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors will serve as our lead independent director. Our board of directors has appointed Ms. Yesil to serve as our lead independent director. As lead independent director, Ms. Yesil will preside over periodic meetings of our independent directors, serve as a liaison between the Chairperson of our board of directors and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below as of the closing of this offering. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee will operate under a written charter approved by our board of directors that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. Following this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website.

Audit Committee

Our audit committee is comprised of Messrs. Goldman, Volpi, and Fenton. Mr. Goldman is the chairperson of our audit committee. Messrs. Goldman, Volpi, and Fenton each meet the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Goldman is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing proposed waivers of the global code of conduct for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the board of directors);

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Messrs. Haley and Pressman. Mr. Haley is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of our executive officers, other than our chief executive officer;

•	evaluating the performance of our chief executive officer in light of our goals and objectives;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Yesil and Mr. Haley. Ms. Yesil is the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing succession plans for senior management positions, including the chief executive officer;

•	evaluating, and overseeing the process of evaluating, the performance of our board of directors and individual directors; and

•	assisting our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2018.

Global Code of Business Conduct and Ethics

Our board of directors has adopted a global code of business conduct and ethics that applies to all of our employees, officers, and directors. The full text of our global code of conduct will be posted on the Investor Relations section of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our global code of conduct, or waivers of these provisions, on our website or in public filings.

Non-Employee Director Compensation

The table below provides information regarding the total compensation of the non-employee members of our board of directors who served on our board of directors during fiscal 2018. All compensation that we paid to Mr. Tzuo, our only employee director, is set forth in the table below in “Executive Compensation—Summary Compensation Table.” No compensation was paid to Mr. Tzuo in his capacity as a director during fiscal 2018. Other than as set forth in the table and described more fully below, during fiscal 2018, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our board of directors.

Name	Option Awards ($)(1)(2)	Total ($)
Peter Fenton	$—	$—
Kenneth A. Goldman	—	—
Timothy Haley	—	—
Jason Pressman	—	—
Michelangelo Volpi	—	—
Craig Hanson(3)	—	—
Abhishek Agrawal(4)	—	—
Magdalena Yesil	301,900	301,900

(1)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our non-employee directors during fiscal 2018 as computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 1 of the notes to our consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our non-employee directors from the stock options.
(2)	The following table sets forth information on stock options granted to non-employee directors during fiscal 2018, the aggregate number of shares of our Class B common stock underlying outstanding stock options held by our non-employee directors as of January 31, 2018, and the aggregate number of unvested shares of our Class B common stock underlying outstanding stock options held by our non-employees directors as of January 31, 2018:

Name	Number of Shares Underlying Stock Options Granted in Fiscal 2018	Number of Shares Underlying Stock Options Held at Fiscal Year-End	Number of Shares Underlying Unvested Stock Options Held at Fiscal Year-End
Peter Fenton	—	—	—
Kenneth A. Goldman(a)	—	250,000	140,625
Jason Pressman	—	—	—
Michelangelo Volpi	—	—	—
Craig Hanson	—	—	—
Abhishek Agrawal	—	—	—
Magdalena Yesil(b)	125,000	125,000	109,374

(a)	The stock option vests over a four-year period at the rate of 1/16th of the shares of our Class B common stock underlying the stock option quarterly following the February 1, 2016 vesting commencement date and expires up to ten years after the date of grant. The stock option is early exercisable and also provides that, in the event of a change of control, all of the unvested shares subject to the stock option will become immediately vested and exercisable as of the date immediately prior to the change of control.
(b)	The stock option vests over a four-year period at the rate of 1/16th of the shares of our Class B common stock underlying the stock option quarterly following the May 23, 2017 vesting commencement date and expires up to ten years after the date of grant. The stock option is early exercisable and also provides that, in the event of a change of control, all of the unvested shares subject to the stock option will become immediately vested and exercisable as of the date immediately prior to the change of control.
(3)	Mr. Hanson resigned from our board of directors in May 2017.
(4)	Mr. Agrawal resigned from our board of directors in May 2017.

Offer Letters

Mr. Goldman’s Offer

Mr. Goldman was appointed to our board of directors in February 2016. In connection with his appointment, we entered into an offer letter pursuant to which we granted Mr. Goldman an option to purchase 250,000 shares of our Class B common stock at an exercise price of $3.24 per share. The stock option vests over a four-year period at the rate of 1/16th of the shares of our Class B common stock underlying the stock option quarterly following the February 1, 2016 vesting commencement date and expires up to ten years after the date of grant. As of January 31, 2018, 140,625 shares of our Class B common stock subject to the stock option remain unvested. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. The stock option provides that, in the event of a change of control, all of the unvested shares subject to the stock option will become immediately vested and exercisable as of the date immediately prior to the change of control.

Ms. Yesil’s Offer Letter

Ms. Yesil was appointed to our board of directors in May 2017. In connection with her appointment, we entered into an offer letter pursuant to which we granted Ms. Yesil an option to purchase 125,000 shares of our Class B common stock at an exercise price of $5.16 per share. The stock option vests over a four-year period at the rate of 1/16th of the shares of our Class B common stock underlying the stock option quarterly following the May 23, 2017 vesting commencement date and expires up to ten years after the date of grant. As of January 31, 2018, 109,374 shares of our Class B common stock subject to the stock option remain unvested. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. The stock option provides that, in the event of a change of control, all of the unvested shares subject to the stock option will become immediately vested and exercisable as of the date immediately prior to the change of control.

Prior to this offering, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors.

In connection with this offering, in March 2018, our board of directors and stockholders approved the following cash and equity compensation for our non-employee directors:

Non-Employee Director Equity Compensation

Following the completion of this offering, each non-employee director will also be entitled to receive RSUs under our 2018 Plan as follows:

2018 RSU Grant. Following the completion of this offering, each non-employee director who is serving on our board of directors as of June 15, 2018 will be granted RSUs, or the 2018 RSUs, having an aggregate value of $150,000 based on the closing price of our Class A common stock on the date of grant. The 2018 RSUs shall fully vest on the earlier of (i) the date of our 2019 annual meeting of our stockholders and (ii) June 15, 2019, in each case so long as the non-employee director continues to serve on our board of directors through such date. In addition, the 2018 RSUs will fully vest upon the consummation of a corporate transaction (as defined in our 2018 Plan).

Initial Appointment RSU Grant. Following the completion of this offering, each non-employee director appointed to our board of directors following this offering will be granted RSUs, or the Initial Appointment RSUs, on the date of his or her appointment to our board of directors having an aggregate value of $275,000 based on the closing price of our Class A common stock on the date of grant. The aggregate value of the Initial Appointment RSUs may be increased, provided, that, the aggregate value of any such Initial Appointment RSUs shall not exceed $900,000 in the calendar year of initial appointment when combined with any other equity award or cash compensation received by such non-employee director appointed to our board of directors for such calendar year. Each Initial Appointment RSU award will vest with respect to 1/3rd of the total number of RSUs subject to such award each year beginning with the date that is one year following the date of grant, in each case, so long as such non-employee director continues to serve on our board of directors through such date. In addition, the Initial Appointment RSUs will fully vest upon the consummation of a corporate transaction.

Annual RSU Grant. On the date of each annual meeting of stockholders following the completion of this offering, commencing with our 2019 annual meeting of stockholders, each non-employee director who is serving on our board of directors on, and will continue to serve on our board of directors following, the date of such annual meeting will automatically be granted RSUs, or the Annual RSUs, having an aggregate value of $150,000 based on the closing price of our Class A common stock on the date of grant. The Annual RSUs will fully vest on the earlier of (i) the date of the following year’s annual meeting of stockholders and (ii) the date that is one year following the date of grant. In addition, the Annual RSUs will fully vest upon the consummation of a corporate transaction.

Pursuant to the terms of our 2018 Plan, none of the equity awards described above may exceed $650,000 in a calendar year (or $900,000 in the calendar year of a non-employee director’s initial service on our board of directors), when combined with the cash compensation received by such non-employee director for service on our board of directors.

Non-Employee Director Cash Compensation

Following the completion of this offering, each non-employee director will also be entitled to receive an annual cash retainer of $30,000 for service on the board of directors and additional annual cash compensation for committee membership as follows:

•	Audit committee chair: $20,000

•	Audit committee member: $7,500

•	Compensation committee chair: $10,500

•	Compensation committee member: $5,000

•	Nominating and corporate governance committee chair: $7,500

•	Nominating and corporate governance committee member: $3,500

In addition, our lead independent director will be entitled to receive an additional annual cash retainer of $15,000.

Pursuant to the terms of our non-employee director compensation program, a non-employee director may annually elect to receive RSUs, or Cash Compensation RSUs, in lieu of cash compensation, by making an irrevocable election on or prior to January 31 of each calendar year. The number of the Cash Compensation RSUs receivable upon such election is calculated by dividing the total amount of cash compensation payable to such director for such fiscal year by the closing price of our Class A common stock on February 1 of such fiscal year.

The Cash Compensation RSUs will fully vest on January 31 following the year of grant, so long as the non-employee director continues to serve on our board of directors through such date. In addition, the Cash Compensation RSUs will fully vest upon the consummation of a corporate transaction.

Mr. Volpi has unconditionally waived all current and future cash and equity compensation payable to him for his service on our board of directors.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation provided to our executive officers during fiscal 2018. These executive officers, who include our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers as of January 31, 2018, the end of our last completed fiscal year, were:

•	Tien Tzuo, Chairman of the Board of Directors and Chief Executive Officer;

•	Brent R. Cromley, Jr., Senior Vice President, Technology; and

•	Marc Diouane, President.

We refer to these individuals in this section as our “Named Executive Officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by, or paid to our Named Executive Officers for services rendered in all capacities during fiscal 2018 and fiscal 2017 for Messrs. Tzuo and Diouane who were also our named executive officers for such year.

Name and Principal Position	Year	Salary($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total($)
Tien Tzuo Chairman of the Board of Directors and Chief Executive Officer	2018	$300,000	$—	$102,060	$402,060
	2017	300,000	—	116,274	416,274
Brent R. Cromley, Jr. Senior Vice President, Technology	2018	300,000	1,282,797	102,060	1,684,857
Marc Diouane President	2018	350,000	1,592,430	212,626	2,155,056
	2017	350,000	166,590	206,092	722,682

(1)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our Named Executive Officers during fiscal 2017, as applicable, and fiscal 2018 as computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in note 1 of the notes to our consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our Named Executive Officers from the stock options.
(2)	The amounts reported represent the amounts earned based upon achievement of certain performance goals under our executive bonus program. Payments for fiscal 2018 are described in greater detail in the section titled “—Non-Equity Incentive Plan Compensation.”

In March 2018, we granted (i) Mr. Tzuo an option to purchase 375,000 shares of our Class B common stock and (ii) Mr. Diouane an option to purchase 125,000 shares of our Class B common stock, each at an exercise price of $7.94 per share. Each stock option vests at a rate of 1/48th of the shares of our Class B common stock underlying the option vesting each month following the March 8, 2018 vesting commencement date.

Equity Compensation

From time to time, we have granted equity awards in the form of stock options to our Named Executive Officers, which are generally subject to vesting based on each of our Named Executive Officer’s continued service with us. Each of our Named Executive Officers currently holds outstanding stock options to purchase shares of our Class B common stock that were granted under our 2006 Stock Plan, or 2006 Plan, or 2015 Plan, as set forth in the “Outstanding Equity Awards at Fiscal Year-End Table” below.

Non-Equity Incentive Plan Compensation

Messrs. Tzuo, Cromley, and Diouane participated in our executive bonus program during fiscal 2018. Incentives under our executive bonus program were payable quarterly based on our achievement of certain company financial targets. For fiscal 2018, the performance metrics were based on revenue targets, sales and marketing efficiency, and margin targets. For fiscal 2018, the target bonus amounts were $120,000 for Messrs. Tzuo and Cromley and $250,000 for Mr. Diouane.

Offer Letters and Employment Arrangements

Mr. Tzuo’s Offer Letter

In March 2018, we entered into a new offer letter with Mr. Tzuo, our Chairman and Chief Executive Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $350,000, subject to periodic review. Under the offer letter, Mr. Tzuo is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Mr. Cromley’s Offer Letter

In March 2018, we entered into a new offer letter with Mr. Cromley, our Senior Vice President, Technology. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $300,000, subject to periodic review. Under the offer letter, Mr. Cromley is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Mr. Diouane’s Offer Letter

In March 2018, we entered into a new offer letter with Mr. Diouane, our President. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $350,000, subject to periodic review. Under the offer letter, Mr. Diouane is also eligible to participate in our executive bonus program and other employee benefits, including health insurance, as we establish for our other similarly situated employees from time to time.

Potential Payments upon Termination or Change of Control

In May 2017, we entered into change in control and severance agreements, or severance agreements, with all of our executive officers, including our Named Executive Officers. The severance agreements provide for the following benefits upon a qualifying termination, which means a termination by us without cause or, for Mr. Tzuo only, a termination by the executive for good reason (as such terms are defined in the severance agreement), outside of a change in control (as such term is defined in the severance agreement) in exchange for a general release of claims: a (i) lump sum severance payment of six months of base salary and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for six months for the executive officer and his or her eligible dependents. If the executive officer is subject to a qualifying termination within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the severance agreements provide the following benefits in exchange for a general release of claims: (i) a lump sum severance payment of twelve months of base salary, (ii) 100% acceleration of any then-unvested equity awards, and (iii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for twelve months for the executive officer and his or her eligible dependents.

The benefits under the severance agreements supersede all prior cash severance and vesting acceleration arrangements.

Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date
Tien Tzuo	11/18/2014	(2)	1,916,285	—	3.04	11/17/2024
Brent R. Cromley, Jr.	10/14/2015	(3)	374,999	—	3.44	10/13/2025
	2/4/2017	(4)	174,999	—	3.28	2/3/2027
	12/27/2017	(5)	300,000	—	6.00	12/26/2027
Marc Diouane	11/18/2014	(6)	125,000	—	3.04	11/17/2024
	5/24/2016	(7)	124,999	—	3.08	5/23/2026
	2/4/2017	(8)	249,999	—	3.28	2/3/2027
	8/10/2017	(9)	600,000	—	5.16	8/9/2027

(1)	Outstanding equity awards with a grant date of November 18, 2014 were granted under our 2006 Plan and the outstanding equity awards with grant dates of October 14, 2015, May 24, 2016, February 4, 2017, August 10, 2017, and December 27, 2017 were granted under our 2015 Plan.
(2)	The stock option vests at a rate of 1/60th of the shares of our Class B common stock underlying the stock option vesting each month following the November 18, 2014 vesting commencement date. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. As of January 31, 2018, 702,636 shares of our Class B common stock subject to the stock option were unvested. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(3)	The stock option vests at a rate of 1/4th of the shares of our Class B common stock underlying the stock option vesting on the one year anniversary of the September 14, 2015 vesting commencement date and 1/48th of the shares of our Class B common stock underlying the stock option vesting each month following the one year anniversary of the vesting commencement date. This stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. As of January 31, 2018, 156,241 shares of our Class B common stock subject to the stock option remain unvested. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(4)	The stock option vests at a rate of 1/48th of the shares of our Class B common stock underlying the stock option vesting each month following the February 1, 2017 vesting commencement date. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. As of January 31, 2018, 134,893 shares of our Class B common stock subject to the stock option remain unvested. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(5)	The stock option vests at a rate of 1/48th of the shares of our Class B common stock underlying the stock option vesting each month following the December 27, 2017 vesting commencement date. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. As of January 31, 2018, 293,750 shares of our Class B common stock subject to the stock option remain unvested. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(6)	The stock option vests at a rate of 1/12th of the shares of our Class B common stock underlying the stock option vesting each month following the January 1, 2018 vesting commencement date. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. As of January 31, 2018, 125,000 shares of Class B common stock subject to the stock option remain unvested. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(7)	The stock option vests at a rate of 1/48th of the shares of our Class B common stock underlying the stock option vesting each month following May 24, 2016. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. As of January 31, 2018, 72,912 shares of our Class B common stock subject to the stock option remain unvested. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(8)

The stock option vests at a rate of 1/48th of the shares of our Class B common stock underlying the stock option vesting each month following the February 1, 2017 vesting commencement date. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. As of January 31, 2018, 192,704 shares of our Class B common stock subject to the stock option remain unvested. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change of Control.”
(9)	The stock option vests with respect to 200,000 shares of our Class B common stock underlying the stock option upon the closing of this offering, with unvested shares subject to acceleration upon a change of control. The stock option vests with respect to the remaining 400,000 shares of our Class B common stock underlying the stock option upon the achievement of an applicable gross annual recurring revenue performance milestone, provided, however, if a change of control occurs prior to the achievement of this milestone, then such shares shall vest on a pro rata basis based on the actual gross annual recurring revenue as of the end of the calendar month preceding such change of control, as a percentage of the performance milestone, subject to the achievement of a gross annual recurring revenue threshold. The stock option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. As of January 31, 2018, 600,000 shares of our Class B common stock subject to the stock option remain unvested.

Employee Benefit Plans

2006 Stock Plan

Our board of directors originally adopted our 2006 Plan, which was subsequently approved by our stockholders, in September 2006. Our 2006 Plan was most recently amended and restated in January 2015. Our board of directors, or a committee thereof appointed by our board of directors, administers the 2006 Plan and the awards granted under it.

The 2006 Plan provided for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and nonstatutory stock options, as well as for the issuance of stock purchase rights, also referred to as restricted stock awards, or RSAs.

In the event we are a party to a change in control (as defined in the 2006 Plan), our 2006 Plan provides that each outstanding award (whether vested or unvested or a portion thereof) may, without the consent of any award holders, be assumed, continued, or substituted for a substantially equivalent award by the surviving corporation or its parent. An award shall be deemed assumed if, following the change in control, the award confers the right to receive, subject to the terms and conditions of our 2006 Plan and the applicable award agreement, for each share subject to the award, the consideration (whether stock, cash, other securities or property, or a combination thereof) to which a holder of a share of stock was entitled. Our board of directors may, in its sole discretion and without the consent of any award holder, determine that in the event of a change in control, each or any award (or a portion thereof) outstanding immediately prior to the change in control will be canceled in exchange for a cash or stock payment or other property with respect to each vested (and unvested, if so determined by the board of directors) share subject to such canceled award, which shall be in an amount equal to the fair market value of the consideration to be paid per share in the change in control over the exercise price per share under such canceled award. Upon a change in control, all outstanding awards shall terminate and cease to be outstanding, except to the extent such awards have been continued or assumed.

We ceased issuing awards under our 2006 Plan and our 2006 Plan terminated upon the effectiveness of our 2015 Plan, as described below. As a result, we will not grant any additional awards under our 2006 Plan. However, any outstanding stock options granted under our 2006 Plan will remain outstanding, subject to the terms of our 2006 Plan and stock option agreements, until such outstanding stock options are exercised or settled or until they terminate or expire by their terms. Stock options granted under our 2006 Plan generally have terms similar to those described below with respect to stock options granted under our 2015 Plan. As of January 31, 2018, options to purchase 4,801,659 shares of Class B common stock remained outstanding under our 2006 Plan. The options granted under the 2006 Plan and outstanding as of January 31, 2018 had a weighted-average exercise price of $2.57 per share.

2015 Equity Incentive Plan

Our board of directors originally adopted our 2015 Plan, which was subsequently approved by our stockholders, in May 2015. Our board of directors, or a committee thereof appointed by our board of directors, administers the 2015 Plan and the awards granted under it.

The 2015 Plan provided for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and nonqualified stock options, as well as for the issuance of stock appreciation rights, or SARs, and shares of RSUs and RSAs. We have granted incentive stock options only to our employees. We have granted nonqualified stock options, RSUs, SARs, and RSAs to our employees, directors, and consultants. We refer to such employees, directors, or consultants who receive an award under our 2015 Plan as a participant.

Unless expressly determined in writing by our board of directors, or a committee thereof, on the option’s date of grant, the exercise price of each stock option must have been at least equal to the fair market value of our common stock on the date of grant. The maximum permitted term of options granted under our 2015 Plan is ten years. Options generally vest over a four-year period. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. After a participant’s termination of service, the participant generally may exercise his or her options, to the extent vested as of such date of termination at any time within three months following termination or such longer period of time as specified in the applicable option agreement. If termination is due to death or disability, the option generally will remain exercisable, to the extent vested as of such date of termination at any time within twelve months following such termination. However, in no event may an option be exercised later than the expiration of its term.

RSUs are awards representing the right to receive shares of our Class B common stock at a specified date in the future, subject to forfeiture of that right because of a termination of employment or service or failure to achieve certain performance or liquidity-based conditions.

Our 2015 Plan provides that, in the event of an acquisition or other combination (as defined in the 2015 Plan), outstanding awards under our 2015 Plan shall be subject to the agreement evidencing the acquisition or other combination, which need not treat all outstanding awards in an identical manner, and may include one or more of the following: (i) the continuation of the outstanding awards; (ii) the assumption of the outstanding awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new options or equity awards for the outstanding awards; (iv) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the 2015 Plan and which payments may be deferred until the date or dates the award would have become exercisable or vested; (v) the cancellation of vested stock options in exchange for a payment equal to the difference between the per share consideration payable to holders of our Class B common stock in the transaction and the option’s exercise price; (vi) the cancellation of the outstanding awards for no consideration; or (vii) the termination of early exercise rights so that outstanding awards may only be exercised for vested shares after the transaction. Upon a change of control, all outstanding awards shall terminate and cease to be outstanding, except to the extent such awards have been continued or assumed.

As of January 31, 2018, we had reserved 12,682,833 shares of our Class B common stock for issuance under our 2015 Plan. As of January 31, 2018, options to purchase 10,599,779 of these shares and RSUs that may be settled for 834,091 of these shares remained outstanding and 60,787 of these shares remained available for future grant. The stock options outstanding as of January 31, 2018 had a weighted-average exercise price of $4.00 per share. Subsequent to January 31, 2018, we increased the amount of shares reserved for issuance under our 2015 Plan by 6,950,000 shares. We also granted options to purchase 3,549,762 shares of our Class B common stock subsequent to January 31, 2018, with an exercise price of $7.94 per share. Our 2018 Plan (described below) became effective upon the date immediately prior to the date of this prospectus. As a result, we will not grant any additional equity awards under the 2015 Plan following that date, and the 2015 Plan has terminated at that time. However, any outstanding stock options and RSUs granted under the 2015 Plan will remain outstanding, subject to the terms of our 2015 Plan and the applicable stock option and RSU agreements evidencing such awards, until such outstanding stock options and RSUs are exercised or settled or until they terminate or expire by their terms. Upon the effectiveness of our 2018 Plan, the shares reserved but not issued or subject to outstanding awards under our 2015 Plan on the date immediately prior to the date of this prospectus became available for grant and issuance under our 2018 Plan as Class A common stock.

2018 Equity Incentive Plan

In March 2018, our board of directors adopted and our stockholders approved our 2018 Plan. The 2018 Plan became effective on the date immediately prior to the date of this prospectus and will serve as the successor to our 2015 Plan. We reserved 5,150,000 shares of our Class A common stock to be issued under our 2018 Plan. The number of shares reserved for issuance under our 2018 Plan will increase automatically on the first day of February of each of 2019 through 2028 by the number of shares of our Class A common stock equal to 5% of the total outstanding shares of all of our classes of common stock and common stock equivalents (including options, RSUs, warrants, and preferred stock on an as converted basis) as of the immediately preceding January 31. However, our board of directors may reduce the amount of the increase in any particular year. In addition, the following shares are available for grant and issuance under our 2018 Plan as shares of our Class A common stock (and any shares of our Class B common stock from our 2006 Plan and 2015 Plan that become available for grant under our 2018 Plan will be issued as Class A common stock):

•	shares subject to issuance upon exercise of any stock option or SAR granted under our 2018 Plan but which cease to be subject to the stock option or SAR for any reason other than exercise of stock options or SARs;

•	shares subject to awards granted under our 2018 Plan that are forfeited or are repurchased by us at the original issue price;

•	shares subject to awards granted under our 2018 Plan that otherwise terminate without such shares being issued;

•	shares surrendered, cancelled, or exchanged for cash or a different award (or combination thereof, but to the extent an award under the 2018 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2018 Plan);

•	any reserved shares not issued or subject to outstanding grants under our 2015 Plan on the effective date of our 2018 Plan;

•	shares that are subject to stock options or other awards granted under our 2006 Plan and 2015 Plan that cease to be subject to such options or other awards by forfeiture or otherwise after the effective date of our 2018 Plan;

•	shares issued under our 2006 Plan and 2015 Plan before or after the effective date of our 2018 Plan pursuant to the exercise of stock options that are, after the effective date of our 2018 Plan, forfeited;

•	shares issued under our 2006 Plan and 2015 Plan that are repurchased by us at the original issue price; and

•	shares subject to stock options or other awards under our 2006 Plan and 2015 Plan that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award.

Our 2018 Plan authorizes the award of stock options, RSAs, SARs, RSUs, performance awards, and stock bonuses. No non-employee director may receive awards under our 2018 Plan that, when combined with cash compensation received for service as a non-employee director, exceeds $650,000 in a calendar year or $900,000 in the calendar year of his or her initial service as a non-employee director.

We anticipate that, in general, options will vest over a four-year period. Options may vest based on time or achievement of performance conditions. The maximum term of options granted under our 2018 Plan is ten years. No more than 15,000,000 shares of our Class A common stock will be issued pursuant to the exercise of incentive stock options under the 2018 Plan.

An RSA is an offer by us to sell shares of our Class A common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price, if any, of an RSA will be determined by the committee administering the 2018 Plan. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the holder of the RSA no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

SARs provide for a payment, or payments, in cash or shares of our Class A common stock, to the holder based upon the difference between the fair market value of our Class A common stock on the date of exercise and the stated exercise price at grant. SARs may vest based on time or achievement of performance conditions; provided that no SAR will be exercisable after the expiration of 10 years from the date the SAR is granted.

RSUs represent the right to receive shares of our Class A common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or service or failure to achieve certain performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the RSU whole shares of our Class A common stock (which may be subject to additional restrictions), cash, or a combination of our Class A common stock and cash. We anticipate that, in general, RSUs will vest over a four-year period.

Performance awards cover a number of shares of our Class A common stock that may be settled upon achievement of the pre-established performance conditions as provided in the 2018 Plan in cash, by issuance of the underlying shares, other property, or any combination of the foregoing. These awards are subject to forfeiture prior to settlement due to termination of employment or failure to achieve the performance conditions.

Stock bonuses may be granted as additional compensation for service or performance, and may be settled in the form of cash, Class A common stock, or a combination thereof, and may be subject to restrictions, which may vest based on time or achievement of performance conditions.

In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, appropriate adjustments will be made as set forth in the 2018 Plan.

Awards granted under our 2018 Plan generally may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Stock options granted under the 2018 Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, for a period of twelve months in the case of death or disability, or such longer or shorter period as our compensation committee may provide, but in any event no later than the expiration date of the stock option. Stock options generally terminate immediately upon termination of employment for cause.

Our 2018 Plan provides that, in the event of a corporate transaction, outstanding awards under our 2018 Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following: (i) the continuation of the outstanding awards; (ii) the assumption of the outstanding awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new options or equity awards for the outstanding awards; (iv) the full or partial acceleration of exercisability or vesting or lapse of our right to repurchase or forfeiture rights and accelerated expiration of the award; (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the 2018 Plan followed by the cancellation of such awards, and which payments may be deferred until the date or dates the award would have become exercisable or vested; or (vi) the cancellation of the outstanding awards for no consideration. The vesting of all awards granted to our non-employee directors will accelerate and such awards will become exercisable (to the extent applicable) in full prior to the consummation of the corporate transaction at such times and on such conditions as the committee determines.

A corporate transaction generally includes (a) a “person” becoming the “beneficial owner” of our securities representing more than fifty percent (50%) of our total voting power; (b) the consummation of our sale or disposition of all or substantially all of our assets; (c) the consummation of our merger or consolidation with any other corporation, except where we retain at least fifty percent (50%) of our total voting power; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein our stockholders give up all of their equity interest in us (except for the acquisition, sale, or transfer of all or substantially all of our outstanding shares); or (e) a change in our effective control that occurs on the date that a majority of members of our board is replaced during any twelve month period by a member of our board of directors whose appointment or election is not endorsed by as majority of the members of our board of directors prior to the date of the appointment or election.

Our 2018 Plan will terminate ten years from the date our board of directors approved the plan, unless it is terminated earlier by our board of directors. Our board of directors may amend or terminate our 2018 Plan at any time. If our board of directors amends our 2018 Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law or listing rules.

2018 Employee Stock Purchase Plan

In March 2018, our board of directors adopted and our stockholders approved our 2018 ESPP. The 2018 ESPP became effective on the date of this prospectus. We have adopted the 2018 ESPP in order to enable eligible employees to purchase shares of our Class A common stock at a discount following the date of this offering. Purchases will be accomplished through participation in discrete offering periods. Our 2018 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. We initially reserved 2,400,000 shares of our Class A common stock for issuance under our 2018 ESPP. The number of shares reserved for issuance under our 2018 ESPP will increase automatically on the first day of February of each of 2019 through 2028 by the number of shares equal to 1% of the total outstanding shares of our common stock and common stock equivalents as of the immediately preceding January 31 (rounded down to the nearest whole share), provided that no more than 50,000,000 shares may be issued over the term of the 2018 ESPP. However, our board of directors may reduce the amount of the increase in any particular year. The aggregate number of shares issued over the term of our 2018 ESPP will not exceed 50,000,000 shares of our Class A common stock.

Our compensation committee administers our 2018 ESPP. Our employees generally are eligible to participate in our 2018 ESPP if they are employed by us for at least 20 hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2018 ESPP, are ineligible to participate in our 2018 ESPP. We may impose additional restrictions on eligibility. Under our 2018 ESPP, eligible employees are able to acquire shares of our Class A common stock by accumulating funds through payroll deductions. Generally, our eligible employees are able to select a rate of payroll deduction between 1% and 15% of their base cash compensation. We also have the right to amend or terminate our 2018 ESPP at any time. Our 2018 ESPP will terminate on the tenth anniversary of its effective date, unless it is terminated earlier by our board of directors.

When the initial offering period commences, our employees who meet the eligibility requirements for participation in that offering period will automatically be granted a nontransferable option to purchase shares in that offering period. For subsequent offering periods, new participants will be required to enroll in a timely manner. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon termination of employment for any reason.

The first offering period will begin on the date selected by our board of directors or the compensation committee and will end with the purchase date that occurs on a date selected by our compensation committee, which will be approximately 24 months, but no more than 27 months, after the commencement of the initial offering period. Subsequently, each offering period will run for 24 month periods, with purchases occurring every six months (with offering periods expected to begin in mid-June and mid-December of each year). The compensation committee may establish a different duration for an offering period to be effective after the next scheduled purchase date. Each participant may withdraw from an offering period at any time prior to the end of an offering period. To the extent applicable, if the fair market value on the first day of the current offering period in which a participant is enrolled is higher than the fair market value on the first day of any subsequent offering period, we will automatically enroll such participant in the subsequent offering period. Any funds accumulated in a participant’s account prior to the first day of such subsequent offering period will be applied to the purchase of shares on the purchase date immediately prior to the first day of such subsequent offering period, if any.

No participant has the right to purchase shares of our Class A common stock in an amount, when aggregated with purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year, in excess of the following limits: (i) in the case of shares of our Class A common stock purchased during an offering period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the fair market value of shares of our Class A common stock that the participant previously purchased in the current calendar year; (ii) in the case of shares of our Class A common stock purchased during an offering period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the fair market value of shares of our Class A common stock that the participant previously purchased in the current calendar year and in the immediately preceding calendar year; (iii) in the case of shares of our Class A common stock purchased during an offering period that commenced two calendar years prior, the limit shall be equal to (A) $75,000 minus (B) the fair market value of shares of our Class A common stock that the participant previously purchased in the current calendar year and in the two immediately preceding calendar years; and the fair market value shall be determined in each case as of the beginning of the offering period in which such shares of our Class A common stock are purchased. In addition, no participant is permitted to purchase more than 3,125 shares of our Class A common stock during any one purchase period or a lesser amount determined by our compensation committee. The purchase price for shares of our Class A common stock purchased under our 2018 ESPP will be 85% of the lesser of the fair market value of our Class A common stock on (i) the first business day of the applicable offering period and (ii) the last business day of each purchase period in the applicable offering period.

If we experience a change of control transaction, any offering period that commenced prior to the closing of the proposed change of control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur on or prior to the closing of the proposed change of control transaction, and our 2018 ESPP will then terminate on the closing of the proposed change of control.

401(k) Plan

We maintain a 401(k) retirement plan for the benefit of our employees. The 401(k) plan is intended to be qualified under Section 401(a) of the Code and contains a cash or deferred arrangement governed by Section 401(k) of the Code, so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of any contributions under the 401(k) plan that may be designated as Roth contributions). Under the 401(k) plan, participating employees may defer 100% of their eligible pre-tax earnings up to the Code’s annual contribution limit. With certain exceptions, all full-time employees who are over the age of 21 are eligible to participate in the 401(k) plan immediately. The 401(k) plan does not permit investment of participant contributions or employer contributions in our common stock. Employer contributions under the 401(k) plan are discretionary. Such employer contributions, if made, would vest according to a six-year graduated schedule. We have made no employer contributions to the plan to date.

Limitation of Liability and Indemnification of Directors and Officers

Our restated certificate of incorporation that will become effective in connection with the closing of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws that will become effective in connection with the closing of this offering require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that provisions of our restated certificate of incorporation, bylaws, and indemnification agreements are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except for the executive officer and director compensation arrangements discussed above under the sections titled “Management—Non-Employee Director Compensation” and “Executive Compensation,” there have been no transactions since February 1, 2015 to which we have been or will be a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Potential Participation in Our Initial Public Offering

At our request, the underwriters have reserved up to 550,000 shares of our Class A common stock being offered by this prospectus for sale at the initial public offering price per share to certain customers and partners, as well as friends and family members of our executive officers and certain members of senior management. None of our directors, executive officers, or employees will purchase shares in the directed share program. For more information regarding these transactions, see the section titled “Underwriting.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws, which will become effective immediately following the completion of this offering, will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitation of Liability and Indemnification of Directors and Officers.”

Review, Approval, or Ratification of Transactions with Related Parties

Our written related party transactions policy and the charters of our audit committee and nominating and corporate governance committee adopted by our board of directors and in effect immediately prior to the completion of this offering require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

Prior to this offering we had no formal, written policy or procedure for the review and approval of related party transactions. However, our practice has been to have all related party transactions reviewed and approved by a majority of the disinterested members of our board of directors, including the transactions described above.

PRINCIPAL STOCKHOLDERS

The following table presents certain information with respect to the beneficial ownership of our common stock, and as adjusted to reflect the sale of Class A common stock offered in this offering assuming no exercise of the underwriters’ option to purchase additional shares, by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2018 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person. No RSUs were releasable within 60 days of January 31, 2018.

We have based our calculation of the percentage ownership of our common stock before this offering on no shares of our Class A common stock and 92,508,222 shares of our Class B common stock outstanding on January 31, 2018, which includes 61,983,995 shares of our Class B common stock resulting from the conversion of an equivalent number of outstanding shares of our convertible preferred stock in connection with this offering, as if this conversion had occurred as of January 31, 2018. Percentage ownership of our common stock after this offering also assumes the sale of 11,000,000 shares of our Class A common stock in this offering. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Zuora, Inc., 3050 South Delaware Street, Suite 301, San Mateo, California 94403.

	Shares Beneficially Owned Before this Offering Class B		% Total Voting Power Before this Offering(1)	Shares Beneficially Owned After this Offering				% Total Voting Power After this Offering(1)
				Class A		Class B
Name of Beneficial Owner	Shares	%		Shares	%	Shares	%
Directors and Named Executive Officers:
Tien Tzuo(2)	9,643,636	10.2	10.2	—	—	9,643,636	10.2	10.1
Brent R. Cromley, Jr.(3)	849,998	*	*	—	—	849,998	*	*
Marc Diouane(4)	1,577,897	1.7	1.7	—	—	1,577,897	1.7	1.7
Peter Fenton(5)	10,257,724	11.1	11.1	—	—	10,257,724	11.1	11.0
Kenneth A. Goldman(6)	265,000	*	*	—	—	265,000	*	*
Timothy Haley(7)	5,972,866	6.5	6.5	—	—	5,972,866	6.5	6.4
Jason Pressman(8)	7,684,162	8.3	8.3	—	—	7,684,162	8.3	8.2
Michelangelo Volpi(9)	4,284,472	4.6	4.6	—	—	4,284,472	4.6	4.6
Magdalena Yesil(10)	157,204	*	*	—	—	157,204	*	*
All executive officers and directors as a group (11 persons)(11)	42,393,995	43.4	43.4	—	—	42,393,995	43.4	42.9
Other 5% Stockholders:
Benchmark Capital Partners V, L.P.(5)	10,257,724	11.1	11.1	—	—	10,257,724	11.1	11.0
Entities affiliated with Redpoint Omega, L.P.(7)	5,972,866	6.5	6.5	—	—	5,972,866	6.5	6.4
Shasta Ventures II, L.P.(8)	7,684,162	8.3	8.3	—	—	7,684,162	8.3	8.2
Entities affiliated with Tenaya Capital V, LP(12)	6,097,463	6.6	6.6	—	—	6,097,463	6.6	6.5
Entities affiliated with Wellington Management Company LLP(13)	8,712,487	9.4	9.4	—	—	8,712,487	9.4	9.3

*	Less than 1 percent.
(1)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. See the section titled “Description of Capital Stock—Common Stock” for more information about the voting rights of our Class A and Class B common stock.
(2)	Consists of (i) 6,990,299 shares of our Class B common stock held of record by Tien Tzuo, as Trustee of the 70 Thirty Trust, (ii) 368,526 shares of our Class B common stock held of record by Tien Tzuo, as Trustee of the Tien Tzuo 2010 Annuity Trust, (iii) 368,526 shares of our Class B common stock held of record by Renyan Tzuo, Mr. Tzuo’s spouse, as Trustee of the Renyan Tzuo 2010 Annuity Trust, and (iv) 1,916,285 shares of our Class B common stock subject to options that are exercisable within 60 days of January 31, 2018, of which 702,636 shares are unvested, but early exercisable within 60 days of January 31, 2018. Excludes options to purchase 375,000 shares of our Class B common stock granted on March 8, 2018.
(3)	Consists of 849,998 shares of our Class B common stock subject to options held by Mr. Cromley that are exercisable within 60 days of January 31, 2018, of which 584,884 shares are unvested, but early exercisable within 60 days of January 31, 2018.
(4)	Includes 1,099,998 shares of our Class B common stock subject to options held by Mr. Diouane that are exercisable within 60 days of January 31, 2018, of which 990,616 shares are unvested, but early exercisable within 60 days of January 31, 2018.
(5)	Consists of 10,257,724 shares of our Class B common stock held of record by Benchmark Capital Partners V, L.P., or Benchmark V. Benchmark Capital Management Co. V, L.L.C. is the general partner of Benchmark V. Alexandre Balkanski, Bruce W. Dunlevie, Peter Fenton, a member of our board of directors, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Mitch Lasky, and Steven M. Spurlock are the managing members of Benchmark Capital Management Co. V, L.L.C., and each of them may be deemed to hold shared voting and dispositive power held by Benchmark V. The address for the Benchmark entities is 2965 Woodside Road, Woodside, California 94062.
(6)	Includes (i) 150,000 shares of our Class B common stock subject to options held by Mr. Goldman that are exercisable within 60 days of January 31, 2018, of which 140,625 shares are unvested, but early exercisable within 60 days of January 31, 2018 and (ii) 100,000 shares of our Class B common stock subject to options held by GV Partners L.P., or GV Partners, that are exercisable within 60 days of January 31, 2018. GV Partners is a family limited partnership of which Mr. Goldman is the managing member, and he may be deemed to hold voting and dispositive power over the shares held by GV Partners.

(7)	Consists of (i) 5,808,614 shares of our Class B common stock held of record by Redpoint Omega, L.P. and (ii) 164,252 shares of our Class B common stock held of record by Redpoint Omega Associates, LLC. Redpoint Omega, LLC is the general partner of Redpoint Omega, L.P. Jeffrey D. Brody, R. Thomas Dyal, Timothy M. Haley, a member of our board of directors, John L. Walecka, Geoffrey Y. Yang, Christopher B. Moore, and W. Allen Beasley are the managing members of each of Redpoint Omega, LLC and Redpoint Omega Associates, LLC, and each of them may be deemed to hold shared voting and dispositive power over shares held by Redpoint Omega, L.P. and Redpoint Omega Associates, LLC. The address of the entities affiliated with Redpoint is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025.
(8)	Consists of shares 7,684,162 of Class B common stock held of record by Shasta Ventures II, L.P. Shasta Ventures II GP, LLC is the general partner of Shasta Ventures II, L.P. Robert Coneybeer, Tod Francis, Ravi Mohan, and Jason Pressman, a member of our board of directors, are the managing directors of Shasta Ventures II GP, LLC and each of them may be deemed to hold shared voting and dispositive power over the shares held of record by Shasta Ventures II, L.P. The address for these entities is 2440 Sand Hill Road, Suite 300, Menlo Park, California 94025.
(9)	Consists of (i) 4,215,474 shares of our Class B common stock held of record by Index Ventures Growth II (Jersey), L.P., (ii) 15,422 shares of our Class B common stock held of record by Index Ventures Growth II Parallel Entrepreneur Fund (Jersey), L.P., and (iii) 53,556 shares of our Class B common stock held of record by Yucca (Jersey) SLP, or Index Funds. Mr. Volpi is a general partner within the Index Ventures advisory group, which acts as an advisor to Index Funds. Advisors within the Index Ventures advisory group provide advice to Index Funds but do not have any voting, investment, and dispositive power with respect to the shares held by these entities and, therefore, Mr. Volpi is involved in making recommendations to Index Funds but does not hold voting or dispositive power over the shares held by Index Funds. The principal address of Index Ventures Growth II (Jersey), L.P. and Index Ventures Growth II Parallel Entrepreneur Fund (Jersey), L.P. is No. 1 Seaton Place, St Helier, Jersey JE4 8YJ, Channel Islands, and the principal address of Yucca (Jersey) SLP is 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands.
(10)	Includes 125,000 shares of our Class B common stock subject to options held by Ms. Yesil that are exercisable within 60 days of January 31, 2018, of which 109,374 shares are unvested, but early exercisable within 60 days of January 31, 2018.
(11)	Consists of (i) 37,108,079 shares of our Class B common stock and (ii) 5,285,916 shares of our Class B common stock subject to options that are exercisable within 60 days of January 31, 2018 held by all our executive officers and directors, as a group, of which 3,219,370 shares subject to stock options are unvested as of such date.
(12)	Consists of (i) 4,778,675 shares of our Class B common stock held of record held by Tenaya Capital V, LP and (ii) 1,318,788 shares of our Class B common stock held of record held by Tenaya Capital V-P, LP. The general partner of each of Tenaya Capital V, LP and Tenaya Capital V-P, LP is Tenaya Capital V GP, LP whose general partner is Tenaya Capital V GP, LLC. Messrs. Tom Banahan, Ben Boyer, Stewart Gollmer, Brian Melton, and Brian Paul are the managing members of Tenaya Capital V GP, LLC and such managing members share voting and dispositive power over the shared held by Tenaya Capital V, LP and Tenaya Capital V-P, LP. The address of the entities affiliated with Tenaya is 3280 Alpine Road, Portola Valley, California 94208.
(13)	Consists of 8,712,487 shares of our Class B common stock held of record by 21 investment advisory clients of Wellington Management Company LLP, or the Wellington Clients. Wellington Management Company LLP is the investment adviser to each of the Wellington Clients. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares of our Class B common stock held of record by the Wellington Clients. The business address of each Wellington Client is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. We adopted a restated certificate of incorporation and restated bylaws that will become effective immediately following the completion of this offering, and this description summarizes provisions included in these documents. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Upon the completion of this offering, our authorized capital stock will consist of 500,000,000 shares of our Class A common stock, $0.0001 par value per share, 500,000,000 shares of our Class B common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Assuming the conversion and reclassification of all outstanding shares of our convertible preferred stock into 61,983,995 shares of our Class B common stock, which will occur in connection with the completion of this offering, as of January 31, 2018, there were outstanding:

•	no shares of our Class A common stock;

•	92,508,222 shares of our Class B common stock outstanding, held by 562 stockholders of record; and

•	15,401,438 shares of our Class B common stock issuable upon exercise of outstanding stock options.

Class A Common Stock and Class B Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•	if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•	if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Change of Control Transactions

In the case of any distribution or payment in respect of the shares of our Class A common stock or Class B common stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless the only difference in the per share distribution to the holders of the Class A common stock and Class B common stock is that any securities distributed to the holder of a share Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock, or such merger, consolidation, or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the closing of this offering, except for certain permitted transfers described in our restated certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members. Once converted or transferred and converted into Class A common stock, the Class B common stock will not be reissued.

All the outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock upon the date that is the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the outstanding shares of our Class B common stock, (ii) ten years from the closing of this offering, and (iii) the date that the total number of shares of our Class B common stock outstanding cease to represent at least 5% of all outstanding shares of our common stock. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into Class A common stock, the Class B common stock may not be reissued.

Preferred Stock

Pursuant to the provisions of our restated certificate of incorporation, each currently-outstanding share of convertible preferred stock will automatically be converted into one share of Class B common stock effective immediately upon the completion of this offering. Following this offering, no shares of convertible preferred stock will be outstanding.

Following the completion of this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock. We have no current plan to issue any shares of preferred stock.

Stock Options

As of January 31, 2018, we had outstanding options to purchase an aggregate of 15,401,438 shares of our Class B common stock, with a weighted-average exercise price of $3.56 per share, pursuant to our 2006 Plan and our 2015 Plan. Since January 31, 2018, we granted options to purchase an aggregate of 3,549,762 shares of our Class B common stock under the 2015 Plan, with an exercise price of $7.94 per share.

Restricted Stock Units

As of January 31, 2018, we had outstanding 834,091 RSUs under our 2015 Plan that may be settled for shares of our Class B common stock.

Registration Rights

We will pay the registration expenses (other than underwriting discounts, selling commissions, and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. In connection with the completion of this offering, each stockholder that has registration rights agreed not to sell or otherwise dispose of any securities without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC for a period of 180 days after the date of this prospectus, subject to certain terms and conditions. See the section titled “Underwriting” for additional information.

Following the completion of this offering, the holders of certain outstanding shares of our Class B common stock and the holders of shares of our Class B common stock issuable upon conversion of our convertible preferred stock, or their permitted transferees, will be entitled to rights with respect to the registration of these shares under the Securities Act. These shares are referred to as registrable securities. Immediately following this offering, there will be 71,987,071 registrable securities outstanding. These rights are provided under the terms of an amended and restated investor rights agreement between us and the holders of these shares, which was entered into on January 16, 2015 in connection with our convertible preferred stock financings, and include requested registration rights, Form S-3 registration rights, and piggyback registration rights. In any registration made pursuant to such amended and restated investor rights agreement, all fees, costs, and expenses of underwritten registrations, including fees and disbursements of one special counsel to the selling stockholders, will be borne by us and all selling expenses, including the estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. However, we will not be required to bear the expenses in connection with the exercise of the requested and Form S-3 registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of registrable securities to be registered.

The registration rights terminate upon the earlier of (i) three years following the completion of this offering or (ii) as to any given holder of registration rights, at such time following this offering when such holder of registration rights can sell all of such holder’s registrable securities in any three-month period without registration pursuant to Rule 144 under the Securities Act and without the requirement for us to be in compliance with the current public information requirement under Rule 144(c)(1).

Requested Registration Rights

The holders of an aggregate of 61,983,995 shares of our Class B common stock following this offering (assuming automatic conversion of all outstanding shares of our convertible preferred stock into shares of Class B common stock in connection with the completion of this offering), or their permitted transferees, are entitled to demand registration rights. Under the terms of the amended and restated investor rights agreement, if we receive a written request, at any time after the earlier of (i) four years from the date of the amended and restated investor rights agreement or (ii) six months following the effective date of this offering, from the holders of at least 50% of the registrable securities then outstanding that we file a registration statement under the Securities Act covering the registration of outstanding registrable securities, then we will be required to use commercially reasonable efforts to register, as soon as practicable, all of the shares requested to be registered for public resale, if the amount of registrable securities to be registered will have aggregate gross proceeds (before underwriting discounts and commissions) of at least $10.0 million. We are required to effect only two registrations pursuant to this provision of the amended and restated investor rights agreement. We may postpone the filing of a registration statement no more than twice during any twelve month period for up to 120 days if our board of directors determines that the filing would be detrimental to us and our stockholders. We are not required to effect a requested registration under certain additional circumstances specified in the amended and restated investor rights agreement.

Form S-3 Registration Rights

The holders of an aggregate of 61,983,995 shares of our Class B common stock following this offering (assuming automatic conversion of all outstanding shares of our convertible preferred stock into shares of Class B common stock in connection with the completion of this offering) or their permitted transferees are also entitled to Form S-3 registration rights. The holders of registrable securities then outstanding can request that we register all or part of their shares on Form S-3 if we are eligible and qualified to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $2.0 million. The stockholders may require us to effect at most two registration statements on Form S-3 in any twelve month period. We may postpone the filing of a registration statement on Form S-3 no more than twice during any twelve month period for up to 120 days if our board of directors determines that the filing would be detrimental to us and our stockholders. We are not required to effect a registration on Form S-3 under certain additional circumstances specified in the amended and restated investor rights agreement.

Piggyback Registration Rights

If we register any of our securities for public sale, the holders of an aggregate of 71,987,071 shares of our Class B common stock following this offering (assuming automatic conversion of all outstanding shares of our convertible preferred stock into shares of Class B common stock immediately prior to the completion of this offering) or their permitted transferees are entitled to piggyback registration rights. However, this right does not apply to a registration relating to sales of shares of participants in one of our stock plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, or a registration on any registration form that does not permit secondary sales. The underwriters of any underwritten offering will have the right, in their sole discretion, to limit, because of marketing reasons, the number of shares registered by these holders, in which case the number of shares to be registered will be apportioned, first, to us, and second, pro rata among these holders, according to the total amount of securities entitled to be included by each holder, subject to additional circumstances specified in the amended and restated investor rights agreement.

Anti-Takeover Provisions

The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws as they will be in effect upon the completion of this offering could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•	Dual Class Common Stock. As described above in the section titled “—Common Stock—Voting Rights,” our restated certificate of incorporation will provide for a dual class common stock structure pursuant to which holders of our Class B common stock will have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Current investors, executives, and employees will have the ability to exercise significant influence over those matters.

•	Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•	Classified Board. Our restated certificate of incorporation and restated bylaws will provide that our board of directors will be classified into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled “Management—Board of Directors Composition” for additional information.

•	Directors Removed Only for Cause. Our restated certificate of incorporation will provide that stockholders may remove directors only for cause.

•	Supermajority Requirements for Amendments of Our Restated Certificate of Incorporation and Restated Bylaws. Our restated certificate of incorporation will further provide that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of our restated certificate of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. In addition, the affirmative vote of holders of 75% of the voting power of each of our Class A common stock and Class B common stock, voting separately by class, will be required to amend the provisions of our restated certificate of incorporation relating to the terms of our Class B common stock. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal our restated bylaws, although our restated bylaws may be amended by a simple majority vote of our board of directors.

•	Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our lead independent director, or our chief executive officer. Our restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our lead independent director, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws will not provide for cumulative voting.

•	Issuance of Undesignated Preferred Stock. After the filing of our restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

•	Choice of Forum. Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine.

Listing

We have been approved to list our Class A common stock on the New York Stock Exchange under the symbol “ZUO.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Class A common stock, including shares issued upon exercise of outstanding stock options or settlement of RSUs, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Following the completion of this offering, based on the number of shares of our capital stock outstanding as of January 31, 2018, we will have a total of 11,000,000 shares of our Class A common stock outstanding and 92,508,222 shares of our Class B common stock outstanding. Of these outstanding shares, all of the 11,000,000 shares of our Class A common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable (except any shares purchased in this offering by the entities affiliated with Azim Premji). Shares of our Class B common stock are convertible into an equivalent number of shares of our Class A common stock and generally convert into shares of our Class A common stock upon transfer.

The remaining outstanding shares of our Class A and Class B common stock will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, all of our executive officers, directors, and all of our security holders have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below. As a result of these agreements and the provisions of our amended and restated investor rights agreement described above under the section titled “Description of Capital Stock—Registration Rights,” subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, all of the shares of Class A common stock sold in this offering (except any shares purchased in this offering by the entities affiliated with Azim Premji) will be immediately available for sale in the public market;

•	beginning 90 days after the date of this prospectus, 23,127,056 additional shares may become eligible for sale in the public market upon the satisfaction of certain conditions as set forth under the section titled “—Lock-Up Agreements and Market Stand-Off Provisions,” of which 9,277,020 shares would be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below;

•	beginning 181 days after the date of this prospectus, 69,381,167 additional shares (or 92,508,222 shares if the conditions identified in the prior bullet are not satisfied), as well as any shares purchased in this offering by the entities affiliated with Azim Premji, will become eligible for sale in the public market, of which 27,831,059 shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

•	the remainder of the shares will be eligible for sale in the public market from time to time thereafter upon subject to vesting and, in some cases, to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements and Market Stand-Off Provisions

All of our directors, officers, and all of our security holders are subject to lock-up agreements or market stand-off provisions that, subject to exceptions described under the section titled “Underwriting” below, prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, stock options, or any security or instrument related to this common stock, or stock option for a period of at least 180 days following the date of this prospectus, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC; provided that such restricted period will end with respect to 25% of the shares subject to each lock-up agreement if at any time beginning 90 days after the date of this prospectus (i) we have filed at least one quarterly report on Form 10-Q or annual report on Form 10-K and (ii) the last reported closing price of our Class A common stock is at least 33% greater than the initial public offering price of our Class A common stock for 10 out of any 15 consecutive trading days, including the last day, ending on or after the 90th day after the date of this prospectus; provided, further that if such restricted period ends during a trading black-out period, the restricted period will end one business day following the date that we announce our earnings results for the previous quarter. These agreements are subject to certain customary exceptions. See the section titled “Underwriting” for additional information.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144 and the requirements of the lock-up and market stand-off agreements, as described above. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares (subject to the requirements of the lock-up and market stand-off agreements, as described above) without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market stand-off provisions described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 110,000 shares immediately after this offering; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements and or market stand-off agreements as described above and under “Underwriting” and will not become eligible for sale until the expiration of those agreements.

Registration Statements

In connection with this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our Class B common stock subject to outstanding stock options and RSUs and the shares of our Class A common stock reserved for issuance under our equity incentive plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market stand-off agreements to which they are subject.

Registration Rights

We have granted demand, Form S-3, and piggyback registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights” for additional information.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax or the Medicare Contribution tax on net investment income, and does not deal with state or local taxes, U.S. federal gift, and estate tax laws, except to the limited extent provided below, or any non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances.

Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as:

•	insurance companies, banks, and other financial institutions;

•	tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

•	non-U.S. governments and international organizations;

•	broker-dealers and traders in securities;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons that own, or are deemed to own, more than 5% of our Class A common stock;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy;

•	persons subject to the unearned income Medicare contribution tax;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and

•	partnerships and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.

PERSONS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Class A common stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. A “U.S. Holder” means a beneficial owner of our Class A common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are an individual non-U.S. citizen, you may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.

Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock.

Distributions

We do not expect to make any distributions on our Class A common stock in the foreseeable future. If we do make distributions on our Class A common stock, however, such distributions made to a Non-U.S. Holder of our Class A common stock will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Class A common stock as described below under “—Gain on Disposition of Our Class A Common Stock.”

Any distribution on our Class A common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the section below titled “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Gain on Disposition of Our Class A Common Stock

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Class A common stock unless (a) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or the holder’s holding period in the Class A common stock.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at the regular graduated U.S. federal income tax rates applicable to U.S. persons. Corporate Non-U.S. Holders described in (a) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (c) above, in general, we would be a United States real property holding corporation if United States real property interests (as defined in the Code and the Treasury Regulations) comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, or constructively, no more than five percent of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our Class A common stock is regularly traded on an established securities market. There can be no assurance that our Class A common stock will qualify as regularly traded on an established securities market.

See the section titled “—Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of our Class A common stock paid to foreign financial institutions or non-financial foreign entities.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class A common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our Class A common stock.

Backup Withholding and Information Reporting

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our Class A common stock, including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your own tax advisor to determine whether you have overpaid your U.S. federal income tax, and whether you are able to obtain a tax refund or credit of the overpaid amount.

Foreign Accounts

In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends and, on or after January 1, 2019, the gross proceeds of a disposition of our Class A common stock, made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or, on or after January 1, 2019, gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial

United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of our Class A common stock being offered. Subject to certain conditions, the underwriters have severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and Jefferies LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC	4,070,000
Morgan Stanley & Co. LLC	3,630,000
Allen & Company LLC	1,100,000
Jefferies LLC	1,100,000
Canaccord Genuity LLC	550,000
Needham & Company, LLC	550,000

Total	11,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,650,000 shares of our Class A common stock to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Certain entities affiliated with Azim Premji, an affiliate of an existing stockholder, have indicated an interest in purchasing an aggregate of up to $12.0 million in shares of our Class A common stock in this offering at the initial public offering price per share. Because these indications of interest are not binding agreements or commitments to purchase, such entities may determine to purchase more, less, or no shares in this offering, or the underwriters may determine to sell more, less, or no shares to such entities. The underwriters will receive the same discount from any shares of Class A common stock sold to such entities as they will from any other shares of Class A common stock sold to the public in this offering. We have agreed to indemnify Jefferies LLC and its affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of such shares. Any shares purchased by such entities will be subject to lock-up restrictions described in the section titled “Shares Eligible for Future Sale.”

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,650,000 additional shares.

	No Exercise	Full Exercise
Per Share	$0.98	$0.98

Total	$10,780,000	$12,397,000

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.588 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

At our request, the underwriters have reserved for sale, at the initial public offering price per share, up to 550,000 shares of our Class A common stock offered by this prospectus for sale to certain customers and partners, as well as friends and family members of our executive officers and certain members of senior management, through a directed share program. If these parties purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. None of our directors, executive officers, or employees will purchase shares in the directed share program. We have agreed to indemnify Morgan Stanley & Co. LLC and its affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of such reserved shares. Shares sold through the directed share program will not be subject to lock-up restrictions.

We and our executive officers, directors, and holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock have agreed or will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC; provided that such restricted period will end with respect to 25% of the shares subject to each lock-up agreement if at any time beginning 90 days after the date of this prospectus (i) we have filed at least one quarterly report on Form 10-Q or annual report on Form 10-K and (ii) the last reported closing price of our Class A common stock is at least 33% greater than the initial public offering price of our Class A common stock for ten out of any 15 consecutive trading days, including the last day, ending on or after the 90th day after the date of this prospectus; provided, further that if such restricted period ends during a trading black-out period, the restricted period will end one business day following the date that we announce our earnings results for the previous quarter. The consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC is required to release any of the securities subject to these lock-up agreements. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice, provided that, when and as required by FINRA Rule 5131, at least two business days before the release or waiver of any applicable lock-up, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC will notify us of the impending release or waiver and announce the impending release or waiver through a major news service, except where the release or waiver is effected solely to permit a transfer of securities that is not for consideration and where the transferee has agreed in writing to be bound by the same lock-up agreement terms in place for the transferor. This agreement does not apply to any existing employee benefit plans. See the section titled “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to this offering, there has been no public market for the shares of our Class A common stock. The initial public offering price was negotiated between us and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of the business potential, and earnings prospects of our company, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have been approved to list our Class A common stock on the New York Stock Exchange under the symbol “ZUO.”

In connection with this offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $4.3 million. We have also agreed to reimburse the underwriters for up to $25,000 of expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise), and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC for any such offer; or

(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter has represented and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another Member State and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

(i)	released, issued, distributed or caused to be released, issued, or distributed to the public in France; or

(ii)	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales, and distributions will be made in France only to qualified investors (investisseurs qualifiés) and/or to persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation, or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

New Zealand

The shares offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

(i)	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money; or

(ii)	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public; or

(iii)	to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

(iv)	in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

Fenwick & West LLP, Mountain View, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the issuance of the shares of our Class A common stock offered by this prospectus. Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements as of January 31, 2017 and 2018 and for each of the years in the three-year period ended January 31, 2018 included in this prospectus have been so included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Leeyo Software, Inc. as of December 31, 2016 and for the year ended December 31, 2016 included in this prospectus have been so included in reliance on the report of KPMG LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference section maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.zuora.com. Upon the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Class A common stock in this offering.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Zuora, Inc. and subsidiaries:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Zuora, Inc. and subsidiaries (the Company) as of January 31, 2017 and 2018, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2017 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2011.

San Francisco, California

March 16, 2018 except as to note 16(b), which is as of April 2, 2018

ZUORA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	As of January 31,		Pro Forma as of January 31, 2018
	2017	2018
Assets			(unaudited )
Current assets:
Cash and cash equivalents	$72,645	$48,208
Accounts receivable, net of allowance for doubtful accounts of $2,572 and $3,292 as of January 31, 2017 and January 31, 2018, respectively	25,396	49,764
Prepaid expenses and other current assets	5,133	9,302

Total current assets	103,174	107,274
Property and equipment, net	9,172	10,204
Restricted cash	5,237	5,155
Purchased intangibles, net	953	11,292
Goodwill	1,521	20,614
Other assets	411	827

Total assets	$120,468	$155,366

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,290	$2,572
Accrued expenses and other current liabilities	6,549	24,496
Accrued employee liabilities	10,249	17,701
Lease obligation, current portion	1,869	1,066
Debt, current portion	—	2,917
Deferred revenue, current portion	42,554	66,058

Total current liabilities	63,511	114,810
Debt, net of current portion	—	12,052
Deferred revenue, net of current portion	482	346
Lease obligation, net of current portion	958	324
Other long-term liabilities	537	1,168

Total liabilities	65,488	128,700

Commitments and contingencies (note 13)
Stockholders’ equity:
Convertible preferred stock - $0.0001 par value; 61,984,025 shares authorized, as of January 31, 2017 and 2018; 61,983,995 shares issued and outstanding as of January 31, 2017 and 2018; Aggregate liquidation preference of $247,525 as of January 31, 2017 and 2018; no shares authorized and no shares issued and outstanding, pro forma (unaudited)	6	6	$—
Common stock - $0.0001 par value; 107,000,000 shares authorized as of January 31, 2017 and 111,850,000 shares authorized as of January 31, 2018; 24,635,426 and 30,524,227 shares issued and outstanding as of January 31, 2017 and 2018, respectively; 92,508,222 shares issued and outstanding, pro forma (unaudited)	3	3	9
Additional paid-in capital	266,990	286,152	286,152
Related party receivable	—	(1,281)	(1,281)
Accumulated other comprehensive (loss) income	(489)	471	471
Accumulated deficit	(211,530)	(258,685)	(258,685)

Total stockholders’ equity	54,980	26,666	$26,666

Total liabilities and stockholders’ equity	$120,468	$155,366

See notes to consolidated financial statements.

ZUORA, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except per share data)

	Fiscal Year Ended January 31,
	2016	2017	2018
Revenue:
Subscription	$68,228	$89,836	$120,373
Professional services	23,956	23,172	47,553

Total revenue	92,184	113,008	167,926

Cost of revenue:
Subscription	17,820	22,840	31,077
Professional services	25,540	25,322	48,829

Total cost of revenue	43,360	48,162	79,906

Gross profit	48,824	64,846	88,020

Operating expenses:
Research and development	20,485	26,355	38,639
Sales and marketing	64,508	62,384	73,087
General and administrative	11,979	15,140	22,572

Total operating expenses	96,972	103,879	134,298

Loss from operations	(48,148)	(39,033)	(46,278)
Interest and other (expense) income, net	(528)	219	252

Loss before income taxes	(48,676)	(38,814)	(46,026)
Income tax benefit (provision)	469	(284)	(1,129)

Net loss	(48,207)	(39,098)	(47,155)

Comprehensive loss:
Foreign currency translation adjustment	(191)	(470)	960

Comprehensive loss	$(48,398)	$(39,568)	$(46,195)

Net loss per share attributable to common stockholders, basic and diluted	$(2.14)	$(1.64)	$(1.78)

Weighted-average shares outstanding used in calculating net loss per share attributable to common stockholders, basic and diluted	22,497	23,891	26,563

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)			$(0.53)

Pro forma weighted-average shares outstanding used in calculating pro forma net loss per share, basic and diluted (unaudited)			88,547

See notes to consolidated financial statements.

ZUORA, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Convertible preferred stock		Common stock		Additional paid-in capital	Related Party Receivable	Accumulated other comprehensive (loss) Income	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance, January 31, 2015	60,411	$6	22,761	$2	$243,022	$—	$172	$(124,225)	$118,977
Equity-based compensation	—	—	—	—	3,661	—	—	—	3,661
Issuance of Series F Preferred Stock, net of issuance costs of $505	1,573	—	—	—	11,445	—	—	—	11,445
Lapse of restrictions on common stock related to early exercise of stock options	—	—	—	—	887	—	—	—	887
Issuance of common stock upon exercise of stock options and warrants	—	—	1,028	1	1,307	—	—	—	1,308
Foreign currency translation adjustment	—	—	—	—	—	—	(191)	—	(191)
Net loss	—	—	—	—	—	—	—	(48,207)	(48,207)

Balance, January 31, 2016	61,984	6	23,789	3	260,322	—	(19)	(172,432)	87,880

Equity-based compensation	—	—	—	—	4,383	—	—	—	4,383
Lapse of restrictions on common stock related to early exercise of stock options	—	—	—	—	731	—	—	—	731
Issuance of common stock upon exercise of stock options and warrants	—	—	846	—	1,554	—	—	—	1,554
Foreign currency translation adjustment	—	—	—	—	—	—	(470)	—	(470)
Net loss	—	—	—	—	—	—	—	(39,098)	(39,098)

Balance, January 31, 2017	61,984	6	24,635	3	266,990	—	(489)	(211,530)	54,980

Equity-based compensation	—	—	—	—	8,990	—	—	—	8,990
Lapse of restrictions on common stock related to early exercise of stock options	—	—	—	—	734	—	—	—	734
Issuance of common stock upon exercise of stock options	—	—	1,903	—	3,483	—	—	—	3,483
Foreign currency translation adjustment	—	—	—	—	—	—	960	—	960
Issuance of common stock in connection with the acquisition of Leeyo Software, Inc.	—	—	3,986	—	5,955	—	—	—	5,955
Related party notes receivable	—	—	—	—	—	(1,281)	—	—	(1,281)
Net loss	—	—	—	—	—	—	—	(47,155)	(47,155)

Balance, January 31, 2018	61,984	$6	30,524	$3	$286,152	$(1,281)	$471	$(258,685)	$26,666

See notes to consolidated financial statements.

ZUORA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended January 31,
	2016	2017	2018
Cash flows from operating activities:
Net loss	$(48,207)	$(39,098)	$(47,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,857	4,551	6,550
Equity-based compensation	3,661	4,383	8,990
Provision for doubtful accounts	2,421	3,095	3,306
Deferred income taxes	(864)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(8,535)	(7,562)	(20,983)
Prepaid expenses and other current assets	(1,192)	(1,099)	(3,215)
Other Assets	—	—	(166)
Accounts payable	1,060	(428)	(3,774)
Accrued expenses and other current liabilities	2,146	(25)	3,422
Accrued employee liabilities	1,639	3,304	6,371
Deferred revenue	6,655	7,904	21,290
Other long-term liabilities	—	—	544

Net cash used in operating activities	(37,359)	(24,975)	(24,820)

Cash flows from investing activities:
Purchases of property and equipment	(3,169)	(3,776)	(4,698)
(Increase) decrease in restricted cash	(204)	(1,150)	126
(Payments for) releases of deposits, net	(282)	91	—
Business combinations, net of cash acquired	(2,532)	—	(11,420)

Net cash used in investing activities	(6,187)	(4,835)	(15,992)

Cash flows from financing activities:
Payments under capital leases	(1,567)	(1,982)	(2,081)
Proceeds from debt, net of issuance costs	—	—	14,969
Proceeds from issuance of common stock upon exercise of stock options and warrants	1,650	1,621	4,453
Repurchases of early exercised common stock options	(296)	(67)	(2)
Payments of offering costs	(3,790)	—	(643)
Payments under related party notes receivables	—	—	(1,281)
Repayments of payable	(399)	—	—
Proceeds from issuance of preferred stock	11,445	—	—

Net cash provided by (used in) financing activities	7,043	(428)	15,415
Effect of exchange rates on cash and cash equivalents	(191)	(470)	960

Net decrease in cash and cash equivalents	(36,694)	(30,708)	(24,437)
Cash and cash equivalents, beginning of year	140,047	103,353	72,645

Cash and cash equivalents, end of year	$103,353	$72,645	$48,208

Supplemental disclosures of cash flow information:
Cash paid for interest	$145	$160	$421

Cash paid for tax	$97	$402	$952

Noncash investing and financing activities:
Property and equipment acquired under capital leases	$3,357	$1,264	$644

Lapse in restrictions on early exercised common stock options	$887	$731	$734

Property and equipment purchases in accounts payable	$73	$16	$171

Accrued acquisition-related payments	$—	$—	$12,558

Accrued interest on related party notes receivable	$—	$—	$5

Deferred offering costs accrued but not paid	$—	$—	$1,817

See notes to consolidated financial statements.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Business and Significant Accounting Policies

Description of Business

Zuora, Inc., including its subsidiaries (collectively, the “Company”), was incorporated in the state of Delaware in 2006 and began operations in 2007. The Company’s fiscal year ends on January 31. The Company is headquartered in San Mateo, California.

The Company provides cloud-based software on a subscription basis that enables any company in any industry to successfully launch, manage, and transform into, a subscription business. Architected specifically for dynamic, recurring subscription business models, Zuora functions as an intelligent hub that automates and orchestrates the entire subscription order-to-cash process. The Company’s cloud-based software solution is the new system of record for subscription businesses.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in the United States (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Foreign Currency

The functional currencies of the Company’s foreign subsidiaries are the respective local currencies. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss within the consolidated balance sheets. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of comprehensive loss and were not material for the fiscal years ended January 31, 2016, 2017, and 2018. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate during the period, and equity balances are translated using historical exchange rates.

Segment Information

The Company operates as one operating segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition and Deferred Revenue

The Company generates revenue primarily from two sources: (1) subscription services which is comprised of revenue from subscription fees from customers accessing the Company’s cloud-based software and (2) professional services and other revenue which consists primarily of fees from consultation services to support business process mapping, configuration, data migration, integration, and training. Subscription services revenue is recognized on a ratable basis over the related subscription period beginning on the date the customer is first given access to the system (i.e., provision date). The Company recognizes professional services revenue once the revenue recognition criteria have been met based on a proportional performance method for fixed price engagements or as the service is being provided for time and material based contracts. In most cases, the customers do not have the contractual right to take possession of the Company’s software. However, certain contracts inherited with the Company’s acquisition of Leeyo Software, Inc. (“Leeyo”) do give the customer the right to take possession of the software. These contracts are described below under “—Leeyo On-Premise Arrangements.”

The Company commences revenue recognition when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the service is being provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

Revenue from new customer acquisitions is often generated under subscription agreements with multiple elements, comprised of subscription services fees from customers accessing its on-demand application suite and professional services associated with consultation services. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has stand-alone value and delivery of the undelivered element is probable and within the Company’s control. Subscription services have stand-alone value because they are routinely sold separately by the Company. Professional services have stand-alone value because the Company has sold professional services separately and there are several third-party vendors that routinely contract directly with the customer and provide these services to the customer on a stand-alone basis.

The Company allocates revenue to each element in an arrangement based on a selling price hierarchy. The selling price for an element is based on its vendor-specific objective evidence (“VSOE”), if available; third-party evidence (“TPE”) if VSOE is not available; or estimated selling price (“ESP”) if neither VSOE nor TPE is available. The Company determines whether VSOE can be established for elements of its arrangements by reviewing the prices at which such elements are sold in stand-alone arrangements. Through January 31, 2018, the Company has established VSOE for professional services included in Leeyo transactions that are sold stand-alone and has not been able to establish VSOE or TPE for the other elements of its arrangements. Therefore, the Company establishes the ESP for those other elements. The Company establishes ESP for its professional services elements included in Zuora transactions primarily by considering the actual sales prices of the element when sold on a stand-alone basis and ESP for its subscription software when sold on a stand-alone basis and when sold together with other elements. The consideration allocated to subscription services is recognized as revenue over the noncancelable contract period on a straight-line basis. The consideration allocated to professional services is recognized as revenue once the revenue recognition criteria have been met based on a proportional performance method for fixed price engagements or as the service is being provided for time and material based contracts.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. Arrangements with customers do not provide the customer with the right to take possession of the software supporting the on-demand application service. Sales and other taxes collected from customers to be remitted to government authorities are reported on a net basis and, therefore, excluded from revenue. The Company classifies reimbursements received from clients for out-of-pocket expenses as professional services revenue as incurred.

Subscription agreements generally have terms ranging from one to three years and are generally invoiced annually or quarterly in advance over the term. The professional services component of the arrangements is generally earned during the first year of the subscription period depending on the size and complexity of the business utilizing the platform service.

The subscription agreements occasionally provide service-level uptime commitments per period, excluding scheduled maintenance. The failure to meet this level of service availability may require the Company to credit qualifying customers up to the value of an entire month of their platform fees. Based on the Company’s historical experience of consistently meeting its service-level commitments, the Company does not currently have any reserves for these commitments.

Leeyo On-Premise Arrangements

The Company acquired Leeyo on May 31, 2017. Leeyo had previously entered into a few customer agreements where the customer was entitled to take possession of the software on its premises. These arrangements were typically sold through a term license (“term-based license”). Term-based license revenue contracts where the customer is entitled to take possession of the software are governed by ASC 985-605, Software — Revenue Recognition.

For term-based license arrangements, the Company sells the software license and related maintenance as a bundle and recognizes the total contracted amount ratably over the term of the arrangement beginning upon delivery of the software once the revenue recognition criteria have been met. The Company is not able to establish VSOE for the maintenance and support for those licenses as those elements are not sold separately. For term-based licenses sold with professional services, the entire arrangement consideration including professional services is recognized ratably over the term of the term-based license.

Term-based license revenue and related maintenance (PCS) are included in subscription revenue in the Company’s consolidated statement of operations and comprehensive loss.

Cost of Revenue

Cost of subscription revenue primarily consists of costs relating to the hosting of the Company’s cloud-based software platform, including salaries and benefits of technical operations and support personnel, data communications costs, allocated overhead and property and equipment depreciation, and the amortization of internal-use software and purchased intangibles.

Cost of professional services revenue primarily consists of the costs of delivering implementation services to customers of the Company’s cloud-based software platform, including salaries and benefits of professional services personnel and fees for third party resources used in the delivery of implementation services.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Advertising Expense

Advertising costs are expensed as incurred. For the periods presented, advertising expense was not material.

Concentrations of Credit Risk and Significant Clients and Suppliers

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, and restricted cash. The Company deposits its cash and restricted cash primarily with one financial institution, and accordingly, such deposits regularly exceed federally insured limits.

No single customer accounted for more than 10% of the Company’s revenue or accounts receivable balance in any of the periods presented.

Geographical Information

Revenue by country from customers, based on the customer’s address at the time of sale, was as follows (in thousands):

	Fiscal Year Ended January 31,
	2016	2017	2018
United States	$67,575	$83,385	$125,275
Others	24,609	29,623	42,651

Total	$92,184	$113,008	$167,926

Other than the United States, no individual country exceeded 10% of total revenue for the fiscal years ended January 31, 2016, 2017, and 2018.

Property and equipment by geographic location is based on the location of the legal entity that owns the asset. As of January 31, 2017 and January 31, 2018, substantially all of the Company’s property and equipment was located in the United States.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with original or remaining maturities of three months or less on the purchase date to be cash equivalents. Cash and cash equivalents carrying value approximate fair value and consist primarily of bank deposits and money market funds.

Restricted cash consists of letters of credit held with the Company’s financial institution related to capital and operating lease agreements and are classified as current or long-term in the Company’s consolidated balance sheets based on the maturities of the underlying letters of credit.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, other accrued expense, and capital lease obligations, approximate their fair values due to their relatively short maturity, and in the case of leases, market interest rates.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accounting guidance for fair value measurements establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level input	Input definition

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date

In general, and where applicable, the Company uses quoted prices in active markets for identical assets or liabilities to determine fair value. If quoted prices in active markets for identical assets or liabilities are not available to determine fair value, then the Company uses quoted prices for similar assets and liabilities or inputs other than the quoted prices that are observable either directly or indirectly.

The Company does not have any significant assets or liabilities that utilize Level 2 or Level 3 (unobservable) inputs. As of January 31, 2017 and 2018, the Company held cash equivalents and restricted cash of approximately $74.6 million and $35.1 million, respectively, in money market funds measured at fair value using Level 1 inputs.

Accounts Receivable

The Company’s accounts receivable consists of client obligations due under normal trade terms, and are reported at the principal amount outstanding, net of the allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts that is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss related to problem accounts.

The allowance for doubtful accounts consists of the following activity (in thousands):

	Fiscal Year Ended January 31,
	2017	2018
Allowance for doubtful accounts, beginning balance	$3,130	$2,572
Additions
Charged to Revenue	3,095	3,306
Charged to Deferred Revenue	1,600	2,419
Deductions
Write offs to Revenue	(3,077)	(2,686)
Write offs to Deferred Revenue	(2,176)	(2,319)

Allowance for doubtful accounts, ending balance	$2,572	$3,292

Property and Equipment, Net

Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are depreciated over the shorter of their remaining related lease term or estimated useful life. When assets are retired, the cost and accumulated depreciation are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses in the accompanying consolidated statements of comprehensive loss.

Business Combinations

When the Company acquires a business, management allocates the purchase price to the net tangible and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable.

Goodwill, Acquired Intangible Assets, and Impairment Assessment of Long-Lived Assets

Goodwill. Goodwill represents the excess purchase consideration of an acquired business over the fair value of the net tangible and identifiable intangible assets. Goodwill is evaluated for impairment annually on December 31, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate or a significant decrease in expected cash flows. An impairment loss is recognized to the extent that the carrying amount exceeds the reporting unit’s fair value. The Company has the option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and determine whether further action is needed. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. No impairment charges were recorded during the fiscal years ended January 31, 2016, 2017, and 2018.

Acquired Intangible Assets. Acquired intangible assets consist of developed technology, customer relationships, and a trade name, resulting from the Company’s acquisitions. Acquired intangible assets are recorded at fair value on the date of acquisition and amortized over their estimated useful lives on a straight-line basis.

Impairment of Long-Lived Assets. The carrying amounts of long-lived assets, including property and equipment, capitalized internal-use software, and acquired intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future undiscounted net cash flows the asset is expected to generate over its remaining life. If the asset is determined to be impaired, the amount of any impairment recognized is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. There were no impairments recognized for the fiscal years ended January 31, 2016, 2017, and 2018.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Internal-Use Software and Web Site Development Costs

The Company capitalizes costs related to developing new functionality for its suite of products that are hosted by the Company and accessed by its customers on a subscription basis. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalized costs are recorded as part of property and equipment, net in our consolidated balance sheets. Maintenance and training costs are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, generally three years. There were no impairments to internal-use software during the fiscal years ended January 31, 2016, 2017, and 2018. The Company did not incur any significant website development costs during the periods presented. The Company capitalized $1.1 million, $2.3 million, and $1.2 million in internal-use software during the fiscal years ended January 31, 2016, 2017, and 2018, respectively. Amortization expense of internal-use software and website development costs for the fiscal years ended January 31, 2016, 2017, and 2018 was $0.4 million, $0.6 million, and $1.2 million, respectively, and is included in cost of subscription revenue in the consolidated statements of comprehensive loss.

Income Taxes

The Company uses the asset-and-liability method of accounting for income taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled.

The Company records a valuation allowance to reduce its deferred tax assets to the net amount that the Company believes is more likely than not to be realized. In assessing the need for a valuation allowance, the Company has considered its historical levels of income, expectations of future taxable income and ongoing tax planning strategies. Because of the uncertainty of the realization of the deferred tax assets, the Company has recorded a full valuation allowance against its deferred tax assets. Realization of its deferred tax assets is dependent primarily upon future U.S. taxable income.

The Company recognizes and measures tax benefits from uncertain tax positions using a two-step approach.

The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions.

Although the Company believes that it has adequately reserved for its uncertain tax positions, it can provide no assurance that the final tax outcome of these matters will not be materially different. The Company evaluates its uncertain tax position on a regular basis and evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of an audit and effective settlement of audit issues.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and results of operations. The provision for income taxes includes the effects of any accruals that the Company believes are appropriate, as well as the related net interest and penalties.

Deferred Offering Costs

Deferred offering costs consist primarily of accounting, legal, and other fees related to the Company’s proposed initial public offering (“IPO”). The deferred offering costs will be offset against IPO proceeds upon the consummation of the IPO. In the event the offering is aborted, deferred offering costs will be expensed. As January 31, 2018, there was $2.5 million in deferred offering costs in prepaid expenses and other current assets on the consolidated balance sheet. There were no deferred offering costs as of January 31, 2016 or 2017.

Stock-Based Compensation

The Company accounts for its employee and director stock-based compensation awards including stock options, restricted stock, and restricted stock units (“RSUs”) based on the award’s estimated grant date fair value. Stock-based compensation expense associated with these awards is recorded in its consolidated statements of operations.

The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The resulting fair value, net of estimated forfeitures, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award. Stock options generally vest over two to four years and have a contractual term of ten years.

The Company estimates the fair value of its restricted stock and RSU grants based on the grant date fair value of the Company’s common stock. The resulting fair value, net of estimated forfeitures, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, which is generally three to four years. Estimated forfeitures are based upon the Company’s historical experience and the Company revises its estimates, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.

Determining the grant date fair value of options, restricted stock, and RSUs requires management to make assumptions and judgments. These estimates involve inherent uncertainties and if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded.

The assumptions and estimates for valuing stock options are as follows:

Fair value per share of Company’s common stock.    Because there is no public market for the Company’s common stock, the Company’s Board of Directors, with the assistance of a third-party valuation specialist, determined the common stock fair value at the time of the grant of stock options by considering a number of objective and subjective factors, including the Company’s actual operating and financial performance, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the likelihood of achieving a liquidity event, and transactions involving the Company’s common stock, among other factors. The fair value of the underlying common stock will be determined by the Company’s Board of Directors until such time as the

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company’s common stock commences trading on an established stock exchange or national market system. The fair value of the Company’s common stock has been determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants, Valuation of Privately Held Company Equity Securities Issued as Compensation.

Expected volatility.    The Company determines the expected volatility based on historical average volatilities of similar publicly traded companies corresponding to the expected term of the awards.

Expected term.    The Company determines the expected term of awards which contain only service conditions using the simplified approach, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award, as the Company does not have sufficient historical data relating to stock-option exercises.

Risk-free interest rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect during the period the options were granted corresponding to the expected term of the awards.

Estimated dividend yield.    The estimated dividend yield is zero, as the Company does not currently intend to declare dividends in the foreseeable future.

The following information represents the assumptions used in the Black-Scholes option-pricing model:

	Fiscal Year Ended January 31,
	2016	2017	2018
Fair value of common stock	$3.30 - $3.48	$3.08 - $3.28	$3.28 - $8.23
Expected volatility	46.86%	43.48%	41.28%
Expected term (years)	5.98	6.00	5.80
Risk-free interest rate	1.69%	1.43%	2.06%
Expected dividend yield	—	—	—

Net Loss per Share

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Options subject to early exercise that are exercised prior to vesting are excluded from the computation of weighted-average number of shares of common stock outstanding until such shares have vested. Diluted net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period increased by giving effect to all potentially dilutive securities to the extent they are dilutive. The dilutive effect of potentially dilutive securities is reflected in diluted net loss per share by application of the treasury stock method.

Recent Accounting Pronouncements

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2014, the FASB (“Financial Accounting Standards Board”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) and has modified the standard thereafter. These standards replace existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. ASU 2014-09, as amended, becomes effective for public companies for the fiscal year beginning after December 15, 2017 and interim periods within that year. Private companies have an additional year to adopt the standard. The two permitted transition methods under the new standard are the full retrospective method, under which ASU 2014-09 would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, under which the cumulative effect of applying ASU 2014-09 would be recognized at the date of initial application. The Company plans to adopt the new revenue standard when it becomes effective for the Company for the fiscal year ended January 31, 2020 (i.e., effective February 1, 2019). The Company is currently in the process of determining what method of adoption it plans to use. The Company is currently assessing the effect the guidance will have on its consolidated financial statements.

The adoption also affects the deferral of incremental commission costs of obtaining subscription contracts, which previously were expensed as incurred. Under the new standard, the Company will defer all incremental commission costs to obtain the contract and amortize them over the expected period of benefit. The Company is currently assessing the expected period of benefit.

In addition, the new standard will expand the disclosures to be made in the Company’s consolidated financial statements, including disaggregation of revenue, information on contract balances, deferred contract acquisition costs, performance obligations, and remaining performance obligations.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which simplifies the presentation of deferred income taxes. ASU 2015-17 provides presentation requirements to classify deferred tax assets and liabilities as noncurrent in a classified statement of financial position. The standard is effective for fiscal years beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any interim and annual financial statements that have not yet been issued and may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company has not yet adopted ASU 2015-17 and does not expect the adoption to have a significant impact on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01 (Subtopic 825-10), Financial Instruments —Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which primarily affects the accounting for equity investments, financial liabilities under the fair value option and the presentation, and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. ASU 2016-01 is effective for fiscal years, beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company has not yet adopted ASU 2016-01 and is currently evaluating the impact of adoption on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02 (Topic 842)—Leases (“ASU 2016-02”), which supersedes the guidance in topic ASC 840, Leases. The new standard requires lessees to apply

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company has not yet adopted ASU 2016-02 and is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09 (Topic 718), Compensation-Stock Compensation (“ASU 2016-09”), which aligns with the FASB’s current simplification initiatives. The major areas for simplification in ASU 2016-09 involve several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Specifically, ASU 2016-09 has introduced updates to minimum statutory tax withholding requirements, policy elections surrounding forfeitures, expected term, intrinsic values, and changes to the classification of certain share-based payment related transactions on the statement of cash flows. The amendments are effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. An entity that elects early adoption must adopt all of the aforementioned amendments in the same period and follow the specific transition methods as outlined in the ASU 2016-09. The Company has not yet adopted ASU 2016-09 and is currently evaluating the impact of adoption on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18 (Topic 230)—Statement of Cash Flows, Restricted Cash (“ASU 2016-18”), which amends the guidance in ASC 230 Statement of Cash Flows and requires that entities show the changes in total of cash, cash equivalents, restricted cash, and restricted cash equivalents in their statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017, and interim periods within those years, and is applied retrospectively when adopted. Early adoption is permitted. The Company plans to adopt ASU 2016-18 on February 1, 2018 and expects the adoption to have a significant impact on its statements of cash flows. Once adopted, the Company will present its cash and cash equivalents and restricted cash together as a single line item in its consolidated balance sheets and will no longer present the changes in restricted cash within cash provided by (used in) investing activities in its consolidated statements of cash flows. The Company had a total restricted cash balance of $5.2 million as of January 31, 2018.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business (“ASU 2017-01”), which amends the guidance of FASB Accounting Standards Codification Topic 805, “Business Combinations,” adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This guidance is effective for annual and interim periods beginning after December 15, 2017, and early adoption is permitted under certain circumstances. The Company adopted this guidance effective February 1, 2018 and does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This guidance is effective for interim and annual reporting periods beginning after December 15, 2019 and will be applied prospectively. The Company has not yet adopted ASU 2017-04 and does not expect the adoption of this guidance to have any impact on its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718) Scope of Modification Accounting (“ASU 2017-09”), which clarifies which changes to the terms or conditions of a share-based payment award are subject to the guidance on modification accounting. Entities would apply the modification accounting guidance unless the value, vesting requirements, and classification of a share-based payment award are the same immediately before and after a change to the terms or conditions of the award. This guidance is effective for annual and interim periods beginning after December 15, 2017 and would be applied prospectively to awards modified on or after the effective date. Early adoption is permitted. The Company is adopting this guidance in the fiscal year ended January 31, 2019 and is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

(2) Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of January 31,
	2017	2018
Prepaid software subscriptions	$2,335	$3,239
Capitalized offering costs	—	2,460
Prepaid rent	435	657
Taxes	356	533
Prepaid hosting costs	450	486
Short-term deposits	200	480
Prepaid insurance	589	445
Prepaid employee-related costs	74	132
Other	694	870

Total	$5,133	$9,302

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Property and Equipment, Net

Property and equipment consisted of the following (in thousands):

	As of January 31,
	2017	2018
Servers	$10,290	$11,283
Computer equipment	4,901	6,885
Software	5,477	7,148
Leasehold improvements	1,121	1,968
Furniture and fixtures	714	1,446
Vehicles	—	25

	22,503	28,755
Less accumulated depreciation and amortization	(13,331)	(18,551)

Total	$9,172	$10,204

Depreciation and amortization expense was $3.9 million, $3.8 million, and $5.0 million for the fiscal years ended January 31, 2016, 2017, and 2018, respectively, and is included in operating expenses and cost of revenue in the accompanying consolidated statements of comprehensive loss. Internal-use software amortization recorded to cost of subscription revenue was $0.3 million, $0.5 million, and $1.2 million for the fiscal years ended January 31, 2016, 2017, and 2018, respectively.

(4) Intangible Assets and Goodwill

Intangible Assets

The following table summarizes the other intangible asset balances (in thousands):

	Fiscal Year Ended January 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$2,144	$(1,191)	$953

	Fiscal Year Ended January 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$7,697	$(2,666)	$5,031
Customer relationships	5,933	(494)	5,439
Trade name	909	(87)	822

	$14,539	$(3,247)	$11,292

Amortization expense related to other intangible assets was approximately $0.5 million, $0.7 million, and $2.1 million for the fiscal years ended January 31, 2016, 2017, and 2018, respectively, and is included in operating expenses and cost of subscription revenue in the accompanying consolidated statements of comprehensive loss.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the Company’s estimate of remaining amortization expense for each of the five succeeding fiscal years and thereafter for finite-lived intangible assets as of January 31, 2018 (in thousands):

2019	$2,250
2020	1,979
2021	1,962
2022	1,962
2023	1,235
Thereafter	1,904

$11,292

Goodwill

On May 31, 2017, the Company acquired Leeyo in a business combination, which resulted in $19.1 million of additional goodwill and assembled workforce (see Note 10).

The change in the carrying amount of goodwill was as follows (in thousands):

Goodwill as of January 31, 2016	$1,521
Activity during fiscal 2017	—

Goodwill as of January 31, 2017	1,521
Goodwill resulting from the acquisition of Leeyo	19,093

Goodwill as of January 31, 2018	$20,614

The Company, which has one reporting unit, performed an annual test for goodwill impairment on December 1 of the fiscal years ended January 31, 2016, 2017, and 2018, and determined that goodwill was not impaired. In addition, there have been no significant events or circumstances affecting the valuation of goodwill subsequent to the Company’s annual assessment. Furthermore, no events or changes in circumstances have occurred to suggest that the carrying amounts for any of the Company’s long-lived assets or identifiable intangible assets may be non-recoverable. As such, the Company was not required to reevaluate the recoverability of its long-lived assets.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of January 31,
	2017	2018
Accrued acquisition-related payments	$—	$12,558
Accrued goods and services taxes	2,488	2,488
Accrued outside services	—	1,835
Accrued IPO-related costs	—	1,120
Accrued legal fees	68	828
Employee early exercised stock options	397	556
Accrued sales and use tax liability	816	431
Accrued foreign income taxes	462	221
Accrued other consulting services	387	171
Other accrued expenses	1,931	4,288

Total	$6,549	$24,496

(6) Other Long-Term Liabilities

Other long-term liabilities consisted of the following (in thousands):

	As of January 31,
	2017	2018
Long-term income taxes payable	$—	$472
Deferred rent, net of current portion	472	356
Early exercised common stock options	65	139
Other	—	201

Total	$537	$1,168

(7) Debt

On June 14, 2017, the Company entered into a Loan and Security Agreement (“Debt Agreement”) with Silicon Valley Bank. The Debt Agreement established a revolving loan and a term loan facility in the amount of $10.0 million and $30.0 million, respectively.

Revolving Loan. The Debt Agreement allows the Company to borrow up to $10.0 million until June 2019 in revolving loans. The revolving loan is intended to support working capital and general corporate uses and is available to the Company to draw down upon anytime up to 24 months from the effective date of the agreement. Advances drawn down under the revolving loan incur interest at the prime rate as published by the Wall Street Journal (“WSJ Prime Rate”) which is due monthly on any amounts drawn down, with the principal due at maturity. Any outstanding amounts must be fully repaid before June 14, 2019. The Company is required to pay an annual fee of $20,000 on this revolving loan, regardless of any amounts drawn down. As of January 31, 2018, the Company had not drawn down any amounts under this revolving loan.

Term Loan. The Debt Agreement allows the Company to borrow up to $30.0 million in the form of term loans. In June 2017, the Company drew down $15.0 million to partially finance the acquisition of

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leeyo, and the remaining $15.0 million is available for borrowing until June 14, 2018. Any outstanding amounts drawn down under the term loan accrue interest at the WSJ Prime rate plus 1.00%. The interest rate was 5.5% as of January 31, 2018. The Company is required to make monthly payments of interest with respect to any amounts borrowed until June 2018 and subsequently must make equal monthly payments of principal and interest over the following 36 months. The Company may prepay all outstanding principal and accrued interest at any time without penalty. The Company will incur a facility fee of 1.5% upon the earlier to occur of prepayment or the termination of the facility. As of January 31, 2018, the Company had $15.0 million outstanding under the term loan.

Both the revolving loan and the term loan are subject to a certain financial covenant to maintain an adjusted quick ratio of no less than 1.10:1.00. As of January 31, 2018, the Company was in compliance with this financial covenant. The Debt Agreement also imposes certain limitations with respect to lines of business, mergers, investments and acquisitions, additional indebtedness, distributions, guarantees, liens, and encumbrances. The Company was also in compliance with these restrictions as of January 31, 2018.

The Company incurred transaction costs and fees payable to the lender related to the issuance of the Term Loan. The amount, net of amortization, is immaterial and is presented as a reduction to the carrying amount of the term loan and is presented under debt in the Company’s consolidated balance sheets.

The Company’s indebtedness under the Debt Agreement is secured by a lien on substantially all of its assets, including its intellectual property.

The following table represents costs incurred related to the Debt Agreement (in thousands):

Fiscal Year Ended January 31, 2018
Interest expense	$510
Amortization of debt issuance costs	8
Bank fees	20

Total	$538

Expected future payments, including approximately $1.6 million in interest, for borrowings under the Debt Agreement, based on current rates, would be as follows (in thousands):

Fiscal years ending January 31:
2019	$3,712
2020	5,545
2021	5,268
2022	2,112
Thereafter	—

$16,637

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Changes in Accumulated Other Comprehensive (Loss) Income

Components of accumulated other comprehensive (loss) income were as follows (in thousands):

	As of January 31,
	2017	2018
Beginning accumulated other comprehensive loss	$(19)	$(489)
Foreign currency translation adjustment	(470)	960

Ending accumulated other comprehensive (loss) income	$(489)	$471

There were no reclassifications out of accumulated other comprehensive loss during the periods presented.

(9) Income Taxes

The following table presents the loss before income taxes for domestic and foreign operations (in thousands):

	Fiscal Year Ended January 31,
	2016	2017	2018
Domestic	$(50,970)	$(40,846)	$(49,489)
Foreign	2,294	2,032	3,463

Loss before income taxes	$(48,676)	$(38,814)	$(46,026)

The benefit (provision) for income taxes was as follows (in thousands):

	Fiscal Year Ended January 31,
	2016	2017	2018
Current:
Federal	$—	$—	$—
State	(58)	(46)	—
International	(337)	(238)	(1,129)

	(395)	(284)	(1,129)

Deferred:
Federal	709	—	—
State	155	—	—
International	—	—	—
Valuation allowance	—	—	—

	864	—	—

Income tax benefit (provision)	$469	$(284)	$(1,129)

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred income tax assets and liabilities consisted of the following (in thousands):

	As of January 31,
	2017	2018
Deferred tax assets:
Net operating loss carryforwards	$75,064	$64,844
Tax credit carryforwards	5,373	6,413
Allowances and other	4,934	3,284
Depreciation and amortization	914	1,105

Total deferred tax assets	$86,285	$75,646

Deferred tax liabilities:
Allowances and other	$(6,651)	$(935)
Intangibles	—	(3,709)

Total deferred tax liabilities	(6,651)	(4,644)

Valuation allowance	(79,634)	(70,900)

Net deferred tax assets	$—	$102

The Company has assessed, based on available evidence, both positive and negative, it is more likely than not that the deferred tax assets will not be utilized, such that a valuation allowance has been recorded. The valuation allowance increased by $16.3 million and decreased by $8.7 million, respectively, for fiscal 2017 and fiscal 2018.

As of January 31, 2017, the Company had U.S. federal and state net operating loss carryforwards of approximately $184.4 million and $153.2 million, respectively, available to offset future taxable income. As of January 31, 2018, the Company had U.S. federal and state net operating loss carryforwards of approximately $235.4 million and $181.2 million, respectively, available to offset future taxable income. If not utilized, these carryforward losses will expire in various amounts for federal and state tax purposes beginning in 2027 and 2028, respectively.

The Company had approximately $4.9 million and $5.8 million of federal and state research and development tax credits, respectively, available to offset future income taxes as of January 31, 2017, and approximately $5.5 million and $6.5 million of federal and state research and development tax credits, respectively, available to offset future income taxes as of January 31, 2018. If not utilized, the federal credits will begin to expire in 2029. California state research and development tax credits may be carried forward indefinitely.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operation loss and tax credit carryforwards before utilization.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act changed many aspects of U.S. corporate income taxation which included the implementation of a territorial tax system, imposition of a tax on deemed repatriated earnings of foreign subsidiaries, and a

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reduction of the corporate income tax rate from 35% to 21%. In 2018, the Company calculated an estimate of the expected decrease on its existing deferred tax balances due to the decrease in the tax rate. The Company determined the impact to be approximately a $30.0 million decrease to the deferred tax assets. Because the Company provides a valuation allowance against its tax assets, the Company consequently adjusted the valuation allowance to compensate for this reduction in the provision. As of January 31, 2018, the Company had not completed its accounting for the tax effects of enactment of the Act; however, the Company has made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. The Company will continue to assess its provision for income taxes as future guidance is issued, but does not currently anticipate significant revisions will be necessary. Any such revisions will be treated in accordance with the measurement period guidance outlined in Staff Accounting Bulletin No. 118.

Furthermore, under the Act, although the treatment of tax losses generated in taxable years ending before December 31, 2017 has generally not changed, tax losses generated in taxable years beginning after December 31, 2017 may be utilized to offset no more than 80% of taxable income annually. This change may require the Company to pay federal income taxes in future years despite generating a loss for federal income tax purposes in prior years.

As part of the transition to the new territorial tax system, the Act imposes a one-time tax on a deemed repatriation of historical earnings of foreign subsidiaries. Based on the current evaluation of the Company’s operations, a repatriation tax charge of $0.3 million is anticipated. The Company will continue to assess its provision for income taxes as future guidance is issued, but does not currently anticipate significant revisions will be necessary. Any such revisions will be treated in accordance with the measurement period guidance outlined in Staff Accounting Bulletin No. 118.

The amount of accumulated foreign earnings of the Company’s foreign subsidiaries was immaterial as of January 31, 2018. If the Company’s foreign earnings were repatriated, additional tax expense might result. Any additional taxes associated with such repatriation would be immaterial.

A reconciliation of the U.S. federal statutory tax rate to the Company’s benefit (provision) for income tax was as follows (dollars in thousands):

	Fiscal Year Ended January 31,
	2016		2017		2018
	Amount	Percent	Amount	Percent	Amount	Percent
Federal income tax benefit at statutory rates	$16,550	34.0%	$13,197	34.0%	$15,556	33.8%
State income taxes, net of effect of federal	2,187	4.5	1,030	2.7	6,634	14.4
Permanent differences	(1,161)	(2.4)	(965)	(2.5)	(1,094)	(2.4)
Federal and state R&D credits	1,028	2.1	1,649	4.2	1,221	2.7
Foreign income tax	(337)	(0.7)	(238)	(0.6)	(918)	(2)
Change in tax rate	(26)	(0.1)	—	—	(30,010)	(65.2)
Other	1,146	2.4	1,325	3.4	(2,375)	(5.2)
Change in valuation allowance	(18,918)	(38.9)	(16,282)	(41.9)	9,857	21.4

Income tax benefit (provision)	$469	1.0	$(284)	(0.7)	$(1,129)	(2.5)

The Company is required to inventory, evaluate, and measure all uncertain tax positions taken or to be taken on tax returns and to record liabilities for the amount of such positions that may not be

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

sustained, or may only partially be sustained, upon examination by the relevant taxing authorities. As of January 31, 2017, the Company’s total gross unrecognized tax benefits were $5.4 million exclusive of interest and penalties described below. As of January 31, 2018, the Company’s total gross unrecognized tax benefits were $5.9 million exclusive of interest and penalties described below. Because of the Company’s valuation allowance position, $0.4 million of unrecognized tax benefits, if recognized, would reduce the effective tax rate in a future period. The Company does not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

A reconciliation of the beginning and ending amounts of uncertain tax position is as follows (in thousands):

	Fiscal Year Ended January 31,
	2017	2018
Gross amount of unrecognized tax benefits as of the beginning of the period	$3,723	$5,373
Increase related to prior year tax provisions	—	921
Decrease related to prior year tax provisions	—	(1,649)
Increase related to current year tax provisions	1,650	1,273

Gross amount of unrecognized tax benefits as of the end of the period	$5,373	$5,918

The Company files tax returns in the U.S. federal and various state jurisdictions, Australia, China, France, Japan, and the United Kingdom. All tax years remain subject to examination by tax authorities due to the carryforward of unutilized net operating losses and research and development credits.

During the 12 months ended January 31, 2017, the Company did not recognize interest and penalties associated with unrecognized tax benefits. During the 12 months ended January 31, 2018, the Company recognized interest and penalties of $0.1 million associated with unrecognized tax benefits.

(10) Business Combinations

Frontleaf, Inc.

The Company acquired Frontleaf, Inc. (“Frontleaf”), a provider of customer usage analytics, in May 2015 as part of its effort to build software services that enable companies to gather and analyze subscriber data. To estimate the value of purchased technology, the Company estimated the costs necessary to recreate the technology obtained in the acquisition. The residual purchase price was recorded as goodwill. The acquisition was accounted for as a business combination.

The Company acquired all of Frontleaf’s common stock on May 19, 2015, for total cash consideration of approximately $2.5 million, in order to obtain its developed technology and workforce. Additionally, the Company paid $0.7 million in cash compensation to certain former employees of Frontleaf with repayment to the Company contingent upon completing one year of service with the Company. For tax purposes, the $0.7 million cash compensation is treated as an additional basis in Frontleaf and a tax deduction will only be obtained upon disposition of Frontleaf.

The Company recorded $2.1 million of purchased intangibles on the acquisition date in its consolidated balance sheet dated January 31, 2016. Amortization of $0.5 million and $0.7 million was recognized within cost of subscription revenue in the consolidated statements of comprehensive loss for the fiscal years ended January 31, 2016 and 2017, respectively. The Company is recognizing

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amortization on a straight-line basis over an estimated useful life of 36 months from the date of acquisition and expects to recognize expense in each fiscal year as follows (in thousands):

2018	$715
2019	238

$953

The Company recorded $1.5 million of goodwill, including a $0.9 million net deferred tax liability, in the fiscal year ended January 31, 2016 in connection with the acquisition of Frontleaf.

As part of the acquisition, $0.3 million of net liabilities were assumed.

The results of operations for the Frontleaf acquisition have been included in the Company’s consolidated statements of comprehensive loss since the date of acquisition. Actual and pro forma revenue and results of operations for the acquisition have not been presented because they do not have a material impact to the consolidated revenue and results of operations.

Leeyo Software, Inc.

On May 31, 2017, the Company acquired Leeyo. Under the terms of the Agreement and Plan of Merger, the Company paid $29.2 million in cash and 1,153,885 shares of common stock, for total purchase consideration of approximately $35.2 million, in exchange for all of the outstanding shares of Leeyo’s capital stock. The acquisition has been accounted for as a business combination under U.S. GAAP.

The total cash portion of the consideration consisted of two separate payments: $16.7 million that was paid during fiscal 2018 and $12.6 million that will be paid by May 31, 2018.

In connection with the acquisition, the Company issued 1,153,885 shares of its common stock to Leeyo stockholders. This stock portion of the acquisition had a fair value upon issuance of approximately $6.0 million and the shares were issued upon the close of the transaction. $3.0 million of the purchase price and 363,190 shares with a fair value upon issuance of $1.9 million, were placed into escrow for indemnification obligations. Any amounts remaining in escrow after satisfaction of any resolved claims will be released from escrow on May 31, 2018. Acquisition-related costs incurred by the Company of approximately $0.8 million were expensed as incurred and are included in operating expenses in the consolidated statement of comprehensive loss.

Under the terms of the acquisition, the Company also agreed to pay cash of $3.1 million to certain Leeyo employees, of which, $2.5 million was paid upon closing and was expensed on the acquisition date and the remaining $0.6 million of which will be disbursed to the employees upon the 12 and 24-month anniversaries of the acquisition, contingent upon continued employment with the Company. These payments are being recognized to expense on a straight-line basis over the service period in the consolidated statements of comprehensive loss. The Company also agreed to pay additional cash of $1.9 million to certain Leeyo employees who held vested options on the acquisition date, contingent upon continued employment with the Company. This payment was made in December 2017 and was recognized to expense on a straight-line basis over the service period in the consolidated statements of comprehensive loss.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also issued 2,832,411 shares of the Company’s restricted common stock with a total grant date fair value of $14.6 million, which have service-based vesting requirements and are therefore excluded from the purchase consideration. These restricted shares will vest monthly over three years.

The Company also issued 856,296 RSUs with a total fair value of $4.4 million, which have service-based vesting requirements and are therefore also excluded from the purchase consideration. Of these RSUs, 219,546 vest over three years with 1/3rd of the RSUs vesting one year after the date of acquisition and 1/36th vesting monthly thereafter. The remaining 636,750 RSUs will vest over four years with 1/4th of the RSUs vesting one year after the acquisition date and 1/48th vesting monthly thereafter.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition (in thousands):

Total consideration to selling shareholders		$35,199

Assets acquired and liabilities assumed:
Cash and cash equivalents	$5,268
Intangible assets	12,395
Other assets and liabilities, net	(1,557)

Less net assets		16,106

Goodwill		$19,093

The Company believes the amount of goodwill resulting from the acquisition is primarily attributable to expected synergies from assembled workforce, an increase in development capabilities, increased offerings to customers, and enhanced opportunities for growth and innovation.

To determine the estimated fair value of intangible assets acquired, the Company engaged a third-party valuation specialist to assist management. The fair value measurements of the intangible assets were based primarily on significant unobservable inputs and thus represent a Level 3 measurement as defined in ASC 820. The acquired intangible asset categories, fair value, and amortization periods, were as follows as of May 31, 2017:

	Amortization Period	Fair Value
		(in thousands)
Customer relationships	8 years	$5,933
Developed technology	2-5 years	5,553
Trade name	7 years	909

		$12,395

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro forma information

The following table presents the Company’s unaudited pro forma information for the year ended January 31, 2018 as if the acquisition of Leeyo occurred on February 1, 2017 (in thousands):

Fiscal Year Ended January 31,
2018
Pro forma total revenues	$183,339
Pro forma cost of revenues and operating expenses	229,851

Pro forma operating loss	$(46,512)

The pro forma information reflects certain adjustments for the amortization of the fair values of the intangible assets acquired, acquisition-related costs, stock-based compensation, and the elimination of debt costs. Such pro forma amounts are not necessarily indicative of the results that actually would have occurred had the acquisition been completed on the date indicated, nor is it indicative of the future operating results of the Company.

(11) Convertible Preferred Stock

The authorized, issued and outstanding shares of convertible preferred stock and liquidation preferences as of January 31, 2018 were as follows (in thousands, except share and per share amounts):

Series	Issuance Price per Share	Authorized Shares	Issued and Outstanding Shares	Liquidation Preference
Series A	$0.5984	10,862,295	10,862,290	$6,500
Series B	1.2518	11,982,744	11,982,740	15,000
Series C	3.1052	8,051,010	8,051,007	25,000
Series D	4.6716	7,711,486	7,711,483	36,025
Series E	6.0664	8,242,123	8,242,119	50,000
Series F	7.5986	15,134,367	15,134,356	115,000

		61,984,025	61,983,995	$247,525

In February 2015, the Company issued 1,572,661 shares of Series F convertible preferred stock at a price of $7.5986 per share, raising an aggregate of approximately $12.0 million in gross proceeds.

(a) Conversion Rights

Each share of preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into a number of fully paid and nonassessable shares of common stock as is determined by dividing the original preferred stock price by the conversion price for the respective preferred stock in effect at the time of conversion (“Conversion Rate”). The conversion price for the preferred stock shall initially be $0.5984 for the Series A preferred stock, $1.2518 for the Series B preferred stock, $3.1052 for the Series C preferred stock, $4.6716 for the Series D preferred stock, $6.0664 for the Series E preferred stock, and $7.5986 for the Series F preferred stock, and shall be subject to adjustment as provided below.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Automatic Conversion

Each share of preferred stock shall automatically be converted into fully paid and nonassessable shares of common stock, at the Conversion Rate effective for such series of preferred stock immediately upon the earlier of (i) (A) with respect to each series of preferred stock other than the Series D and Series F preferred stock, the vote or written consent of the holders of at least 55% of the outstanding shares of each such series of preferred stock, (B) with respect to the Series D preferred stock, the vote or written consent of the holders of at least 60% of the outstanding shares of Series D preferred stock, and (C) with respect to the Series F preferred stock, the vote or written consent of the holders of at least a majority of the outstanding shares of Series F preferred stock or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of common stock with aggregate gross proceeds to the Company of not less than $50.0 million.

Adjustment of Conversion Price for Dilutive Issuances

Subject to certain customary exceptions, in the event the Company issues additional shares of common stock after the preferred stock original issue date without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, then and in each such event, the Conversion Price shall be reduced to a price equal to such Conversion Price multiplied by the following fraction:

•	the numerator of which is equal to the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of common stock, which the aggregate consideration received by the Company for the total number of additional shares of common stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance.

•	the denominator of which is equal to the number of shares of common stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of additional shares of common stock so issued.

(b) Dividends

The holders of the then outstanding preferred stock shall be entitled to receive, on a pari-passu basis, when and as declared by the Board of Directors, out of assets legally available, therefore, prior and in preference to any declaration or payment of any dividend on the common stock (payable other than in common stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock), dividends at the annual rate of $0.048 per share of Series A preferred stock, $0.100 per share of Series B preferred stock, $0.248 per share of Series C preferred stock, $0.374 per share of Series D preferred stock, $0.486 per share of Series E preferred stock, and $0.6078 per share of Series F preferred stock, each as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”). No dividends shall be paid on any share of common stock unless a dividend (in addition to the amount of any dividends paid pursuant to the above provisions) is paid with respect to all outstanding shares of preferred stock in an amount for each such share of preferred stock equal to or greater than the aggregate amount of such dividends for all shares of common stock into which each such share of preferred stock could then be converted. The right to dividends on shares of preferred stock shall not be cumulative, and no right shall accrue to holders of preferred stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest. No dividends have been declared on the Company’s preferred stock through January 31, 2018.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(c) Liquidation Preference

In the event of a liquidation event or deemed liquidation event resulting from certain changes in control transactions, the assets and funds of the Company available for distribution to stockholders shall be distributed as follows:

First, upon any liquidation event that occurs on or before August 15, 2016, the holders of shares of Series E preferred stock and Series F preferred stock then outstanding shall be entitled to receive, on a pari-passu basis, out of the assets and funds of the Company available for distribution to its stockholders, before any amounts are paid to the holders of any other series of preferred stock or to the holders of common stock, an amount equal to two times the original Series E price per share of Series E preferred stock and two times the original Series F price per share of Series F preferred stock, in each case plus all declared and unpaid dividends thereon to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Company legally available for distribution are insufficient to permit the payment to the holders of Series E preferred stock and Series F preferred stock of the full preferential amount, then the entire assets and funds available for distribution to stockholders shall be distributed to the holders of the Series E preferred stock and Series F preferred stock ratably in proportion to the full preferential amounts, which they would be entitled to receive.

After the full preferential amounts due to the holders of Series E preferred stock and Series F preferred stock, if any, have been paid or set aside, the holders of shares of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and, only with respect to any liquidation event that occurs after August 15, 2016, Series E preferred stock and Series F preferred stock, then outstanding shall be entitled to receive, on a pari-passu basis, out of the assets and funds of the Company available for distribution to its stockholders, before any payment shall be made in respect of the Company’s common stock, an amount equal to $0.5984 per share of Series A preferred stock, as adjusted for any Recapitalization Events, $1.2518 per share of Series B preferred stock, as adjusted for any Recapitalization Events, $3.1052 per share of Series C preferred stock, as adjusted for any Recapitalization Events, $4.6716 per share of Series D preferred stock, as adjusted for any Recapitalization Events, $6.0664 per share of Series E preferred stock, as adjusted for any Recapitalization Events, and $7.5986 per share of Series F preferred stock, as adjusted for any Recapitalization Events, in each case plus all declared and unpaid dividends thereon to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Company legally available for distribution are insufficient to permit the payment to the holders of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, and, if applicable, Series E preferred stock and Series F preferred stock of the full preferential amount, then the entire assets and funds available for distribution to stockholders shall be distributed to the holders of the Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and, if applicable, Series E preferred stock and Series F preferred stock ratably in proportion to the full preferential amounts that they would be entitled to receive.

After the full preferential amounts due the holders of preferred stock have been paid or set aside, any remaining assets or funds of the Company available for distribution to its stockholders shall be distributed to the holders of common stock ratably in proportion to the number of shares of common stock then held by each holder.

(d) Voting Rights

Each holder of preferred stock shall be entitled to a number of votes equal to the number of whole shares of common stock into which such holder’s shares of preferred stock could then be converted

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the common stock.

At each election of directors of the Company, (i) the holders of Series A preferred stock, voting as a separate class, shall be entitled to elect one director, (ii) the holders of Series B preferred stock, voting as a separate class, shall be entitled to elect one director, (iii) the holders of Series C preferred stock, voting as a separate class, shall be entitled to elect one director, (iv) the holders of Series D preferred stock, voting as a separate class, shall be entitled to elect one director and, (v) the holders of Series E preferred stock, voting as a separate class, were entitled to elect two directors until a majority of the then serving members of the Board of Directors agreed to eliminate the Series E preferred directors, (vi) the holders of common stock, shall be entitled to elect two directors, and (vii) the holders of preferred stock and common stock, voting together as a single class on an as-converted basis, shall be entitled to elect one director.

(e) Redemption

The preferred stock is not redeemable at the option of the holder.

(12) Common Stock and Stock Plans

As of January 31, 2018, the Company was authorized to issue 111,850,000 shares of common stock. Shares of common stock reserved for future issuance were as follows:

As of January 31, 2018
Convertible preferred stock	61,983,995
Stock options outstanding	15,401,438
Restricted stock units	834,091
Shares reserved for future award issuances	60,787

Total	78,280,311

2006 Stock Plan

In September 2006, the Company adopted the 2006 Stock Plan (“2006 Plan”) under which it could grant various forms of incentive compensation at the discretion of the board of directors to its employees, directors, and consultants. The 2006 Plan was terminated in May 2015. Accordingly, no shares are available for future issuance under the 2006 Plan. The 2006 Plan continues to govern outstanding equity awards granted thereunder.

2015 Equity Incentive Plan

As of January 31, 2018, the Company was authorized to grant up to 12,682,833 shares of common stock, respectively, to employees, directors, and consultants pursuant to incentive and non-statutory stock options under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). Options issued to new employees under the 2015 Plan generally are exercisable for periods not to exceed ten years and generally vest over four years with 25% vesting after one year and with the remainder vesting monthly thereafter in equal installments. Options issued to existing employees generally vest ratably on a monthly basis over four years. As of January 31, 2018, 60,787 shares were reserved and available for future issuance under the 2015 Plan.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The exercise price of incentive stock options may not be less than the fair value of the Company’s common stock at the date of grant. The exercise price of incentive stock options granted to individuals that own greater than 10% of the Company’s voting stock may not be less than 110% of the fair value of the Company’s common stock at the date of grant.

The following table summarizes stock option activity for the year ended January 31, 2018:

	Shares Subject To Outstanding Stock Options	Weighted Average Exercise Price	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance as of January 31, 2017	11,870,007	$2.83	7.77	$5,754,510
Granted	6,296,217	4.52	—
Exercised	(1,903,373)	2.34	—	12,619,363
Forfeited	(861,413)	3.40	—

Balance as of January 31, 2018	15,401,438	3.56	7.91	83,321,780

Exercisable as of January 31, 2018	7,010,893	2.87	6.87	42,766,447
Vested and expected to vest as of January 31, 2018	13,524,463	3.48	7.80	74,249,301

The weighted average grant date fair value of options granted during the fiscal years ended January 31, 2016, 2017, and 2018 was $1.60, $1.38, and $2.29 respectively. The aggregate intrinsic value of options exercised during the fiscal years ended January 31, 2016, 2017, and 2018 was $1.6 million, $1.2 million, and $12.6 million, respectively.

Options Subject to Early Exercise

At the discretion of the Board of Directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at the lower of their original exercise price or then current fair market value in the event of an employee’s termination prior to vesting. The consideration received for an exercise of an unvested option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The liabilities are reclassified into equity as the awards vest. As of January 31, 2016, 2017, and 2018, the Company had $1.2 million, $0.5 million, and $0.7 million, respectively, recorded in accrued expenses and other current liabilities, and other long-term liabilities, related to early exercises of options to acquire 502,132, 185,555, and 163,329 shares of common stock, respectively.

Common Stock Warrants

In connection with a bridge loan provided by the Series A preferred stock investors in 2006, the Company granted the investors detachable warrants to purchase 263,196 shares of common stock at an exercise price of $0.02 per share. The bridge loan was fully repaid upon the closing of the Series A preferred stock financing. These warrants were fully vested on the date of grant. As of January 31, 2017, all warrants have been exercised, with 125,328 being exercised in the fiscal year ended January 31, 2017 and 137,868 had been exercised in prior fiscal years.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock and RSU Activity

The following table summarizes the activity related to the Company’s restricted stock and RSUs for the year ended January 31, 2018. There were no shares of restricted stock or RSUs outstanding as of January 31, 2016 and 2017.

	Shares	Weighted- Average Grant Date Fair Value (Per Share)
Awarded and unvested as of January 31, 2017	—	$—
Granted	3,688,707	5.36
Exercised / Released	(629,445)	5.36
Forfeited	(22,205)	5.54

Awarded and unvested as of January 31, 2018	3,037,057	$5.36

Stock-Based Compensation Expense

Stock-based compensation expense was recorded in the following cost and expense categories in the Company’s consolidated statements of comprehensive loss (in thousands):

	Fiscal Year Ended January 31,
	2016	2017	2018
Cost of Revenue
Subscription	$235	$326	$747
Professional services	566	583	2,121
Research and development	827	1,126	2,292
Sales and marketing	1,536	1,577	2,717
General and administrative	497	771	1,113

Total stock-based compensation expense	$3,661	$4,383	$8,990

As of January 31, 2018, the aggregate stock-based compensation remaining to be amortized to expense was $24.0 million. The Company expects this stock-based compensation balance to be amortized over a weighted average term of 2.71 years.

(13) Commitments and Contingencies

(a) Leases

The Company periodically leases facilities and equipment under noncancelable capital and operating leases. The terms of the lease agreements may provide for rental payments on a graduated basis, and accordingly, the Company recognizes related rent expense on a straight-line basis over the entire lease term, and has accrued for rent expense incurred but not paid.

The Company has capital lease agreements with a lender to purchase data center equipment and related software. The lease agreements provide the Company the ability to finance its equipment purchases over an extended period of time. At the end of the term, the Company must return the equipment to the lender. In some cases, the Company has the ability to purchase the equipment at its then current fair market value. In connection with the equipment financing

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreement, the Company’s bank issued letters of credit of $4.4 million as of January 31, 2018, classified as restricted cash on its balance sheet. Property and equipment purchased under capital lease agreements was $4.7 million, $6.0 million, and $7.4 million as of January 31, 2016, 2017, and 2018, respectively. Accumulated depreciation for these assets was $1.6 million, $3.4 million, and $5.6 million as of January 31, 2016, 2017, and 2018, respectively.

As of January 31, 2018, the Company had operating leases for its offices in the United States in Atlanta, Georgia, Boston, Massachusetts, San Jose, California, San Mateo, California and San Francisco, California and internationally in Beijing, China, Chennai, India, Sydney, Australia, and Tokyo, Japan. The Company also had operating leases for facilities related to its U.S. data centers in Las Vegas, Nevada and Santa Clara, California. The initial lease term for these facilities ranged from three to seven years and includes approximately 96,000 square feet of space. In connection with these leased facilities, the Company’s bank issued irrevocable letters of credit on the leases of $0.8 million as of January 31, 2018, classified as restricted cash on the Company’s consolidated balance sheet.

Certain facility lease agreements contain allowances, rent holidays, and escalation provisions. For these leases, the Company recognizes the related rental expense on a straight-line basis over the lease period of the facility and records the difference between amounts charged to operations and amounts paid as deferred rent. Deferred rent was $0.9 million, $0.6 million, and $1.0 million as of January 31, 2016, 2017, and 2018, respectively, and is included in accrued expenses and other current liabilities and other liabilities, noncurrent in the consolidated balance sheets. Rent expense was $4.8 million, $5.7 million, and $6.0 million for the fiscal years ended January 31, 2016, 2017, and 2018, respectively.

As of January 31, 2018, the future minimum lease payments under capital and operating leases by fiscal year were as follows (in thousands):

	Capital Leases	Operating Leases
2019	$1,086	$4,832
2020	323	3,194
2021	2	1,502
2022	—	1,395
2023	—	1,075
Thereafter	—	—

Total minimum lease payments	$1,411	$11,998

Less amount representing interest	(21)

Present value of net minimum capital lease payments	1,390
Less current installments of obligations under capital leases	(324)

Obligations under capital leases, excluding current installments	$1,066

(b) Legal Matters

From time to time, the Company may be involved in lawsuits, claims, investigations, and proceedings, consisting of intellectual property, commercial, employment, and other matters, which arise in the ordinary course of business. In accordance with ASC 450, Contingencies, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is not currently a party to any material legal proceedings or claims, nor is the Company aware of any pending or threatened litigation or claims that could have a material adverse effect on its business, operating results, cash flows, or financial condition. The Company has determined that the existence of a material loss is neither probable nor reasonably possible.

(c) Other Contractual Obligations

The Company has a contractual obligation to pay $12.6 million in connection with the acquisition of Leeyo by May 2018. The Company also has a contractual obligation to purchase $4.8 million in web hosting services from one of its vendors by September 30, 2018.

(14) Net Loss Per Share Attributable to Common Stockholders

The Company computes net loss per share of common stock in conformity with the two-class method required for participating securities. The Company considers all series of convertible preferred stock to be participating securities as the holders of the convertible preferred stock are entitled to receive a non-cumulative dividend on a pari passu basis in the event that a dividend is paid on the common stock. The holders of the convertible preferred stock do not have a contractual obligation to share in the Company’s losses. As such, the Company’s net losses for the fiscal years ended January 31, 2016, 2017, and 2018 were not allocated to these participating securities.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Options subject to early exercise that are exercised prior to vesting are excluded from the computation of weighted-average number of shares of common stock outstanding until such shares have vested. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including common stock issuable upon conversion of the convertible preferred stock, outstanding stock options, warrants, restricted stock, and RSUs to the extent they are dilutive.

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for periods presented (in thousands, except per share data):

	Fiscal Year Ended January 31,
	2016	2017	2018
Numerator:
Net loss	$(48,207)	$(39,098)	$(47,155)
Denominator:
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	22,497	23,891	26,563

Net loss per share attributable to common stockholders, basic and diluted	$(2.14)	$(1.64)	$(1.78)

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been anti-dilutive. Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows (in thousands):

	As of January 31,
	2016	2017	2018
Convertible preferred stock	61,984	61,984	61,984
Shares subject to outstanding common stock options, RSUs, restricted stock and warrants	11,503	11,870	18,438

	73,487	73,854	80,422

Consolidated Pro Forma Net Loss per Share

Subject to the satisfaction of certain conditions, immediately prior to the completion of the IPO, all of outstanding shares of convertible preferred stock will convert into 61,983,995 shares of common stock. Unaudited pro forma net loss per share for the fiscal year ended January 31, 2018 has been computed to give effect to the automatic conversion of all outstanding convertible preferred stock (using the as-if-converted method) into common stock as of the beginning of the period.

The following table presents the calculation of pro forma basic and diluted net loss per share (in thousands, except per share data):

Fiscal Year Ended January 31, 2018
(unaudited)

Net loss / Pro forma net loss	$(47,155)
Shares:
Weighted-average shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	26,563
Pro forma adjustment to reflect conversion of convertible preferred stock to occur in connection with the IPO	61,984

Weighted-average shares outstanding used in computing pro forma net loss per share, basic and diluted	88,547

Pro forma net loss per share, basic and diluted	$(0.53)

(15) Related Party Transactions

Certain members of the Company’s Board of Directors serve or are closely affiliated with people who serve on the board of directors of companies that are customers or vendors of Zuora. Certain of the Company’s executive officers also serve on the board of directors of companies that are customers or vendors of the Company. Related party transactions were not material as of and for the fiscal years ended January 31, 2016, 2017, and 2018.

In November 2017, two of the Company’s employees filed 83(b) elections with the IRS to treat their unvested restricted common stock as taxable in the current year. The Company agreed to pay the $1.3 million of taxes owed in exchange for full-recourse promissory notes from the employees. The notes are secured by 1.1 million shares of restricted common stock. The notes accrue interest at a rate

ZUORA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of 1.85% and will become payable in full, including interest, upon the earlier of: (i) a change in control, (ii) nine months following an initial public offering of the Company’s common stock, or (iii) October 9, 2026. Consistent with ASC 505-10-45, the notes receivable balance is presented as a deduction from stockholders’ equity. This is also consistent with Rule 5-02.30 Regulation S-X of the Code of Federal Regulations. No principal or interest payments were made on the notes during fiscal year 2018.

(16) Subsequent Events

For its consolidated financial statements as of January 31, 2017 and 2018, and for each of the three fiscal years in the period ended January 31, 2018, the Company has evaluated the effects of subsequent events through March 16, 2018, the date the consolidated financial statements were issued and through April 2, 2018, which is the date these consolidated financial statements were available for reissuance.

(a) Increase in Shares Under 2015 Plan

In March 2018, the Company increased the number of shares available for issuance under the 2015 Plan by 6,950,000 shares and granted options to purchase 3,549,762 shares of common stock, with an exercise price of $7.94 per share, to its employees that vest over approximately four years under the 2015 Plan. The grant date fair value of these stock options, net of estimated forfeitures, was approximately $13.9 million, which the Company expects to expense ratably over the four-year service period on a monthly basis.

(b) Reverse Stock Split

On March 21, 2018, the Company effected a 2-for-1 reverse stock split of its outstanding common stock, preferred stock, stock options, and RSUs. All share and per share amounts for all periods presented in these consolidated financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect this reverse stock split.

Independent Auditors’ Report

The Board of Directors

Leeyo Software, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Leeyo Software, Inc. and its subsidiary, which comprise the consolidated balance sheet as of December 31, 2016 and the related consolidated statement of comprehensive loss, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Leeyo Software, Inc. and its subsidiary as of December 31, 2016 and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, CA

December 22, 2017

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(In thousands, except for shares and per share amounts)

	December 31,	March 31,
	2016	2017
		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,014	$3,858
Accounts receivable	6,368	7,103
Prepaid expenses and other current assets	420	395
Related party advances	64	64

Total current assets	8,866	11,420
Property and equipment, net	304	253
Other non-current assets	168	174

TOTAL ASSETS	$9,338	$11,847

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,661	$1,730
Accrued expenses	2,565	2,781
Capital lease obligations	61	31
Deferred revenue	10,792	10,588

Total current liabilities	15,079	15,130
LONG-TERM LIABILITIES:
Long term deferred revenue	845	1,219

TOTAL LIABILITIES	15,924	16,349

Commitments and contingencies (Note 6)

STOCKHOLDERS’ DEFICIT:
Preferred Stock, $0.001 par value; 30,000,000 shares authorized, issued, and outstanding as of December 31, 2016 and March 31, 2017; with an aggregate liquidation preference of $9.9 million	—	—
Common Stock, $0.001 par value; 40,000,000 shares authorized; 243,263 issued and outstanding as of December 31, 2016 and March 31, 2017	—	—
Additional paid-in capital	531	531
Accumulated other comprehensive loss	(40)	(41)
Accumulated deficit	(7,077)	(4,992)

TOTAL STOCKHOLDERS’ DEFICIT	(6,586)	(4,502)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$9,338	$11,847

See accompanying notes to consolidated financial statements.

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Consolidated Statements of Operations and Comprehensive Loss

(In thousands)

	Year Ended December 31, 2016	Three Months Ended March 31,
		2016	2017
		(unaudited)
Revenues:
Subscription and support	$7,641	$1,477	$2,808
Professional services	10,241	2,148	5,312
License	—	—	1,066

Total revenues	17,882	3,625	9,186

Cost of revenues:
Cost of subscription and support	1,970	341	679
Cost of professional services	10,298	2,253	3,671

Total cost of revenues	12,268	2,594	4,350

Gross profit	5,614	1,031	4,836

Operating expenses:
Research and development	3,964	832	1,212
Sales and marketing	5,117	1,184	1,079
General and administrative	2,032	423	479

Total operating expenses	11,113	2,439	2,770

Operating income (loss)	(5,499)	(1,408)	2,066
Other income (expense):
Other income	137	—	22
Interest expense	(17)	(5)	(3)

Profit (loss) from operations before income taxes	(5,379)	(1,413)	2,085
Income tax expense	(64)	(4)	—

Net profit (loss)	(5,443)	(1,417)	2,085
Foreign currency translation adjustment	(24)	(5)	(1)

Comprehensive income (loss)	$(5,467)	$(1,422)	$2,084

See accompanying notes to consolidated financial statements.

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Consolidated Statement of Stockholders’ Deficit

December 31, 2016

(In thousands, except share data)

	Series A Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — December 31, 2015	30,000,000	$—	156,585	$—	$343	$(16)	$(1,634)	$(1,307)
Issuance of common stock upon exercise of stock options	—	—	86,678	—	14	—	—	14
Equity-based compensation expense	—	—	—	—	174	—	—	174
Other comprehensive loss, net of tax	—	—	—	—	—	(24)	—	(24)
Net loss	—	—	—	—	—	—	(5,443)	(5,443)

Balance — December 31, 2016	30,000,000	$—	243,263	$—	$531	$(40)	$(7,077)	$(6,586)

See accompanying notes to consolidated financial statements.

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31, 2016	Three Months Ended March 31,
		2016	2017
		(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,443)	$(1,417)	$2,085
Adjustments to reconcile net loss to net cash used in by operating activities:
Depreciation and amortization of property and equipment	191	42	77
Gain on disposal of property and equipment		—	(23)
Equity-based compensation	174	43	—
Changes in operating assets and liabilities:
Accounts receivable	(1,269)	2,066	(735)
Related party advances	(1)	—	—
Prepaid and other current assets	(170)	(42)	19
Accounts payable	669	225	69
Accrued expenses and other liabilities	1,364	(20)	216
Deferred revenue	5,164	343	170

Net cash provided by continuing operating activities	679	1,240	1,878

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(117)	(41)	(38)
Sale of property and equipment	—	—	35

Net cash used in continued investing activities	(117)	(41)	(3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(118)	(28)	(30)
Proceeds from exercise of stock options and purchase of shares in equity incentive plan	14	—	—

Net cash used in continued financing activities	(104)	(28)	(30)

Effect of exchange rate fluctuations on cash and cash equivalents	(24)	(5)	(1)
Net increase in cash and cash equivalents	434	1,166	1,844
Cash and cash equivalents — beginning of period	1,580	1,580	2,014

Cash and cash equivalents — end of period	$2,014	$2,746	$3,858

SUPPLEMENTAL DISCLOSURES OF CASH PAID FOR:
Interest	$17	$5	$3

Income taxes	$32	$4	$—

NON-CASH INVESTING ACTIVITIES:
Purchase of property and equipment in accrued liabilities and accounts payable	$14	$—	$—

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1) Summary of Business

Leeyo Software, Inc. and its wholly owned subsidiary Leeyo Software Private Ltd. (collectively, the “Company”) provide a revenue recognition automation software, RevPro. Delivered primarily under a Software-As-A-Service (“SaaS”) business model, RevPro is delivered under a subscription business model. The software automates and manages most processes facing a revenue team, integrating with the quote-to-cash processes of any ERP system to deliver unparalleled visibility, functionality and configurability to the revenue recognition and reporting process. The Company’s headquarters are located in San Jose, California. The Company conducts its business worldwide, with an international location in India.

(2) Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated.

The unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. In the opinion of the Company, the unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information required to be set forth therein. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include allowances for doubtful accounts, deferred tax assets, the useful lives of property and equipment, income tax uncertainties, and other contingencies. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates.

Functional Currency

The currency of the primary economic environment in which the operations of the Company and its subsidiary are conducted is the United States dollar.

Concentrations of Credit Risk and Significant Clients and Suppliers

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Company deposits its cash primarily with one financial institution, and accordingly, such deposits regularly exceed federally insured limits.

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the year ended December 31, 2016, and three months ended March 31, 2016 (unaudited), and 2017 (unaudited), customers A and B accounted for more than 10% of the Company’s revenue, respectively. As of December 31, 2016, no customer accounted for more than 10% of the Company’s accounts receivable. As of March 31, 2016 (unaudited) and 2017 (unaudited), customers C and D accounted for more than 10% of the Company’s accounts receivable, respectively. The Company’s revenue is predominantly generated from customers located in the United States of America. The majority of the Company’s assets are located in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original or remaining maturities of three months or less on the purchase date to be cash equivalents. Cash and cash equivalents are recorded at fair value and consist primarily of bank deposits.

Accounts Receivable

The Company’s accounts receivable consists of client obligations due under normal trade terms, and are reported at the principal amount outstanding, net of the allowance for doubtful accounts. As of December 31, 2016 and March 31, 2017 (unaudited), there was not an allowance for doubtful accounts, as all outstanding accounts receivable balances were deemed collectible.

Property and Equipment, Net

Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of their remaining related lease term or estimated useful life. When assets are retired, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses in the accompanying consolidated statement of operations and comprehensive loss. Costs of repairs and maintenance are expensed as incurred.

Estimated Useful Life (years)
Computer equipment	3
Software	3
Furniture and fixtures	5
Leasehold improvements	5
Vehicles	8

Impairment Assessment of Long-Lived Assets

The carrying amounts of long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future undiscounted net cash flows the asset is expected to generate over its remaining life. If the asset is determined to be impaired, the amount of any impairment recognized is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. There were no impairments recognized for the year ended December 31, 2016 or three months ended March 31, 2016 (unaudited) and 2017 (unaudited).

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Revenue Recognition and Deferred Revenue

The Company generates revenue from four sources: (1) subscription and support, (2) professional services, (3) time-based licenses, and (4) perpetual licenses and associated maintenance for those licenses. Subscription and support revenue includes platform fees from customers accessing the on-demand application. Subscription and support revenue is recognized on a ratable basis over the related subscription period beginning on the date the customer is first given access to the system (i.e., provision date). Professional services include fees from consultation services to support the business process mapping, configuration, data migration, integration, and training. The Company recognizes professional services revenue once the revenue recognition criteria have been met based on a proportional performance method for fixed price engagements or as the service is being provided for time and material based contracts. For time-based licenses sold with deployment professional services, the deployment professional services are recognized ratably over the term of the time-based license.

License revenue is comprised primarily of software licenses sold on a perpetual or on a term basis that are installed and run on computers on the premises of the customer, or in a hosted facility controlled by the customer. The Company recognizes term-based license revenue on a ratable basis over the related term license period beginning upon delivery of the software once the revenue recognition criteria have been met. The Company recognizes perpetual license revenue upon the delivery of the software once the revenue recognition criteria have been met. Maintenance (Post-contract Customer Support (“PCS”)) for perpetual licenses provides customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Maintenance revenue is recognized ratably over the maintenance term.

Term-based license revenue and maintenance (PCS) are included in subscription and support revenue in the Company’s consolidated statement of operations and comprehensive loss. Perpetual license revenue was inconsequential for fiscal 2016 and included in subscription and support revenue in the Company’s consolidated statement of operations and comprehensive loss.

The Company’s total deferred revenue balance as of December 31, 2016 and March 31, 2017 (unaudited) is primarily comprised of subscription fees, deferred time-based license fees, as well as deferred balances associated with the support and maintenance fees on its perpetual licenses, which are recognized ratably over the support period.

Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

Subscription and support agreements generally have terms ranging from 12 to 36 months. The professional services component of the arrangements is normally delivered within the first 6-12 months after contract signing.

The Company commences revenue recognition when all of the following conditions are met:

•	There is persuasive evidence of an arrangement

•	The service is being provided to the customer

•	The collection of the fees is probable

•	The amount of fees to be paid by the customer is fixed or determinable

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Subscription and support-based arrangements are governed by ASC 605, Revenue Recognition. Revenue from new customer acquisition is often generated under sales agreements with multiple elements, comprised of subscription and support fees from customers accessing its on-demand application suite and professional services associated with consultation services. The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements, to its multiple-element arrangements. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has stand-alone value and delivery of the undelivered element is probable and within the Company’s control. Subscriptions have stand-alone value because they are routinely sold separately by the Company. Professional services have stand-alone value because the Company has sold professional services separately and there are several third-party vendors that routinely contract directly with the customer and provide these services to the customer on a stand-alone basis.

In accordance with ASU 2009-13, the Company allocates revenue to each element in an arrangement based on a selling price hierarchy. The selling price for an element is based on its vendor-specific objective evidence (“VSOE”), if available; third-party evidence (“TPE”) if VSOE is not available; or its best estimated selling price (“BESP”) if neither VSOE nor TPE is available. The Company has established BESP for subscription and professional services elements of its arrangements based on prices at which such elements are sold by the Company in stand-alone arrangements. The consideration allocated to subscription and support is recognized as revenue over the noncancelable contract period on a straight-line basis beginning on the date the customer is first given access to the system (i.e., provision date). The consideration allocated to professional services is recognized as revenue once the revenue recognition criteria have been met based on a proportional performance method for fixed price engagements or as the service is being provided for time and material based contracts.

Perpetual and term based license revenue is governed by ASC 985-605, Software – Revenue Recognition. The vast majority of the Company’s perpetual and term based license arrangements include software license updates and product support contracts, which are entered into at the customer’s option. Software license updates provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support includes internet access to technical content, as well as internet and telephone access to technical support personnel. Perpetual license updates and product support contracts are generally priced as a percentage of the net new software licenses fees and are generally invoiced in full at the beginning of the maintenance term.

The Company often enters into arrangements with customers that purchase perpetual licenses, software support and software related services at the same time, or within close proximity of one another (referred to as software related multiple-element arrangements). Such perpetual license related multiple-element arrangements include the sale of the Company’s software products, software license updates and product support contracts and other software related services whereby perpetual license delivery is followed by the subsequent or contemporaneous delivery of the other elements. For those software related multiple-element arrangements, the Company applies the residual method to determine the amount of new perpetual license revenues to be recognized pursuant to ASC 985-605. Under the residual method, if fair value exists for undelivered elements in a multiple-element arrangement, such fair value of the undelivered elements is deferred with the remaining portion of the arrangement consideration generally recognized upon delivery of the perpetual license. The Company

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

allocates the fair value of each element of a perpetual license multiple-element arrangement based upon its fair value as determined by our vendor-specific objective evidence (VSOE), with any remaining amount allocated to the perpetual license.

For term based license arrangements, the Company sells the software license, deployment professional services, maintenance, and support as a bundle and recognizes the contracted amount ratably over the term of the arrangement. The Company is not able to establish VSOE for the maintenance and support for those licenses as those elements are not sold separately.

Sales and other taxes collected from customers to be remitted to government authorities are reported on a net basis and, therefore, excluded from revenue.

The Company classifies reimbursements received from clients for out-of-pocket expenses as professional services revenue as incurred.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s cloud-based application suite, providing customer support, data communications, salaries, benefits, and stock-based compensation of technical operations, support, and professional services personnel; consulting fees from external consultants performing deployment services; allocated overhead, and property and equipment depreciation.

Research and Development

Research and development costs are expensed as incurred, and consist primarily of personnel costs including salaries, benefits, and stock-based compensation, costs for the development of new software products and substantial enhancements to existing software products.

Advertising Expense

Advertising costs are expensed as incurred. For the year ended December 31, 2016 and the three months ended March 31, 2016 (unaudited) and 2017 (unaudited), advertising expense was approximately $0.4 million, $24,000, and $0.1 million, respectively.

Income Taxes

The Company uses the asset-and-liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax basis of assets and liabilities and net operating loss and credit carryforwards, using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established or adjusted when necessary to reduce deferred tax assets to amounts expected to be realized.

The Company utilizes a two-step approach to evaluate tax positions. Recognition, step one, requires evaluation of the tax position to determine if based solely on technical merits it is more likely than not (“MLTN”) to be sustained upon examination. The MLTN standard is met when the likelihood of occurrence is greater than 50%. Measurement, step two, is addressed only if step one is satisfied. In

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, which is MLTN to be realized upon ultimate settlement with tax authorities. If a position does not meet the MLTN threshold for recognition in step one, no benefit is recorded until the first subsequent period in which the MLTN standard is met, the issue is resolved with the tax authority, or the statute of limitation expires. Positions previously recognized are derecognized when the Company subsequently determines that the position no longer is MLTN to be sustained.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net profit (loss) and other gains and losses affecting equity that under U.S. GAAP are excluded from net profit (loss). For the Company, such items consist of foreign currency translation adjustments.

Equity-Based Compensation

The Company measures its equity-based awards made to employees based on the estimated fair value of the awards as of the grant date using the Black-Scholes option-pricing model. Equity-based compensation expense is recognized over the requisite service period using the straight-line method and is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred. No liabilities for loss contingencies were accrued as of December 31, 2016 or March 31, 2017 (unaudited).

Recent Accounting Pronouncements

ASU 2016-09 Stock Compensation – Improvements to Employee Share-Based Payment Accounting

In March 2016, the FASB issued Accounting Standards Update (ASU) 2016-09 (“ASU 2016-09”), Improvements to Employee Share Based Payment Accounting, simplifying several aspects of the accounting for employee share based payment transactions, including the income tax consequences, accounting for forfeitures, and classification of excess tax benefits on the Company’s consolidated statement of cash flows. The standard is effective for the Company for its fiscal year beginning on January 1, 2018; however, early adoption is permitted. The Company is currently evaluating the overall impact ASU 2016-09 will have on the consolidated financial statements and has decided not to early adopt.

ASU 2016-02 Leases (Topic 842)

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), on lease accounting. Among its provisions, the standard requires lessees to recognize right of use assets and lease liabilities on the balance sheets for operating leases, and also requires additional qualitative and

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

quantitative disclosures about lease arrangements. The standard is effective for the Company for its fiscal year beginning on January 1, 2020 and will be applied on a modified retrospective basis, with the option to elect certain practical expedients. Early adoption is permitted. The Company is evaluating the impact ASU 2016-02 will have on the consolidated financial statements and has decided not to early adopt.

ASU 2015-11 Income Taxes (Topic 740)

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. The standard is effective for the Company for its fiscal year beginning on January 1, 2018. Early adoption is permitted. The Company is evaluating the impact ASU 2015-17 will have on the consolidated financial statements and has decided not to early adopt.

ASU 2014-09 Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The new standard provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also requires significantly expanded disclosures about revenue recognition. The FASB subsequently delayed the effective date of the standard by one year and as a result, the standard is now effective for the Company for fiscal year beginning on January 1, 2019 using either of two methods: (i) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within the guidance; or (ii) retrospective with the cumulative effect of initially applying the guidance recognized at the date of initial application and providing certain additional disclosures as defined per the guidance. Early adoption as of the original effective date is permitted. The Company has not yet selected a transition method nor has it determined the effect of this standard on the consolidated financial statements.

In April 2016 and May 2016, the FASB issued guidance which amends certain other aspects of the ASU 2014-09. The amendments include the identification of performance obligations and the licensing implementation guidance (ASU 2016-10) and the collectability of revenue, presentation of sales tax and other similar taxes collected from customers, contracts containing noncash considerations, and contract modifications and completed contracts at transition (ASU 2016-12). In December 2016, the FASB amended ASU 2014-09 to make minor corrections and minor improvements to the guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost. The effective date and transition provisions in these amendments are aligned with the requirements of ASU 2014-09.

ASU 2016-08 Revenue from Contracts with Customers – Principal versus Agent

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers – Principal versus Agent Considerations Reporting (“ASU 2016-08”). The core principle of the guidance in Revenue from Contracts with Customers in ASU 2014-09 is not changed by the amendments in ASU 2016-08. The amendments clarify the implementation guidance on principal versus agent considerations. Per ASU 2016-08, when another party is involved in providing goods or services to a customer, an entity is required to determine whether the nature of its promise is to provide the specified good or service itself (principal) or to arrange for that good or service to be provided by the other party (agent). When an entity that is a principal satisfies a performance obligation, the entity

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

recognizes revenue in the gross amount of consideration to which it expects to be entitled in exchange for the specified good or service transferred to the customer. When an entity that is an agent satisfies a performance obligation, the entity recognizes revenue in the amount of any fee or commission to which it expects to be entitled. The effective date and transition requirements for ASU 2016-08 are the same as the effective date and transition requirements for ASU 2014-09. The Company is in the process of selecting a transition method and determining the effect of this guidance on its consolidated financial statements.

ASU 2014-15 Presentation of Financial Statements – Going Concern

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (“ASU 2014-15”), which provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The adoption of ASU 2014-15 during the year ended December 31, 2016 did not impact the Company’s consolidated financial statements.

ASU 2016-13 Financial Statements – Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”). Under this guidance, a company will be required to use a new forward-looking “expected loss” model for trade and other receivables that generally will result in the earlier recognition of allowances for losses. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and requires a modified-retrospective approach to adoption. Early adoption is permitted in fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is evaluating the potential effects the adoption of this standard will have on its consolidated financial statements. The Company has decided not to early adopt.

ASU 2016-15 Statement of Cash Flows (adoption Topic 230): Classification of Certain Cash Receipts and Cash Payments

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The areas affected by ASU 2016-15 are debt prepayment and debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies), distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows and application of the predominance principle. Specifically, under this guidance, cash payments for debt prepayment or debt extinguishment costs will be classified as cash outflows for financing activities. The amendments in ASU 2016-15 are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in ASU 2016-15 will be applied using a retrospective transition method to each period presented. The adoption of ASU 2016-15 is not expected to materially impact the Company’s consolidated financial statements. The Company has decided not to early adopt.

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(3) Balance Sheet Detail

Property and Equipment, Net

Property and equipment consisted of the following (in thousands) as of:

	December 31,	March 31,
	2016	2017
		(unaudited)
Computer and office equipment	$378	$408
Software	400	415
Furniture and fixtures	281	266
Leasehold improvements	45	45
Vehicles	24	25

	1,128	1,159
Less accumulated depreciation and amortization	(824)	(906)

Total property and equipment, net	$304	$253

Depreciation and amortization expense totaled $0.2 million, $42,000, and $0.1 million for the year ended December 31, 2016 and three months ended March 31, 2016 (unaudited) and 2017 (unaudited), respectively, and is included in operating expenses and cost of revenue in the accompanying consolidated statement of operations and comprehensive loss.

Prepaid expenses and other current assets consisted of the following (in thousands) as of:

	December 31,	March 31,
	2016	2017
		(unaudited)
Prepaid insurance	$164	$180
Prepaid rent	25	25
Unbilled reimbursable expenses	19	11
Other prepaid expenses	212	179

Total prepaid expenses and other current assets	$420	$395

Accrued Expenses

Accrued expenses consisted of the following (in thousands) as of:

	December 31,	March 31,
	2016	2017
		(unaudited)
Accrued commissions	$745	$402
Accrued professional services	690	1,128
Accrued bonus	481	555
Accrued vacation	316	384
Deferred rent	56	53
Other accrued compensation costs	62	109
Accrued sales tax	26	23
Other accrued expenses	189	127

Total accrued expenses	$2,565	$2,781

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(4) Stockholders’ Equity

Preferred Stock

Conversion Rights

Holders of Preferred Stock have a right to convert to common stock at any time. The number of converted shares is determined by dividing the original issue price by the applicable conversion price. The initial conversion price is the original issue price of $0.33 per share, at a conversion rate of 1-for-1, but is subject to adjustment for certain dilutive issuances, splits and combinations.

Each share of preferred stock shall automatically be converted into fully paid, nonassessable shares of common stock at the then effective Conversion Rate specified for such shares of preferred stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock, provided that the aggregate gross proceeds to the Company are in excess of $20.0 million or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the preferred stock then outstanding, or, if later, the effective date for conversion specified in any such request.

As of December 31, 2016 and March 31, 2017 (unaudited), the Company has reserved sufficient shares of common stock for issuance upon conversion of the preferred stock.

Asset Transfer or Acquisition Rights

In the event the Company is a part to an acquisition or asset transfer, defined as either (i) any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, other than any such consolidation, merger, or reorganization in which the stockholders of the Company immediately prior to such event hold at least a majority of the voting power of the surviving entity, (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that an acquisition shall not include any transaction or series of transactions principally for the bona fide equity financing purposes in which (a) all of the cash is received by the Company or (b) a portion of such equity financing is used directly or indirectly, to redeem or otherwise repurchase capital stock of the Company, provided that, in such case, the holders of a majority of preferred stock have elected to participate in such redemption or repurchase, or (iii) a sale, lease, or exclusive license or other disposition of all or substantially all of the assets of the Company, the holders of preferred stock shall be entitled to receive the greater of (i) the amount of cash, securities, or other property to which such holder would be entitled to receive in a liquidation event or (ii) the amount of cash, securities, or other property to which such holder would be entitled to receive in a liquidation event with respect to such shares if such shares had been converted to common stock immediately prior to such acquisition of asset transfer.

Dividends

The preferred stock does not have any dividend rights.

Liquidation Preference

In the event of any liquidation (includes a change in control), dissolution, or winding up of the Company, either voluntary or involuntary, each stockholder of preferred stock shall be entitled to

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount per share up to the original issue price of $0.33, in addition to all declared but unpaid dividends. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed. After the distributions described above have been paid in full, the remaining assets of the Company shall be distributed ratably among the holders of preferred stock and common stock with the shares of preferred stock being treated as if they had been converted to shares of common stock at the applicable conversion rate stock in proportion to the full preferential amounts that they would be entitled to receive.

Voting Rights

Each holder of preferred stock shall be entitled to a number of votes equal to 10 multiplied by the number of shares of common stock into which such holder’s shares of preferred stock could then be converted and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the common stock.

In addition the vote or written consent of the holders of a majority of the outstanding preferred stock shall be necessary for effecting or validating the following actions; (i) any amendment, alteration, or appeal of the Certificate of Incorporation or the Bylaws of the Company, (ii) any increase or decrease in the authorized number of shares of common and preferred stock, (iii) any authorization or designation of any new class or series of stock or any other securities convertible into equity securities of the Company, (iv) any redemption, repurchase, payment or declaration of dividend, (v) acquisitions of common stock, and (vi) any agreement by the Company of its stockholders regarding an asset transfer or acquisition.

Redemption

The preferred stock is not redeemable at the option of the holder.

Common Stock

As of December 31, 2016 and March 31, 2017 (unaudited), there were 243,263 shares of the Company’s stock issued and outstanding. The Company has authorized 40,000,000 shares of common stock at a par value of $0.001 per share.

(5) Equity Based Compensation

2012 Equity Incentive Plan

In January 2012, the Company adopted the 2012 Equity Incentive Plan (the “2012 Plan”) under which employees, directors, and consultants may be granted various forms of incentive compensation at the discretion of the Board of Directors. The maximum number of shares of common stock that may be issued under the Company’s 2012 Plan is 10,000,000, inclusive of an authorized increase of 5,000,000 shares of common stock to be reserved for issuance under the 2012 Plan by the Board of Directors in 2016. The 2012 plan expires in January 2022.

The Company allows employees the opportunity to early exercise their stock options prior to vesting. The Company has the right to repurchase unvested shares upon termination of employment at the lower of the fair market value on the termination date and the original exercise price per share. As of December 31, 2016 and March 31, 2017 (unaudited), there were no early exercises.

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Pursuant to the 2012 Stock Plan the Company’s Board of Directors may grant incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock unit awards to employees, consultants and directors. The exercise price of options granted under the 2012 Stock Plan must at least be equal to the fair value of the Company’s common stock on the date of grant, except that with respect to any participant with incentive stock options who, at the time of the grant of such option, owns stock representing more than 10% of the voting power of all classes of outstanding stock of the Company, the per share exercise price shall be no less than 110% of the fair value per share on the date of grant.

The vesting term of stock options is determined by the Board of Directors. However, in the case of an incentive stock option granted to an employee, who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of outstanding stock of the Company, the vesting term of the incentive stock option shall be five years from the date of grant thereof or such shorter term as determined by the Board of Directors.

The contractual life for each option granted is 10 years from the grant date.

Summary of Stock Option Activity

The Company’s stock option activity is as follows:

		Options Outstanding
	Options Available	Number of Options	Weighted- Average Exercise Price Per Option	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
					(in thousands)
Balance—December 31, 2015	739,673	4,103,742	$0.25	7.35	$905
Authorized	5,000,000	—	—	—	—
Granted	(2,264,280)	2,264,280	0.40	—	154
Exercised	—	(86,678)	0.16	—	27
Forfeited	955,782	(955,782)	0.22	—	—

Balance—December 31, 2016	4,431,175	5,325,562	0.32	7.46	789

Granted	(130,000)	130,000	0.47	—	—

Forfeited	15,484	(15,484)	0.34	—	13

Balance—March 31, 2017	4,316,659	5,440,078	0.33	7.28	787

Options vested and exercisable—December 31, 2016		2,735,623	0.27	6.92	549

Options vested and expected to vest—December 31, 2016		5,325,562	0.32	7.46	789

Options vested and exercisable—March 31, 2017		3,004,477	0.28	7.01	564

Options vested and expected to vest—March 31, 2017		5,440,078	0.33	7.28	787

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The weighted average grant date fair value of stock options granted during the year ended December 31, 2016 and during the three months ended March 31, 2017 (unaudited) was $0.17 and $0.20, respectively. The aggregate intrinsic value of options exercised during the year ended December 31, 2016 was $27,000. No options were exercised during the three months ended March 31, 2017 (unaudited).

Equity-based compensation expense was $0.2 million, $43,000 and $31,000 for the year ended December 31, 2016 and three months ended March 31, 2016 (unaudited) and 2017 (unaudited), respectively, and is included in cost of revenue and operating expenses across relevant line items in the consolidated statement of operations and comprehensive loss. As of December 31, 2016, the aggregate equity-based compensation remaining to be amortized to expense was $1.3 million. The Company expects this equity-based compensation balance to be amortized over a weighted average term of 3.1 years. As of March 31, 2017, the aggregate equity-based compensation remaining to be amortized to expense was $1.0 million (unaudited). The Company expects this equity-based compensation balance to be amortized over a weighted average term of 2.9 years (unaudited).

Summary of Black Scholes Assumptions

The Company estimated the fair value of each option using the Black-Scholes option-pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the assumptions below. Each of these inputs is subjective and its determination generally requires significant judgment.

	Year Ended	Three Months Ended
	December 31,	March 31,
	2016	2017
		(unaudited)
Volatility	43.2%	42.5%
Expected term (in years)	6	6
Risk-free interest rate	1.59%	2.10%
Dividend yield	—	—

Expected term. The Company used the simplified method to determine the expected term, which is calculated as the average of the time to vesting and the contractual life of the options.

Expected volatility. Since the Company does not have a trading history for its common stock, the expected volatility was derived from the average historical volatilities of publicly traded companies within a similar industry that are considered to be comparable to the Company’s business over a period approximately equal to the expected term for employees’ options.

Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield with a maturity equal to the expected term of the option in effect at the time of grant.

Dividend yield. The Company has never paid dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

(6) Commitments and Contingencies

Leases

The Company periodically leases facilities and software under noncancelable capital and operating leases. The terms of the facilities lease agreements provide for rental payments on a

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

graduated basis, and accordingly, the Company recognizes related rent expense on a straight-line basis over the entire lease term, and has accrued for rent expense incurred but not paid.

As of December 31, 2016 and March 31, 2017 (unaudited), the Company had capital lease agreements with a lender to purchase software. The lease agreements provide the Company the ability to finance its software purchases over a three-year period. Software licenses purchased under capital lease agreements was $0.2 million as of December 31, 2016 (unaudited) and March 31, 2017 (unaudited). Accumulated depreciation for these licenses was $0.2 million as of December 31, 2016 and March 31, 2017 (unaudited).

As of December 31, 2016 and March 31, 2017 (unaudited), the Company leased office space in San Jose, California, Dallas, Texas, and Chennai, India with various expiration dates through 2019. In August 2016, the Company entered into a new lease agreement to rent office space in India, the lease has a 3-year term and expires on July 2019. In March 2017, the Company amended the existing lease in Dallas to extend the term for an additional 3 months. In addition, in March 2017, the Company entered into a new lease for additional space in Dallas for six months.

Future minimum lease payments as of December 31, 2016 are as follows (in thousands):

	Capital Leases	Operating Leases
2017	$62	$387
2018	—	364
2019	—	171

Total minimum lease payments	62	$922

Less amount representing interest	(1)

Present value of net minimum capital lease payments	$61

There was no material change as of March 31, 2017 to future minimum lease payment obligations.

Rent expense for the year ended December 31, 2016 and three months ended March 31, 2016 (unaudited) and 2017 (unaudited) was $0.2 million, $0.1 million, and $0.1 million, respectively.

Legal Proceedings

The Company is subject to various claims and legal proceedings that arise in the ordinary course of its business activities. In the opinion of the Company, although the outcome of any legal proceedings cannot be predicted with certainty, the ultimate liability of the Company, if any, in connection with this and other legal proceedings will not have a material adverse effect on the Company’s financial position or operations.

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(7) Income Taxes

The following table presents the profit (loss) before income taxes for domestic and foreign operations (in thousands):

Domestic	$(5,527)
Foreign	148

Loss before income taxes	$(5,379)

The provision for income taxes was as follows (in thousands):

Current
Federal	$26
State	9
Foreign	29

64

Deferred
Federal	—
State	—
Foreign	—

—

Total tax expense	$64

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2016 are presented below (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$3,051
Tax credit carryforwards	916
Deferred revenue	1,000
Accruals and other	348
Stock based compensation	188
Depreciation	64

Total deferred tax assets	5,567

Valuation allowance	(5,567)

Net deferred tax assets	$—

As of December 31, 2016, the Company had net operating loss carryforwards for federal income tax purposes of approximately $7.1 million, which will begin to expire in 2033. In addition, the Company had federal tax credit carryforwards of approximately $0.8 million that will begin to expire in 2031. As of December 31, 2016, the Company had state net operating loss carryforwards of approximately $6.5 million that will begin to expire in 2023. In addition, the Company had state tax credit carryforwards of approximately $0.7 million that will begin to expire in 2033. All of the federal and state net operating

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

losses may be subject to change of ownership limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. An annual loss limitation may result in the expiration or reduced utilization of the net operating losses and tax credits.

As of December 31, 2016, the Company maintained a full valuation allowance on its net deferred tax assets. The valuation allowance was determined in accordance with the provisions of FASB ASC Topic 740, Accounting for Income Taxes, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. The Company’s history of cumulative losses, along with expected future U.S. losses, required that a full valuation allowance be recorded against all net deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

As of December 31, 2016, the Company had not identified any unrecognized tax benefits. As the Company has a full valuation allowance on its deferred tax assets, any unrecognized tax benefits would reduce the deferred tax assets and the valuation allowance in the same amount. The Company does not expect the amount of unrecognized tax benefits to materially change in the next twelve months. Accrued interest and penalties related to unrecognized tax benefits are recorded as income tax expenses. The Company did not have such interest, penalties, or tax benefits during the year ended December 31, 2016.

The Company files income tax returns in the United States, Alabama, California, Colorado, Maryland, Massachusetts, New Jersey, North Carolina, and Texas. All tax years (2009 to 2016) remain subject to examination for U.S. federal and state purposes. All net operating losses and tax credits generated to date are subject to adjustment for U.S. federal and state purposes. The Company is not currently under examination in federal or state jurisdictions.

For the three months ended March 31, 2017 (unaudited), the tax provision was inconsequential.

(8) Employee Benefit Plan

The Company has a defined-contribution employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code. The plan was effective as of November 1, 2016. Under the plan, qualified employees may elect to defer a portion of their annual compensation, up to certain statutory limits established annually by the Internal Revenue Service. The Company does not match employee contributions to the plan.

(9) Related Parties

As of December 31, 2016 and March 31, 2017 (unaudited), there was an employee advance of $64,000 outstanding to a founder of the Company. In 2017, the employee advance was settled in the form of compensation expense.

LEEYO SOFTWARE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(10) Subsequent Events

In February 2017, the Company leased a home to be used for business purposes that is owned by one of its founders. The lease term is one year and rental payments were $42,000.

On May 31, 2017, the Company was acquired by Zuora, Inc. (“Zuora”) pursuant to an Agreement and Plan of Merger. Under the terms of this agreement, the Company became a wholly-owned subsidiary of Zuora. Under the terms of the Agreement and Plan of Merger, Zuora will pay the Company $34.2 million in cash and 9,685,222 shares of common stock, restricted stock awards and restricted stock units in exchange for all outstanding shares of the Company’s common stock, and post-acquisition employment agreements for individual employees.

The Company has evaluated subsequent events through December 22, 2017 and March 16, 2018 which are the dates the respective audited and unaudited consolidated financial statements were available to be issued.

(11) Event (unaudited) Subsequent to the Date of the Independent Auditor’s Report

On March 21, 2018, Zuora effected a 2-for-1 reverse stock split of its outstanding capital stock, upon which the 9,685,222 shares of common stock, restricted stock awards, and restricted stock units in note (10) were adjusted to 4,842,592 shares on a post-split basis.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

On May 31, 2017, the Company acquired Leeyo. Under the terms of the Agreement and Plan of Merger, the Company agreed to pay $29.2 million in cash and 1,153,885 shares of common stock, for total consideration of approximately $35.2 million, in exchange for all outstanding shares of Leeyo stock. The purpose of the acquisition was to enhance the Company’s position as a leading provider of software products aimed at automating the quote to cash business operations cycle. The acquisition has been accounted for as a business combination under U.S. GAAP and ASC 805: Business Combinations.

The total cash portion of the consideration, which is considered to be purchase consideration, consists of two separate payments: $16.7 million was paid out in the second fiscal quarter of 2018 and $12.6 million will be paid out by May 31, 2018.

In connection with the acquisition the Company also issued 1,153,885 shares of Zuora common stock to former stockholders of Leeyo. This stock portion of the acquisition had a fair value upon issuance of approximately $6.0 million and was issued upon the close of the transaction in the second quarter of fiscal 2018. A portion of the purchase price totaling $3.0 million and an additional 363,190 shares, was placed into escrow for indemnification obligations relating to potential breach of representations and warranties of the sellers and any amounts remaining in escrow after satisfaction of any resolved claims, will be released from escrow on the one-year anniversary of the acquisition. Acquisition-related costs incurred by the Company of approximately $0.8 million were expensed as incurred and are included in operating expenses in the consolidated statement of comprehensive loss.

Under the terms of the acquisition, the Company agreed to pay cash of $3.1 million to certain former Leeyo employees, $2.5 million was paid upon closing and was expensed on the acquisition date. The remaining $0.6 million will be disbursed to the employees upon the 12 and 24-month anniversaries of the acquisition, contingent upon continued employment with the Company. These payments are being recognized to expense over the service period in the consolidated statements of comprehensive loss.

Under the terms of the acquisition, the Company also agreed to pay additional cash of $1.9 million to certain Leeyo employees who held vested stock options on the acquisition date, contingent upon continued employment with the Company. This payment was made in December 2017 and was recognized as expense on a straight-line basis over the service period in the Company’s consolidated statements of comprehensive loss.

In connection with the Leeyo acquisition, the Company issued 2,832,411 shares of restricted common stock with a total grant date fair value of $14.6 million, which shares have service-based vesting requirements and are therefore excluded from the purchase consideration. These restricted shares of common stock will vest monthly over three years following the acquisition date.

In connection with the Leeyo acquisition, the Company also issued 856,296 RSUs with a total fair value of $4.4 million, which have service-based vesting requirements and are therefore also excluded from the purchase consideration. 219,546 of these RSUs vest over three years with a cliff vest in May 2018. The remaining 636,750 RSUs will vest over four years with a cliff-vest in May 2018.

For purposes of the unaudited pro forma condensed combined statement of comprehensive loss for the fiscal year ended January 31, 2018, the Company has assumed that the Leeyo acquisition occurred on February 1, 2017. As a result, these unaudited pro forma condensed combined financial statements for the fiscal year ended January 31, 2018 were derived from the Company’s audited consolidated financial statements for the fiscal year ended January 31, 2018 and Leeyo’s unaudited consolidated financial statements for the period of February 1, 2017 through May 31, 2017.

The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. Furthermore, no effect has been given in these financial statements for synergistic benefits or cost savings that may be realized through the combination of the Company and Leeyo or costs that may be incurred in integrating the two companies. These financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in this prospectus.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss

(In thousands, except per share data)

	Historical		Pro Forma Adjustments	Notes		Pro Forma
	Zuora, Inc. Fiscal Year Ended January 31, 2018	Leeyo Software, Inc. February 1, 2017 thru May 31, 2017
Revenue	$167,926	$15,413	$—			$183,339
Cost of revenue	79,906	6,767	671	(A	)	87,344

Gross profit	88,020	8,646	(671)			95,995

Operating expenses	134,298	7,403	806	(B	)(C)	142,507

Loss from operations	(46,278)	1,243	(1,477)			(46,512)
Other income (expense) and benefit (provision for) income taxes	(877)	(7)	(275)	(D	)	(1,159)

Net loss	(47,155)	1,236	(1,752)			(47,671)

Comprehensive loss:
Foreign currency translation adjustment	960	(19)	—			941

Comprehensive loss	$(46,195)	$1,217	$(1,752)			$(46,730)

Net loss per common share, basic and diluted	$(1.78)			(E	)	$(1.79)

Shares used in computing net loss per common share, basic and diluted	26,563			(E	)	26,563

See accompanying notes to unaudited pro forma condensed combined financial statements.

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined statement of comprehensive loss is based on the historical financial information of the Company and Leeyo after giving effect to the acquisition of Leeyo by the Company using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes. The statement combines the historical results for the Company and Leeyo for the period presented, as if the acquisition had occurred as of February 1, 2017.

2. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of comprehensive loss:

(A)	Reflects estimated amortization of purchased technologies and identifiable intangible assets of $0.7 million for the period of February 1, 2017 through May 31, 2017.

(B)	Reflects additional stock-based compensation expense associated with the restricted common stock and RSUs of approximately $1.6 million for the period of February 1, 2017 through May 31, 2017.

(C)	Reflects a reduction of approximately $0.8 million in acquisition-related expenses.

(D)	Reflects interest expense on the additional financing necessary to complete the transaction as if the draw had taken place on February 1, 2017 of $0.2 million for the period of February 1, 2017 through May 31, 2017.

(E)	Reflects the issuance of 1,153,885 shares of common stock on May 31, 2017 associated with the acquisition.

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